Exhibit 10.11

EXECUTION COPY

LOAN AGREEMENT

dated as of March 31, 2011

by and among

INTERMEDIA ESPANOL, INC.

and

TELEVICENTRO OF PUERTO RICO, LLC,

as Borrowers,

VARIOUS FINANCIAL INSTITUTIONS WHO ARE NOW OR MAY HEREAFTER BECOME PARTIES HERETO,

as Lenders,

THE BANK OF NOVA SCOTIA

and

RBC CAPITAL MARKETS,

as Joint Lead Arrangers,

BANCO POPULAR DE PUERTO RICO,

as Syndication Agent,

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent

v

SCHEDULES

1	-	LIBOR Office
2.01A	-	Term Loan Commitments
2.01B	-	Revolving Credit Commitments
4.04	-	Governmental and Other Consents
4.05	-	Litigation
4.07	-	Title to Properties
4.08	-	Interests in Other Businesses
4.11	-	Tax Returns
4.12	-	Pension Plans, Etc.
4.13	-	Licenses
4.15	-	Ownership of Credit Parties
4.16	-	Intellectual Property, Etc.
4.19	-	Environmental Matters
4.20	-	Real Estate Interests
6.04	-	Specified Agreements
7.01	-	Indebtedness
7.02	-	Liens
7.10	-	Transactions with Affiliates
7.12	-	ERISA
7.13	-	Local Marketing Agreements

EXHIBITS

A	-	Form of Term Note
B	-	Form of Revolving Credit Note
C	-	Form of Commitment Reduction Notice
D	-	Notice of Conversion or Continuation
E	-	Request for Advance
F	-	Covenant Compliance Certificate
G	-	Form of Assignment and Assumption
H	-	Form of Security Agreement
I	-	Form of Parent Guaranty
J	-	Form of Subsidiary/Affiliate Guaranty
K	-	Form of Solvency Certificate
L	-	Form of Management Fee Subordination Agreement
M	-	Form of Affiliated Lender Assignment and Acceptance

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 31st day of March, 2011, by and among INTERMEDIA ESPANOL, INC., a Delaware corporation (“InterMedia Espanol”), TELEVICENTRO OF PUERTO RICO, LLC, a Delaware limited liability company (“Televicentro”, and collectively with InterMedia Espanol, the “Borrowers” and each individually, a “Borrower”), SCOTIABANK DE PUERTO RICO and the various other financial institutions which are now, or in accordance with Article XII hereof hereafter become, parties hereto and “Lenders” hereunder by execution of the signature pages to this Agreement or otherwise (collectively, with Scotia Capital, the “Lenders” and each individually, a “Lender”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as Administrative Agent for the Lenders and certain Secured Parties hereinafter described (in such capacity, together with their successors and assigns in such capacity, the “Administrative Agent”), Scotia Capital and RBC CAPITAL MARKETS, as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”), and BANCO POPULAR DE PUERTO RICO, as Syndication Agent (in such capacity, the “Syndication Agent”).

RECITALS:

WHEREAS, the Borrowers have requested that the Term Loan Lenders provide commitments to make Term Loans to the Borrowers, in a single borrowing on the Closing Date, in the aggregate principal amount of $66,000,000, the proceeds of which will be used by the Borrowers (i) to refinance certain Indebtedness under the existing loan agreement dated as of March 30, 2007 by and among InterMedia Espanol and InterMedia San Juan, Inc., as borrowers, the lenders party thereto, CIT Lending Services Corporation, as administrative agent, and the other agents party thereto (the “Existing Loan Agreement”), (ii) to finance, in part, the payment of the Specified Dividend and (iii) to pay fees and expenses related to the foregoing (the actions described in clauses (i), (ii) and (iii) being, collectively, the “Transactions”); and

WHEREAS, the Borrowers have requested that the Revolving Credit Lenders provide commitments to make Revolving Loans and issue Letters of Credit to the Borrowers, from time to time after the Closing, in an aggregate principal amount not to exceed $10,000,000, the proceeds of which will be used for ongoing general corporate and working capital purposes of the Borrowers and their Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, hereby agree as follows:

I.                                        DEFINITIONS, CONSTRUCTION, ETC.

Section 1.01                            Definitions.

As used herein the following terms shall have the following respective meanings:

Account Control Agreement: a control agreement as defined in Article 9 of the UCC, in form reasonably satisfactory to the Administrative Agent and in favor of the Administrative Agent for the benefit of the Secured Parties.

Accountants: the meaning specified in Section 6.05(a).

Acquisition: the meaning specified in Section 7.04(a).

Administrative Agent: the meaning specified in the Preamble.

Advance(s): advance(s) of loan proceeds constituting all or a portion of a Loan.

Affected Lender: the meaning specified in Section 2.16.

Affiliated Lender Assignment and Acceptance:  an Affiliated Lender Assignment and Acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 12.02(a)), and accepted by the Administrative Agent on behalf of the Secured Parties, in substantially the form of Exhibit M or any other form approved by the Administrative Agent.

Affiliate Subordination Agreement(s): the meaning specified in Section 2.05.

Affiliates: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and any spouse or member of such Person’s immediate family, or any partner, shareholder, member, director, officer or manager of such Person.  For the purposes of this definition and this Agreement, “control” (including, without correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Interests or by contract or otherwise.  For the purposes of this Agreement, neither the Lenders nor the Administrative Agent are deemed to be an Affiliate of any of the Credit Parties.

Agents: the Administrative Agent, the Joint Lead Arrangers and the Syndication Agent.

Aggregate Revolving Credit Commitment Limit: $10,000,000.

Aggregate Term Loan Commitment Limit: $66,000,000.

Agreement: this Loan Agreement, as the same may be amended, restated, supplemented, renewed, replaced or extended from time to time.

Applicable Base Rate Margin: the meaning specified in Section 2.04(b).

Applicable Law: in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority applicable to such Person, including, without limitation, the Communications Act, state, commonwealth and local communications and utility laws, zoning ordinances and building codes, and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

Applicable LIBOR Rate Margin: the meaning specified in Section 2.04(b).

Applicable Margins: the Applicable LIBOR Rate Margin or Applicable Base Rate Margin, as applicable.

Applicable Usury Law: the meaning specified in Section 2.17.

Approved Fund: an investment fund or other Person (other than a natural Person) that is or will be engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers, manages or advises a Lender or its Affiliate; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor or such Lender or by an Affiliate of such investment advisor.

Approved Interest Rate Hedge Agreement: (a) an Interest Rate Hedge Agreement under which any Lender, the Administrative Agent or any Affiliate of any Lender or the Administrative Agent is the Interest Rate Exchanger or counterparty, or (b) an Interest Rate Hedge Agreement in form and substance approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), and with an Interest Rate Exchanger or counterparty who is reasonably acceptable to the Administrative Agent and who agrees in writing to be subject to the provisions of Sections 2.13 and 9.04 and Article X of this Agreement, and who appoints the Administrative Agent to act as Administrative Agent on its behalf in such capacity.

Assignment and Assumption: an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 12.02(a)), and accepted by the Administrative Agent on behalf of the Secured Parties, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

Attributable Indebtedness: on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles if such lease were accounted for as a Capitalized Lease.

Base Rate: on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%; and (iii) the LIBOR Rate plus 1%.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate.  The Administrative Agent will give notice promptly to the

Borrowers and the Lenders of changes in the Base Rate; provided, that the failure to give such notice shall not affect the Base Rate in effect after such change.

Base Rate Loan: a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

Benefit Liabilities: the meaning specified in Section 4.12(d).

Borrower Representative: the meaning specified in Section 10.11.

Borrowers: the meaning specified in the Recitals.

Borrowing Date: any Business Day specified by the Borrowers in accordance with this Agreement as a date on which the Borrowers request the Lenders to make a Loan or Loans hereunder or to incur one or more L/C Obligations.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of New York or the Commonwealth of Puerto Rico, and, if the applicable day relates to a LIBOR Loan or an Interest Period for a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Capital Expenditures: for any period, the aggregate amount of (i) all expenditures of the Credit Parties for fixed or capital assets made during such period which, in accordance with Generally Accepted Accounting Principles, would be classified as capital expenditures, and (ii) Capitalized Lease Obligations incurred by any Credit Party during such period; provided, that “Capital Expenditures” shall not include (x) the aggregate amount of Net Sale Proceeds and net Casualty/Condemnation Proceeds which are reinvested in the assets of a Credit Party pursuant to the terms of Section 2.03(b)(i) and Section 2.03(b)(iii), respectively, and (y) the amount constituting Capital Expenditures expended in connection with Permitted Acquisitions.

Capitalized Lease: any Lease of property (real, personal or mixed) which, in accordance with Generally Accepted Accounting Principles, would be capitalized on the lessee’s balance sheet.

Capitalized Lease Obligation: any monetary obligation of any Credit Party as lessee (or equivalent) under any Capitalized Lease.

Cash Collateral Account: a deposit account established and maintained by the Credit Parties, with a bank located in the United States and reasonably acceptable to the Credit Parties and the Administrative Agent, which will be pledged to the Administrative Agent for the benefit of the Secured Parties and will be subject to an Account Control Agreement.  Balances in the Cash Collateral Account may be withdrawn by the Credit Parties for the purposes set forth in, and otherwise in accordance with, Sections 2.03(b)(i) and 2.03(b)(iii), as applicable.

Cash Equivalents: the meaning specified in Section 2.02(i).

Casualty/Condemnation Event: the occurrence of any damage to, loss or destruction of, condemnation or taking by eminent domain or other proceedings of, or with respect to, all or a portion of any property or assets of a Person.

Casualty/Condemnation Proceeds: the proceeds received or receivable in connection with any Casualty/Condemnation Event including, without limitation, the proceeds of any insurance policy of a Borrower or any other Credit Party, condemnation or eminent domain awards or proceeds, the proceeds of any claim or action in contract, tort or otherwise with respect to such event, and the like.

CERCLA: the meaning specified in Section 4.19.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (i) the adoption of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty (including, without limitation, Regulation D) of the United States, Puerto Rico, Canada, any state, province or any other nation or political subdivision thereof, or in the interpretation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control: an event or series of events by which: (a) the Sponsor Group shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in Holdings representing (i) more than 51% of the combined equity and voting power of all of the Equity Interests entitled to vote for the board of directors or equivalent governing body of Holdings on a fully-diluted basis, free and clear of Liens, or (ii) the power to direct or cause the direction of the management or policies of Holdings, whether through voting power, contract or otherwise; (b) Holdings shall cease to own and control directly all of the Equity Interests of WAPA America and InterMedia Espanol; or (c) InterMedia Espanol shall cease to own and control directly all of the Equity Interests of Televicentro.

Claim: the meaning specified in Section 13.10A.

Closing: the funding of the Term Loans.

Closing Date: means March 31, 2011.

COBRA: the meaning specified in Section 4.12(e).

Code: the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Collateral: collectively, any and all collateral referred to herein or in the Security Documents, or any of them, and any and all other collateral pledged to the Administrative Agent (or which is by the terms of the Security Documents intended to be pledged to the Administrative Agent) for the benefit of the Secured Parties from time to time in connection with the Loan Documents.

Commitment Fee: the meaning specified in Section 2.07(b).

Commitment Reduction Notice: the meaning specified in Section 2.03(d).

Commitments: the Revolving Credit Commitments, the Term Loan Commitments and the agreement of the Administrative Agent and the Revolving Credit Lenders to incur L/C Obligations pursuant to Section 2.02 hereof.

Commonly Controlled Entity: the meaning specified in Section 4.12(a).

Communications Act: the Communications Act of 1934, as amended.

Consolidated: wherever used in conjunction with a financial statement, covenant or definition, such statement, covenant or definition shall (unless otherwise specifically defined herein) refer to the Credit Parties and their respective Subsidiaries on a consolidated basis determined, calculated or applied in accordance with Generally Accepted Accounting Principles, after eliminating all intercompany items.

Consolidated EBITDA: for any fiscal period, (a) Consolidated Net Income for such period, after restoring thereto (without duplication) amounts deducted in the computation thereof for (1) depreciation, (2) amortization (including, without limitation, Programming amortization in accordance with Generally Accepted Accounting Principles), (3) Consolidated Interest Expense, (4) other non-cash charges and expenses (excluding provisions for uncollectible accounts) determined in accordance with Generally Accepted Accounting Principles and other extraordinary or non-recurring charges and expenses, (5) taxes in respect of income and profits (inclusive of any Tax gross-up or indemnification payable pursuant to Section 2.09 or otherwise hereunder) and (6) Permitted Management Fees, minus (b) cash Programming payments to the extent not already deducted in the calculation of Consolidated Net Income.

Consolidated Fixed Charge Coverage Ratio: as of any date of determination, the ratio of (a) Consolidated EBITDA minus maintenance Capital Expenditures to (b) the sum of (i) Consolidated Interest Expense (without regard to any amounts deducted or added in the calculation of Consolidated Interest Expense with respect to any amounts paid or received under Interest Rate Hedge Agreements), (ii) scheduled principal repayments of Indebtedness required to be made during such period (including repayments of the Term Loans pursuant to Section 2.01(a)(ii), after giving effect to any reductions in such scheduled principal repayments attributable to any optional or mandatory prepayments of the Term Loans), and (iii) all income Taxes actually paid in cash by the Credit Parties (inclusive of any Tax  gross-up or indemnification payable pursuant to Section 2.09 or otherwise hereunder) net of cash refunds, in each case, for the period of 4 Fiscal Quarters ending on such date.

Consolidated Indebtedness: as of any date of determination, for the Credit Parties on a Consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all reimbursement and other obligations of such Person arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all purchase money Indebtedness (excluding Programming Obligations), (d) all Attributable Indebtedness, (e) all Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees made by any Credit Party or any of their Subsidiaries with respect to (or in support of) any outstanding Indebtedness described above of Persons other than any Credit Parties or any Subsidiary of a Credit Party, and (g) all Indebtedness of the types specified in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except for any portion of such Indebtedness that is expressly made non-recourse to such Person.

Consolidated Interest Coverage Ratio: as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of 4 Fiscal Quarters then most recently ended.

Consolidated Interest Expense: for any period, the aggregate amount (determined in accordance with Generally Accepted Accounting Principles and, in each case, without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in respect of all Consolidated Indebtedness, in each case to the extent treated as cash interest in accordance with Generally Accepted Accounting Principles, but excluding the amortization of up-front fees for such period (net of amounts received under, and plus amounts paid under, Interest Rate Hedge Agreements to the extent that such amounts are allocable to such period in accordance with Generally Accepted Accounting Principles, but excluding unrealized gains and losses with respect thereto), plus (b) in the case of any Capitalized Lease, the portion of rent expense in respect of such Capitalized Lease that is treated as cash interest in accordance with Generally Accepted Accounting Principles for such period, minus (c) cash interest income earned by the Credit Parties during such period; provided, however, that (i) in no event shall Consolidated Interest Expense include any amounts in respect of Tax gross-ups or indemnification payments pursuant to Section 2.09 or otherwise hereunder, and (ii) for the purposes of calculating Consolidated Interest Expense as of the last day of each of the first 3 Fiscal Quarters after the Closing Date, Consolidated Interest Expense will be annualized by multiplying Consolidated Interest Expense for the 3, 6 or 9 month period (as the case may be) ending on the determination date (excluding there from any partial months) by a fraction, the numerator of which is 12 and the denominator of which is the number of months elapsed since the Closing Date (excluding therefrom any partial months).

Consolidated Leverage Ratio: as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the 4 Fiscal Quarters then most recently ended.

Consolidated Net Income: for any fiscal period, the aggregate net income (or loss) of the Credit Parties, including (without duplication) the net income (or loss) of any Target Entity which becomes a Credit Party during such fiscal period (such net income (or loss) to be pro rated for the number of days of ownership of such Target Entity within such fiscal period), on a Consolidated basis (excluding any non-cash charges and expenses determined in accordance with Generally Accepted Accounting Principles and other extraordinary or non-recurring charges and expenses, and any gains or losses on the Disposition of any assets outside the ordinary course of business), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes), and all other proper deductions, all determined in accordance with Generally Accepted Accounting Principles; provided, however, that income and expenses arising from Trades shall be excluded in determining Net Income.

Consolidated Total Debt Service: for any period, the aggregate amount (without duplication) of (a) any scheduled payment of principal, Consolidated Interest Expense or fees paid during such period by the Credit Parties, in respect of all Consolidated Indebtedness (exclusive of intercompany items) plus (b) Capitalized Lease Obligations paid during such period, in each case without giving effect to the Following Business Day Convention.

Continue (or Continuation): the act of continuing the election for a successive Interest Period of a LIBOR Loan as a LIBOR Loan or a Base Rate Loan as a Base Rate Loan.

Convert (or Conversion): the act of converting at the end of an Interest Period or otherwise a Base Rate Loan to a LIBOR Loan or a LIBOR Loan to a Base Rate Loan.

Court: the meaning specified in Section 13.10A.

Covenant Compliance Certificate: each quarterly certificate delivered to the Administrative Agent pursuant to Section 6.05(c), substantially in the form of Exhibit F hereto.

Credit Party or Credit Parties: the Borrowers and each of the Guarantors, whether now existing or hereafter arising, acquired or formed.

Debtor Relief Laws: means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default: any (i) Event of Default or (ii) any event, occurrence or condition which, after notice or lapse of time, or both, would constitute an Event of Default.

Default Rate: the meaning specified in Section 9.02.

Defaulting Lender(s): any Lender that has failed or refused to fund a Loan or make an Advance when required to do so, as determined by the Administrative Agent in its reasonable discretion.

Disposition: any sale, Lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property.

Dollars and $: lawful money of the United States of America.

DTV: the meaning specified in Section 4.13(a).

Eligible Credit Party Assignee:  Intermedia Partners, Holdings, the Borrowers and each commonly controlled Affiliate of the Borrowers (other than any Subsidiary of the Borrowers) that becomes a transferee pursuant to Section 12.02.

Employee Benefit Plans; Employee Pension Plan and Employee Welfare Plan: the respective meanings specified in Section 4.12.

Environmental Laws: the meaning specified in Section 4.19.

Equityholders: the holders of Equity Interests issued by a Person.

Equity Interests: with respect to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the equity or ownership interests in such Person in whatever form they take, including, without limitation, membership interests, limited partnership interests, general partnership interests, limited liability partnership interests, trust certificates and any other right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.  Such Equity Interests shall include all rights and interests associated therewith and any warrants, options and other rights to acquire additional interests which accompany or are part of such Equity Interests.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Eurocurrency Liabilities: the meaning specified in the definition of “LIBOR Reserve Requirements.”

Event of Default: the meaning specified in Section 8.01.

Excess Cash Flow: for any Fiscal Year, for the Credit Parties on a Consolidated basis, (a) Consolidated EBITDA, plus (b) the sum of (i) any amounts deducted in calculating Consolidated EBITDA for such Fiscal Year which were paid, incurred or accrued in violation of any of the provisions of this Agreement, and (ii) (if a negative number) an amount equal to the absolute value of the change in working capital during such Fiscal Year, minus (c) the sum of (without duplication) (i) Consolidated Total Debt Service for such Fiscal Year, (ii) the aggregate amount of (x) mandatory prepayments of Term Loans pursuant to Section 2.03(b)(ii) and (y) payments of Revolving Credit Loans (but only to the extent that such prepayment resulted in a corresponding permanent dollar-for-dollar reduction in the Aggregate Revolving Credit Commitment Limit at the time of such prepayment) during such Fiscal Year, (iii) to the extent not deducted in determining Consolidated EBITDA for such Fiscal Year, payments made during such Fiscal Year in respect of Capital Expenditures (except to the extent financed with Indebtedness other than Revolving Credit Loans) permitted to be made during such Fiscal Year pursuant to the terms of this Agreement, (iv) all taxes paid and permitted Tax Distributions made during such Fiscal Year, (v) (if a positive number) an amount equal to the change in working capital during such Fiscal Year, (vi) the aggregate cash consideration paid during such Fiscal Year in respect of Permitted Acquisitions, except to the extent financed with the Net Sale Proceeds or proceeds of the issuance of Equity Interests, and (vii) to the extent added back to Consolidated Net Income or to Consolidated EBITDA for such period, extraordinary or non-recurring cash charges and expenses occurring during such period.

Excluded Taxes: with respect to the Administrative Agent and any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by a jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, (c) in the case of an assignee that is a Foreign Lender (other than a Lender that becomes a Party before or during the primary syndication of the Loans under this Agreement or an assignee pursuant to a request by the Borrowers under Section 2.16), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.09(e), except to the extent that such Foreign Lender’s assignor was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.09(a), (d) any withholding taxes that are imposed under Section 1471 through 1474 of the Code and (e) any backup withholding taxes imposed under Section 3406 of the Code attributable to such Lender’s Failure or inability to comply with Section 2.09(e).

Existing Loan Agreement: the meaning specified in the Recitals.

FAA: the Federal Aviation Administration or any other federal Governmental Authority which may hereafter perform its functions.

Fair Market Value: a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an authorized officer of a Borrower, whose determination will be conclusive if evidenced by an officer’s certificate.

FCC: the Federal Communications Commission or any other federal Governmental Authority which may hereafter perform its functions.

Federal Funds Effective Rate: for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the U.S. Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from 3 federal funds brokers of recognized standing selected by it.

Fee Letter: that certain Fee Letter dated as of January 15, 2011 between InterMedia Espanol and Scotia Capital.

Final Order: written action or order issued by the FCC setting forth the consent of the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the normal time for filing any such requests and for the FCC to set aside the action on its own motion (whether upon reconsideration or otherwise) has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

Fiscal Quarters: the 3-month periods ending each March 31, June 30, September 30 and December 31.

Fiscal Year: the year ending December 31.

Following Business Day Convention: a contractual provision or provision of Applicable Law pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the United States.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary: means any Subsidiary that is not a U.S. Subsidiary.

Generally Accepted Accounting Principles: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time and applied on a basis consistent with that used in the preparation of Holdings audited financial statements for the fiscal year ended December 31, 2009 or as thereafter applied in the most recent audited financial statements delivered pursuant to Section 6.05(a).  In the event that any accounting change of the Financial Accounting Standards Board shall be promulgated resulting in a change in the method of calculation of financial covenants, financial standards or other terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting changes to the effect that the criteria for evaluating the Credit Parties’ financial condition shall be substantially the same after such accounting changes as if such accounting changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Credit Parties, the Administrative Agent and the Required Lenders, all financial covenants, financial standards and other terms in this Agreement shall continue to be calculated or construed as if such accounting changes had not occurred.

Governmental Approvals: any and all Licenses, approvals, consents, and authorizations of any Governmental Authority, and any and all notices, filings, declarations and statements to any Governmental Authority, required under Applicable Law.

Governmental Authority: any nation or government, any state, commonwealth or other political subdivision thereof and any agency, instrumentality or other entity exercising any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

Guarantee: as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner; whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

Guaranties: the Guaranty or Guaranties made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit I (in the case of Holdings) or Exhibit J (in the case of other Guarantors), each as amended, supplemented, restated or otherwise modified from time to time.

Guarantor(s): Holdings, each U.S. Subsidiary of Holdings (other than the Borrowers), or any of them, whether now existing or hereafter arising, acquired or formed.

Guaynabo Real Property: the real property and improvements of the Credit Parties located at Pueblo Viejo Ward of Guaynabo.

Hazardous Material: the meaning specified in Section 4.19.

Holdings: InterMedia Espanol Holdings, LLC, a Delaware limited liability company.

Indebtedness: as to any Person at any time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Generally Accepted Accounting Principles:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Interest Rate Hedge Agreement;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade liabilities and other accrued expenses in the ordinary course of business, to the extent treated as current liabilities in accordance with Generally Accepted Accounting Principles);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided, that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the value of such property securing such obligations;

(f)                                   all Attributable Indebtedness of such Person;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any Subsidiary of such Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at its liquidation preference, other than obligations to purchase Equity Interests, warrants, rights or options to acquire such Equity Interests from employees in connection with the termination of their employment; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Interest Rate Hedge Agreement on any date shall be deemed to be the termination value thereof as of such date.

Indemnified Taxes: all Taxes other than Excluded Taxes including amounts constituting penalties or interest imposed with respect to Excluded Taxes.

Indemnitees: the meaning specified in Section 6.10(f).

Intellectual Property: collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Interest: the meaning specified in Section 2.17.

Interest Adjustment Date(s): the 3rd Business Day after the Administrative Agent’s receipt of each set of Required Financial Statements and Covenant Compliance Certificate as of the last day of a Fiscal Quarter in accordance with the requirements of Section 6.05(b) and (c); provided, however, that the first Interest Adjustment Date shall be the 3rd Business Day after the Administrative Agent’s receipt of the Credit Parties’ certified financial statements provided in accordance with Section 6.05(b) hereof for the Fiscal Quarter ending June 30, 2011.

Interest Payment Date(s): (a) with respect to each Base Rate Loan, the 15th day after each calendar quarter; and (b) with respect to each LIBOR Loan, the last day of each Interest Period, and in the case of any LIBOR Loan with an Interest Period in excess of 3 months duration, each day prior to the last day of such Interest Period that occurs at intervals of 3 months duration after the 1st day of such Interest Period.

Interest Period: with respect to each LIBOR Loan:

(a)                                 initially, the period commencing on the Closing Date or Conversion date, as the case may be, with respect to such LIBOR Loan and ending 1, 2, 3 or 6 months (or 9 months, if acceptable to all applicable Lenders) thereafter, as selected by the Borrowers in the Request for Advance or Notice of Conversion or Continuation given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending 1, 2, 3 or 6 months (or 9 months, if acceptable to all applicable Lenders) thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than 3 Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that the foregoing provisions are subject to the following:

(i)                                     if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  if the Borrowers shall fail to give notice as provided above, the Borrowers shall be deemed to have selected a Base Rate Loan to replace the affected LIBOR Loan;

(iii)                               any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iv)                              no Interest Period shall extend beyond the applicable Maturity Date and no Interest Period shall extend beyond any principal amortization payment date unless the portion of such Loans consisting of Base Rate Loans together with the portion of such Loans consisting of LIBOR Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v)                                 no more than 8 LIBOR Loans may be in effect at any time.  For purposes hereof, LIBOR Loans with different Interest Periods shall be considered as separate LIBOR Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and Conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Loan with a single Interest Period.

If an Interest Period is extended or shortened by the application of the provisions in clause (i) of this definition, the next succeeding Interest Period shall (without prejudice to the application of such provisions) end on a day on which it would have ended if the preceding Interest Period had not been so extended or shortened.

Interest Rate Exchanger(s): any issuer of an Approved Interest Rate Hedge Agreement.

Interest Rate Hedge Agreement: an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans and not for speculative purposes.

Interest Rate Hedge Obligations: for any Person, any and all obligations of such Person, whether direct or indirect, whether absolute or contingent, and whether monetary or otherwise, at any time created, arising, evidenced or acquired (including all renewals, extensions, modifications and amendments thereof and all substitutions therefor), in respect of any Approved Interest Rate Hedge Agreement.

InterMedia Advisors: InterMedia Advisors, LLC, a Delaware limited liability company.

InterMedia Espanol: the meaning specified in the Preamble.

InterMedia Partners: InterMedia Partners VII, L.P., a Delaware limited partnership.

Investment:  relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (b) Guarantees in favor of any other Person, and (c) any Equity Interest held or acquired by such Person in any other Person.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such Investment.

Involuntary Petition: the meaning specified in Section 8.01(l).

Insolvency Proceeding: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under any Debtor Relief Laws.

Joint Lead Arrangers: the meaning specified in the Preamble.

L/C Disbursement: a payment made by the L/C Issuer pursuant to a Letter of Credit.

L/C Guarantee: the meaning specified in Section 2.02(a).

L/C Issuer: Scotia Capital or an Affiliate thereof or a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion, which issues or is selected to issue a Letter of Credit under Section 2.02.

L/C Obligations: at any time, all outstanding obligations incurred by the Administrative Agent and the Revolving Credit Lenders at the request of the Borrowers or either of them, whether direct or indirect, contingent or otherwise, due or to become due, in connection with the issuance of Letters of Credit by the Administrative Agent or another L/C Issuer or the purchase of a participation as set forth herein with respect to any Letter of Credit, including, without limitation, (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of L/C Disbursements and/or payments by the Administrative Agent under an L/C Guarantee which have not then been reimbursed pursuant to Section 2.02.  The amount of such L/C Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the Administrative Agent or the Revolving Credit Lenders thereupon or pursuant thereto.

L/C Sublimit: $4,000,000.

Lease(s): any lease of, or other periodic payment arrangement for the use or possession of property (real, personal or mixed).

Lender(s): the meaning specified in the Preamble.

Lender Party: a Lender, an Affiliate of a Lender, or an Approved Fund.

Letter(s) of Credit: documentary or standby letter(s) of credit issued for the account of the Borrower(s) by an L/C Issuer for which the Administrative Agent and Revolving Credit Lenders have incurred L/C Obligations.

LIBOR: relative to any Interest Period for any LIBOR Loan, the per annum rate of interest determined on the basis of the offered rate for deposits in Dollars in an amount substantially equal to the amount of the applicable LIBOR Loan for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of the applicable Interest Period (rounded upwards, if necessary, to the nearest 1/16 of 1%). If, for any reason, such rate does not appear on the Reuters Screen LIBOR01 Page, or shall cease to be available from Reuters, then “LIBOR” shall be the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time 2 Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBOR Loan and for a period approximately equal to such Interest Period.

LIBOR Loan: a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.

LIBOR Office: the office of a Lender designated as its “LIBOR Office” on Schedule 1 hereto or in an Assignment and Assumption, or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBOR Loans of such Lender.

LIBOR Rate: relative to any Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBOR Rate	=	LIBOR
1.00 - LIBOR Reserve Requirements

LIBOR Reserve Requirements: for any Interest Period, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of applicable reserve requirements in effect on the first day of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto) maintained by a member bank of such Federal Reserve System.

Licenses: the meaning specified in Section 4.13.

Lien: any Mortgage, security interest, restriction (other than FCC restrictions on the transfer of equity interests or FCC Licenses), hypothecation, prior claim, charge, lien, encumbrance, or priority, including, without limitations, liens and encumbrances in respect of unpaid taxes.

Loan or Loans: the Term Loans and the Revolving Credit Loans.  Unless the context otherwise requires, references herein to the outstanding principal balance of the Revolving Credit Loans shall include the outstanding balance of L/C Obligations.

Loan Documents: collectively, this Agreement, the Notes, the Fee Letter, the Security Documents, any Letter of Credit applications and reimbursements agreement and any Approved Interest Rate Hedge Agreements.

Local Marketing Agreement: a time brokerage agreement, local marketing agreement, joint sales agreement, shared services agreement, outsourcing agreement or similar agreement or arrangement.

Management Agreement: the management agreement between Holdings and InterMedia Advisors dated March 23, 2011, as the same may be amended, extended, supplemented or otherwise modified (in each case, to the extent otherwise not prohibited hereunder) from time to time.

Management Fee Subordination Agreement: that certain Management Fee Subordination Agreement by and among InterMedia Advisors, the Administrative Agent and the Credit Parties in the form of Exhibit L, as the same may be amended, extended, supplemented or otherwise modified from time to time.

Margin Stock: the meaning specified in Section 4.21.

Material Adverse Effect: (a) the occurrence of an event or condition that has had, or would reasonably be expected to have, a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Credit Parties taken as a whole; (b) an impairment of the material rights and remedies of the Administrative Agent or any Secured Party under any Loan Document; or (c) an impairment of the ability of a Credit Party to perform its material obligations under any Loan Document to which it is a party, or of the Credit Parties, taken as a whole, to perform their material obligations under any Loan Document.

Maturity Date: March 31, 2016.

Mortgage(s): mortgages, deeds to secure, deeds of trust or other security documents or instruments of a similar nature which create a Lien from time to time in or to an interest in owned real property.

Mortgage Documentation: all Mortgages, collateral assignments, landlord consents and waivers, mortgagee consents and waivers, title documents, certificates and other documentation of the type described in Section 6.15(b) which are executed or delivered from time to time in connection with the creation of the Administrative Agent’s Lien on or in any interest in real property.

Multiemployer Plan: the meaning specified in Section 4.12(b).

Net Sale Proceeds: the gross cash proceeds received by either Borrower or any other Credit Party from any Disposition, together with any cash payment received in respect of promissory notes or in respect of other non-cash consideration delivered to the Borrowers or such other Credit Party in respect thereof, minus the sum of (i) all reasonable legal, investment banking, regulatory, brokerage, accounting and other customary fees and expenses incurred in connection with such Disposition and paid to any Person other than a Credit Party or any Affiliate of any Credit Party and cash reserves established to fund indemnification or other retained liabilities, (ii) all Taxes actually paid in cash and all amounts provided as a reserve (in accordance with Generally Accepted Accounting Principles) against estimated taxes payable by the Borrowers in cash within the next 12 months as a result of such Disposition, and (iii) payments, including any premium or penalty, made by the Borrowers or such other Credit Party to retire Indebtedness (other than Advances) where such Indebtedness (x) relates to the property being disposed in such Disposition and (y) is required to be repaid in connection with such Disposition; provided, that to the extent and at the time any such reserve amounts described in clause (ii) are released from such reserve, such amounts shall constitute Net Sale Proceeds.  Net Sale Proceeds shall not include, however, any exchange credit received in a tax deferred exchange of property.

Note(s): the Term Notes and the Revolving Credit Notes.

Notice of Conversion or Continuation: a notice in the form of Exhibit D hereto.

Notice of Default: the meaning specified in Section 10.03.

Obligations: all advances to, and all indebtedness, debts, liabilities, obligations, covenants and duties, of any Credit Party arising under any Loan Document, including with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the obligations of the Credit Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions and reimbursements, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Credit Party under any Loan Document (including any Approved Interest Rate Hedge Agreement) and (b) the obligation of any Credit Party to reimburse any amount in respect of any obligation described in clause (a) that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.

Off-Balance Sheet Liabilities: with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and their Subsidiaries in accordance with Generally Accepted Accounting Principles: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of their Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have as their primary purpose limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under Applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called

“synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of their Subsidiaries, would be characterized as indebtedness of such Person or any of their Subsidiaries; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and their Subsidiaries.

Operating Lease: any Lease (real, personal or mixed) that is not a Capitalized Lease.

Organizational Documents: (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its articles or certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its certificate or articles of formation or organization, as amended, and its operating agreement or limited liability company agreement, as amended.

Other Taxes: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents.

Participant: the meaning specified in Section 12.02(d).

Patriot Act: the meaning specified in Section 4.27.

PBGC: the meaning specified in Section 4.12(d).

Permitted Acquisition: the meaning specified in Section 7.04(b).

Permitted Business:  (a) the ownership and operation of commercial broadcast television stations and cable television networks in Puerto Rico, the United States or Latin America (including the Caribbean), (b) the creation, production, sale, distribution and licensing of television and other media content and Programming, (c) digital media business, and (d) other business activities reasonably related to the foregoing, including, without limitation, the ownership of real estate used by the Credit Parties in the operation of the Permitted Business.

Permitted Investments: Investments consisting of (a) current assets (as determined in accordance with Generally Accepted Accounting Principles) arising from the sale of goods and services in the ordinary course of business; (b) Investments (of one year or less) in direct or guaranteed obligations of the United States or any agency thereof; (c) Investments (of 90 days or less) in certificates of deposit of any national or state-chartered bank having capital, surplus and undivided profits in excess of $1,000,000,000; (d) Investments (of 90 days or less) in commercial paper given the highest rating obtainable by Standard and Poor’s Bond Rating Index or by Moody’s Investor Service; (e) shares and certificates redeemable at any time without penalty in funds that invest solely in money market instruments issued by national or state-chartered banks within the United States having capital, surplus and undivided profits in excess of $1,000,000,000; (f) loans by Credit Parties to, or Investments in, other Credit Parties, intercompany loans between the Credit Parties, and a Credit Party’s loans to or Investments in

Subsidiaries of the Borrowers, in each case to the extent not prohibited by this Agreement; (g) Investments consisting of Approved Interest Rate Hedge Agreements; (h) Permitted Purchases to the extent permitted pursuant to Section 12.02 of this Agreement; (i) Investments constituting Permitted Acquisitions to the extent permitted pursuant to Section 7.04(b); and (j) advances to employees in the ordinary course of business for the payment of bona fide, properly documented, business expenses incurred or to be incurred on behalf of the Borrowers in an aggregate amount not to exceed $150,000 outstanding at any one time.  Notwithstanding the foregoing, Permitted Investments shall not include Margin Stock to the extent such Investment would cause or result in a violation of any law or regulation (including, without limitation, Regulations U or T of the Federal Reserve Board).

Permitted Liens: Liens expressly permitted under, and referred to as “Permitted Liens” in, Section 7.02.

Permitted Management Fees: management fees payable by the Credit Parties to InterMedia Advisors or any of its Affiliates pursuant to the Management Agreement in an aggregate amount not to exceed $625,000 in any Fiscal Year, and which are paid only to the extent permitted by the Management Fee Subordination Agreement and Section 5.04(e) hereof; provided, that to the extent such management fees are not permitted to be paid under Section 5.04(e) due to the occurrence and continuance of a Default, such management fees shall accrue (to the extent not prohibited by the Management Agreement and the Management Fee Subordination Agreement) until such management fees are permitted to be paid under Section 5.04(e), and such maximum amount for such Fiscal Year referred to above shall be increased dollar-for-dollar by the amount of such accrued and unpaid management fees.

Permitted Purchase: the purchase by an Eligible Credit Party Assignee of Term Loans in accordance with Section 12.02.

Permitted Sale and Leaseback Transactions: one or a series of sale and leaseback transactions by which the Credit Parties sell and lease back from the buyer the Credit Parties’ fleet of motor vehicles in an aggregate amount of up to $3,000,000.

Person or person: any individual, corporation, partnership, joint venture, trust, limited liability company or unincorporated organization or any government or any agency or political subdivision thereof.

Pledged Interests: the meaning specified in Section 13.17.

Premises: the meaning specified in Section 4.19.

Prime Rate: the per annum interest rate published as being the “Prime Rate” in the Eastern Edition of The Wall Street Journal in effect on a given day on corporate loans posted by at least 75% of the nation’s 30 largest banks, or in the event that The Wall Street Journal ceases for any reason to publish or announce such rate of interest, any other reasonably similar and reliable source selected by the Administrative Agent.  If more than one “Prime Rate” is so published for a given day, the highest such published rate shall be the Prime Rate for such date.

Pro Forma Basis : as of any date of determination and with respect to the incurrence of any Indebtedness pursuant to Sections 7.01(c), (g) or (h), the giving of effect to the incurrence of such Indebtedness as of the last day of the Fiscal Quarter ended immediately prior to such date of determination, together with the incurrence of all other Indebtedness incurred pursuant to Sections 7.01(c), (g), or (h) since the last day of such Fiscal Quarter, in each case without duplication.

Programming: all programming and film rights and all rights to broadcast television programming of any kind, whether held under license, lease, agreement, contract or otherwise for use by the Borrowers in connection with the Stations, including, without limitation, all rights for programming of movies, television series productions, children’s programming, sports productions, news coverage and other television viewing products, and the rights to all video tapes, films and other materials now or hereafter constituting or embodying such programming.

Purchase Money Security Agreement: any agreement pursuant to which a Person incurs Indebtedness for the limited purpose of funding the acquisition cost of equipment or other tangible property to be used in the ordinary course of such Person’s business, and pursuant to which such Person grants to the holder of such agreement a security interest or Lien only in such equipment or other tangible property and its proceeds to secure only the payment of such Indebtedness.

Qualified Assignee: (a) any Lender Party or (b) any other Person (other than a natural Person, the Borrowers, or any Affiliate of the Borrowers); provided, that without the consent of Administrative Agent in its sole discretion, no Person proposed to become a Lender after the Closing Date and determined by Administrative Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee.

Quarterly Due Dates: the meaning specified in Section 2.01(a)(ii).

Rating Agencies: each of Moody’s Investor Services, Inc. (“Moody’s”), Standard and Poor’s Ratings Group, a Division of McGraw Hill Corporation (“S&P”), Fitch Ratings Ltd. (“Fitch”), or any other nationally recognized statistical rating agency which has been approved by the Administrative Agent.

RCRA: the meaning specified in Section 4.19.

Recovering Party and Recovery: the respective meanings specified in Section 2.13(b).

Register and Registrar: the respective meanings specified in Section 12.02(c).

Reportable Event: the meaning specified in Section 4.12(d).

Request for Advance: a signed and completed Request for Advance submitted by the Borrower Representative to the Administrative Agent in the form of Exhibit E hereto.

Required Financial Statements: the meaning specified in Section 2.04(c).

Required Lenders: as of any date of determination, at least 2 Lenders (unless only one lender with a Loan outstanding or Revolving Credit Commitment remains), who are not Defaulting Lenders or Eligible Credit Party Assignees, and who hold in the aggregate at least 51% of the sum of (a) the aggregate outstanding principal balance of the Loans (including, without limitation, the L/C Obligations) and (b) prior to the Revolving Credit Commitment Termination Date, the aggregate amount of the unfunded Revolving Credit Commitments, if any, excluding from such calculations, however, the Loans and the Revolving Credit Commitments held by Defaulting Lenders or Eligible Credit Party Assignees.

Restricted Payment: with respect to any Credit Party, (a) the declaration or payment of a dividend or other distribution (whether in cash, securities or other property) directly or indirectly with respect to any capital stock or other Equity Interest of such Credit Party, or any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to a Credit Party’s Equityholders, other than (i) to another Credit Party that is (directly or indirectly) wholly-owned by Holdings or to Holdings for immediate contribution to another Credit Party that is (directly or indirectly) wholly-owned by Holdings or (ii) an issuance of common stock by a Credit Party to its existing Equityholder(s) and (b) the payment of management fees to InterMedia Advisors or any of its Affiliates.

Revolving Credit Commitment: the meaning specified in Section 2.01(b); and “Revolving Credit Commitments” shall refer to the aggregate Revolving Credit Commitments of the Revolving Credit Lenders to make Revolving Credit Loans in an aggregate principal amount outstanding at any time of up to the Aggregate Revolving Credit Commitment Limit.

Revolving Credit Commitment Termination Date: the earliest to occur of (a) the last Business Day immediately preceding the Maturity Date, (b) the date upon which the Revolving Credit Commitments and the Borrowers’ right to request the issuance of Letters of Credit or the incurrence of L/C Obligations are terminated by the Administrative Agent or Revolving Credit Lenders in accordance with Article VIII hereof as a result of the occurrence of an Event of Default, and (c) the date on which the Borrowers pay all Obligations in full, cash collateralize all L/C Obligations in accordance with Section 2.02(i) hereof, and agree in writing to a termination of the Commitments under this Agreement.

Revolving Credit Lenders: all Lenders designated in Schedule 2.01B and their successors and assigns to the extent they hold Revolving Credit Commitments.

Revolving Credit Loans: the meaning specified in Section 2.01(b).

Revolving Credit Notes: the meaning specified in Section 2.01(b).

Scotia Capital: the meaning specified in the Preamble.

Secured Parties: the Administrative Agent, the Lenders, the L/C Issuer, and Interest Rate Exchangers that are Lenders, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

Securitization: the meaning specified in Section 12.03.

Security Agreement: a security agreement substantially in the form of Exhibit H hereto, as supplemented, amended, restated or otherwise modified from time to time.

Security Document(s): the meaning specified in Section 2.05 and any and all security agreements, Mortgage Documentation, pledge agreements, collateral assignments and any other security documents or instruments creating, evidencing and/or perfecting a Lien securing the Loans, Notes and/or Obligations and/or any Guaranties, and all Uniform Commercial Code financing statements, consents and other ancillary documents delivered in connection with such Liens.

Site: the meaning specified in Section 4.20.

Specified Dividend: a special dividend paid by InterMedia Espanol to Holdings, and in turn by Holdings to InterMedia Partners, all on the Closing Date, such dividend not to exceed $24,000,000 in the aggregate, up to (but not in excess of) $20,000,000 of which may be financed with proceeds of the Term Loans.

Sponsor Group: InterMedia Partners, its Affiliates and investment funds administered or managed by it or any of its Affiliates.

Station(s): the meaning specified in Section 4.13, and all other broadcast television stations acquired by the Credit Parties after the Closing Date.

Subsidiary: any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation or limited liability company, of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers, managers or trustees thereof is held by such Person or any of their Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such Person or any of their Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with Generally Accepted Accounting Principles such entity is consolidated with such Person for financial statement purposes.

Supporting Letter of Credit: the meaning specified in Section 2.02(i).

Syndication Agent: the meaning specified in the Preamble.

Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Target Entity: the meaning specified in Section 7.04(b).

Tax Distributions: for any period during which a Credit Party is an entity disregarded from its owner, a Subchapter “S” corporation or other “pass-through” entity for income tax purposes, collectively, any and all payments, loans, distributions and advances made by such Credit Party to its Equityholders for payment of federal, state and local income taxes including, without limitation, Puerto Rican income taxes (assuming a 39% consolidated tax rate or, if lower, the maximum individual consolidated tax rate (taking into account the deductibility for federal income tax purposes of state and local taxes)) in respect of income of such Credit Party (including gain from any sale, Lease, transfer or other disposition of any assets) allocable to such Equityholders.  Any Tax Distributions allowable pursuant to this definition shall (x) in the case of quarterly Tax Distributions, be computed on the basis of the estimated taxable income of such Credit Party (as estimated in good faith by such Credit Party) for the relevant Fiscal Quarter and shall be paid not more than 30 days prior to the date that such Credit Party’s Equityholders are required to pay estimated income taxes in respect of such income and (y) in the case of any additional income taxes for any fiscal year that would be owed by such Credit Party’s Equityholders in respect of income of such Credit Party, computed based upon the aggregate actual taxable income of such Credit Party for such fiscal year.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Televicentro: the meaning specified in the Preamble.

Term Loan Commitment: the meaning specified in Section 2.01(a); and “Term Loan Commitments” shall refer to the aggregate Commitments of the Term Loan Lenders to make Term Loans in an aggregate principal amount of up to the Aggregate Term Loan Commitment Limit.

Term Loan Lenders: the Lenders designated on Schedule 2.01A and their successors and assigns, who hold Term Loan Commitments or Term Loans.

Term Loans: the meaning specified in Section 2.01(a).

Term Notes: the meaning specified in Section 2.01(a).

Trades: those assets and liabilities of a Person which do not represent the right to receive payment in cash or the obligation to make payment in cash, and which arise pursuant to so-called “trade” or “barter” transactions.

Transactions: the meaning specified in the Recitals.

Type: when used in reference to any Loan or Advance, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Base Rate or the LIBOR Rate.

UCC: The Uniform Commercial Code as in effect in the State of New York.

U.S. Subsidiary:  any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

WAPA America: WAPA America, Inc., a Delaware corporation.

Section 1.02                            Certain Interpretations:

(a)                                 Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and their successors and assigns.

(b)                                 All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York from time to time and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

(c)                                  Subject to the provisions of Section 13.14 hereof, whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall (unless the context otherwise requires) be deemed to mean and include, from and after the date of any amendment, restatement, extension, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, extended, supplemented, confirmed or modified.

(d)                                 All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa.

(e)                                  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders.

(f)                                   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)                                  Whenever the word “including” is used in this Agreement, it shall be construed to mean “including, without limitation” unless expressly otherwise limited.

(h)                                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03                            Cross References.  All references in this Agreement to Articles, Sections, subsections, paragraphs, clauses or Schedules shall refer to the corresponding Articles, Sections, subsections, paragraphs, clauses and Schedules, respectively, contained in or which are attached to or made part of this Agreement, as applicable, unless specific reference is made to the Articles, Sections or other subdivisions of, or Schedules to, another agreement or document.

Section 1.04                            Accounting Matters.  All accounting terms used in this Agreement which are not expressly defined herein shall have the respective meanings given to them in accordance with Generally Accepted Accounting Principles, all computations shall be made in accordance with Generally Accepted Accounting Principles, and all balance sheets and other financial statements shall be prepared in accordance with Generally Accepted Accounting Principles.  All financial or accounting calculations or determinations required pursuant to this Agreement, unless otherwise expressly provided, shall be made on a Consolidated basis for the Credit Parties and their Subsidiaries, in each case without duplication.

II.                                   GENERAL TERMS

Section 2.01                            Loan Facilities.

(a)                                 Term Loans.  (i)  Subject to the terms and conditions contained in this Agreement, each Term Loan Lender (severally and not jointly) agrees to make a loan to the Borrowers on the Closing Date (each, a “Term Loan” and collectively, the “Term Loans”), and the Borrowers may borrow from the Term Loan Lenders on the Closing Date, up to an aggregate principal amount equal to the Aggregate Term Loan Commitment Limit as allocated to the Term Loan Lenders as set forth on Schedule 2.01A hereto (collectively, the “Term Loan Commitments” and each individually, a “Term Loan Commitment”).  The Term Loan Lenders shall have no obligation to make any advance in respect of the Term Loans after the Closing Date or to readvance any principal sums repaid in respect of the Term Loans.  The obligations of the Term Loan Lenders hereunder shall be several and not joint.  The failure of any Term Loan Lender to make any Term Loan on the Closing Date shall not relieve any other Term Loan Lender of its corresponding obligation to do so on such date, and no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender to so make its Term Loan.  The Term Loans shall be evidenced, to the extent requested by the applicable Term Loan Lender, by the Borrowers’ Term Notes executed from time to time in the aggregate original principal amount equal to the Aggregate Term Loan Commitment Limit, each in the form of Exhibit A hereto (with all blanks appropriately completed) (as the same may be amended, supplemented, restated, extended, renewed or replaced from time to time, and including any replacement Term Notes issued to any assignee of the Loans or any Lender under Article XII hereof, referred to collectively as the “Term Notes”, and each individually, a “Term Note”), issued to, and payable to, each of the Term Loan Lenders (or their respective registered assigns) in amounts equal to their respective Term Loan Commitments.

(ii)                                  Principal in Respect of Term Loans.  The Term Loans shall be payable by the Borrowers, without setoff, deduction, counterclaim, defense or rescission on April 15, July 15, October 15 and January 15 (the “Quarterly Due Dates”) commencing July 15, 2011, followed by a final installment on the Maturity Date, when all remaining outstanding principal and accrued interest thereon shall be due and payable in full without setoff, deduction, counterclaim, defense or rescission.  All principal payments received by the Administrative Agent in respect of the Term Loans shall be applied by the Term Loan Lenders first, to repay Term Loans consisting of then outstanding Base Rate Loans (if any) until such Base Rate Loans have been repaid in full and then to repay Term Loans which consist of outstanding LIBOR Loans.  Quarterly payments of principal in respect of the Term Loans shall be in the amounts set forth below and payable on the dates set forth below:

Date	Amount of Quarterly Principal Payment
Each of July 15, 2011, October 15, 2011, January 15, 2012 and April 15, 2012	$825,000
Each of July 15, 2012, October 15, 2012, January 15, 2013 and April 15, 2013	$1,650,000
Each of July 15, 2013, October 15, 2013, January 15, 2014 and April 15, 2014	$1,848,000
Each of July 15, 2014, October 15, 2014, January 15, 2015 and April 15, 2015	$2,376,000
Each of July 15, 2015, October 15, 2015, January 15, 2016	$3,168,000
Maturity Date	$29,700,000

(b)                                 Revolving Credit Loans.  (i)  Subject to the terms and conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make available to the Borrowers from time to time Advances (collectively, the “Revolving Credit Loans”, and individually, a “Revolving Credit Loan”), and the Borrowers may from time to time request Revolving Credit Loans from each Revolving Credit Lender through the Revolving Credit Commitment Termination Date, so long as (i) the sum of the aggregate outstanding and unpaid principal balance of all such Revolving Credit Loans from all Revolving Credit Lenders plus all then outstanding L/C Obligations does not exceed at any time the Aggregate Revolving Credit Commitment Limit then in effect, and (ii) the sum of the aggregate outstanding and unpaid principal balance of all Revolving Credit Loans obtained from each Revolving Credit Lender plus such Revolving Credit Lender’s pro rata share of all then outstanding L/C Obligations does not exceed at any time such Revolving Credit Lender’s pro rata share of the Aggregate Revolving Credit Commitment Limit then in effect, as allocated to the Revolving Credit Lenders as set forth on Schedule 2.01B hereto (collectively, the “Revolving Credit Commitments”, and each individually, a “Revolving Credit Commitment”).  The obligations of the Revolving Credit Lenders hereunder shall be several and not joint.  The failure of any Revolving Credit Lender to make any Revolving Credit Loan on any date required hereunder shall not relieve any other Revolving Credit Lender of its corresponding obligation to do so on such date, and no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so make its Revolving Credit Loan.  The Revolving Credit Lenders’ Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date, and the then outstanding principal balance of the Revolving Credit Loans shall be due and payable in full on the Maturity Date, without setoff, deduction or counterclaim.  The Borrowers may from time to time repay all or a portion of the Revolving Credit Loans in accordance with this Agreement, which amounts may be reborrowed from time to time prior to the Revolving Credit Commitment Termination Date (subject to the Aggregate Revolving Credit Commitment Limit) so long as the Revolving Credit Commitments of the Revolving Credit Lenders have not terminated in accordance herewith.  The Revolving Credit Loans shall be evidenced, to the extent requested by the applicable Revolving Credit Lender, by the Borrowers’ Revolving Credit Notes executed from time to time in the aggregate original principal amount of up to the Aggregate Revolving

Credit Commitment Limit, each in the form of Exhibit B hereto (with all blanks appropriately completed) (as the same may be amended, supplemented, restated, extended, renewed or replaced from time to time, and including any replacement Notes issued to any assignee of the Revolving Credit Loans or any Revolving Credit Lender under Article XII hereof, referred to collectively as the “Revolving Credit Notes”), issued to, and payable to, each of the applicable Revolving Credit Lenders (or their respective registered assigns) in amounts equal to their respective Revolving Credit Commitments.

(ii)                                  The Revolving Credit Loans shall be payable by the Borrowers, without setoff, deduction, counterclaim, defense or rescission on or before the Maturity Date.

(c)                                  Procedures for Borrowing

(i)                                     Request for Advance.  To request a Revolving Credit Loan or Term Loan hereunder, the Borrower Representative shall deliver to the Administrative Agent a completed Request for Advance at least 3 Business Days prior to the requested Revolving Credit Loan or Term Loan (if a LIBOR Rate Loan is requested) or 1 Business Day (if a Base Rate Loan is requested).  Each Request for Advance shall specify therein (w) if requested by the Administrative Agent at the time of the Request for Advance, the proposed use of proceeds of such Loan (except to the extent being used for working capital purposes), (x) the requested Borrowing Date for such Loan, (y) the aggregate amount of such Loan, and (z) if applicable, the initial Interest Period or Periods for such Loans.  A Loan shall be made as a Base Rate Loan to the extent that the Request for Advance does not designate such relevant Loan as a LIBOR Rate Loan.  Each Request for Advance by the Borrower Representative shall be irrevocable and binding on the Borrowers (provided that, if such Advance does not consist of any LIBOR Loans, such notice may be conditioned on the consummation of an Acquisition or refinancing).  Upon receipt of a Request for Advance, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 noon (New York time), on the Borrowing Date of such Loans, each Lender shall make available to the Administrative Agent at the Administrative Agent’s funding office as designated by the Administrative Agent from time to time, an amount in immediately available funds equal to such Lender’s pro rata share of the Loan or Loans to be made by the Lenders on the Borrowing Date.

(ii)                                  Minimum Advance.  Each Request for Advance (other than a Request for Advance requesting Loans which result in the aggregate principal amount of all Loans equaling the maximum aggregate Commitments) shall be in an aggregate principal amount of not less than $100,000 and integral multiples of $10,000 in excess thereof.

(iii)                               Maximum Number of Advances.  The Borrowers shall not issue more than 6 Requests for Advance in each calendar month.

(d)                                 Disbursement of Loans; Assumption That All Lenders Will Fund.

(i)                                     Prior to 4:00 p.m. (New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article III, disburse the amounts made available to the Administrative Agent by the relevant Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the

Borrower Representative’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower Representative previously established and designated as the account into which all Loan proceeds are to be deposited.

(ii)                                  Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. (New York time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower Representative on such date a corresponding amount.  If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower Representative until the date such amount is repaid to the Administrative Agent, at the Federal Funds Effective Rate; provided that after the third Business Day, such interest rate shall be calculated at the Base Rate.

(iii)                               If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrowers and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent, with interest at the interest rate then applicable to Base Rate Loans.  The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(A)                               In the event that, at any time when the Borrowers have satisfied each of the applicable conditions in Article III hereof and no Default then exists or would result from the requested Advance, a Lender for any reason fails or refuses to fund its portion of an Advance and such failure shall continue for a period in excess of 10 days, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full from the Borrowers (whether by repayment or prepayment) or otherwise of the principal and interest due in respect of such Advance, such non-funding Lender shall not have the right (A) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, unless (x) such vote requires unanimous consent of the Lenders and (y) such vote relates to a portion of the Loans already funded by such Lender, and such Lender’s portion of the Loans shall not be counted as outstanding for purposes of determining “Required Lenders” hereunder, and (B) to receive payments of principal, interest or fees from the Borrowers, the Administrative Agent or the other Lenders in respect of its portion of the Loans.

Section 2.02                            Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions set forth herein, the Administrative Agent and the Revolving Credit Lenders agree to incur, from time to time prior to the Revolving Credit Commitment Termination Date, upon the request of the Borrowers or the Borrower Representative and for the account of the Borrowers, L/C Obligations by causing

Letters of Credit to be issued by a L/C Issuer for the Borrowers’ account and guaranteed by the Administrative Agent pursuant to a guaranty or other agreement in form and substance acceptable to the Administrative Agent (each a “L/C Guarantee”); provided, however, that if the L/C Issuer is a Revolving Credit Lender, then such Letters of Credit shall not be guaranteed by the Administrative Agent but rather each Revolving Credit Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of the Administrative Agent, as more specifically described in Section 2.02(f) hereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the L/C Issuer, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance; Certain Conditions.  To request the issuance of a Letter of Credit, the Borrower Representative on behalf of the Borrowers shall deliver to the L/C Issuer and the Administrative Agent at least 3 Business Days in advance of the requested date of issuance (unless otherwise agreed to with the L/C Issuer and the Administrative Agent), an irrevocable notice requesting the issuance of such Letter of Credit, which notice shall specify the date of issuance (which shall be a Business Day), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare such Letter of Credit, accompanied by a duly completed and executed letter of credit application in the L/C Issuer’s standard form for such Letter of Credit (such form to be reasonably satisfactory to the Administrative Agent).  A Letter of Credit shall be issued only if (and upon issuance, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, (i) the L/C Obligations shall not exceed the L/C Sublimit, and (ii) the aggregate sum of the outstanding unpaid principal balance of the Revolving Credit Loans and the aggregate L/C Obligations shall not exceed the Aggregate Revolving Credit Commitment Limit.

(c)                                  Expiration Date.  Each Letter of Credit shall expire on a date that is a Business Day and that is not later than 1 year following the date of issuance thereof, unless otherwise determined by the Administrative Agent in its sole discretion (including with respect to customary evergreen provisions), and each Letter of Credit shall expire no later than 5 Business Days prior to the Maturity Date.

(d)                                 Fees and Expenses.  The Borrowers jointly and severally agree to pay to the Administrative Agent, quarterly in arrears, as compensation to the Revolving Credit Lenders, a commission on the average daily unused amount of each Letter of Credit at a per annum rate (calculated on the basis of a 360-day year counting the actual number of days elapsed) equal to the Applicable LIBOR Rate Margin then in effect with respect to LIBOR Loans.  In addition, the Borrowers shall pay to the Administrative Agent, on demand, such fees (including all per annum fees), charges and expenses as are incurred or charged by the Administrative Agent, for its own account, or by the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)                                  Reimbursement.  (i)  The Borrowers jointly and severally agree to immediately reimburse the Administrative Agent, without setoff, counterclaim, deduction or defense on each date on which the Administrative Agent notifies the Borrowers of the date and amount of an L/C

Disbursement or payment under an L/C Guarantee for the amount of (a) such L/C Disbursement or L/C Guarantee payment and (b) any taxes, fees, charges, or other costs or expenses incurred by the L/C Issuer and/or the Administrative Agent in connection with such L/C Disbursement or L/C Guarantee payment.  Each such payment shall be made to the Administrative Agent in Dollars and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section 2.02 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the interest rate set forth in Section 2.04 applicable to Base Rate Loans.  Once received, the Administrative Agent shall apply such amounts to such L/C Guarantee payment or shall forward such payment to the L/C Issuer for reimbursement of the L/C Disbursement as the case may be.

(ii)                                  If such reimbursement is not immediately paid by the Borrowers, the amount so advanced (in the form of an L/C Guarantee payment or L/C Disbursement) shall immediately and automatically be deemed to be an Advance in respect of the Revolving Credit Loans hereunder, and, thereafter, shall bear interest at the rate then applicable to Base Rate Loans under Section 2.04 until paid in full by the Borrowers regardless of whether any Event of Default has occurred and is continuing and notwithstanding the Borrowers’ failure to satisfy conditions precedent set forth in Article III and each Revolving Credit Lender shall be obligated to fund its pro rata share (based on the amount of its respective Revolving Credit Commitment) of any such Advance.  If it shall be illegal or unlawful for the Borrowers to incur Advances as contemplated by the immediately preceding sentence (whether by reason of the occurrence of an Event of Default under Section 8.01(k) or Section 8.01(l) hereof or otherwise), then the L/C Issuer or the Administrative Agent, as the case may be, shall be paid immediately on demand in immediately available funds directly by the Revolving Credit Lenders by way of the purchase of participations as set forth in Section 2.02(f) below.

(f)                                   Participations.  (i)  Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with this Section 2.02, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Revolving Credit Lender’s pro rata share (based on the amount of its respective Revolving Credit Commitment) of the face amount of such Letter of Credit or the L/C Guarantee provided through the Administrative Agent to the L/C Issuer in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).  Each Revolving Credit Lender shall fund its participation in all payments or L/C Disbursements made under or in respect of the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Loans.

(ii)                                  Sharing of Reimbursement Obligation Payments.  Whenever the Administrative Agent receives a payment from the Borrowers on account of reimbursement obligations in respect of a Letter of Credit or L/C Guarantee as to which the Administrative Agent has previously received for the account of the L/C Issuer thereof or itself payment from a Revolving Credit Lender pursuant to Section 2.02(e)(ii), the Administrative Agent shall promptly pay to such Revolving Credit Lender such Revolving Credit Lender’s pro rata share (based on the amount of its respective Revolving Credit Commitment) of such payment from the Borrowers in Dollars.  Each such payment shall be made by the Administrative Agent on the Business Day on which the Administrative Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 2:00 p.m. (New York time) on such Business Day and otherwise on the next succeeding Business Day.

(iii)                               [Reserved].

(iv)                              Obligations Irrevocable.  The obligations of each Revolving Credit Lender to make payments to the L/C Issuer or the Administrative Agent with respect to any Letter of Credit, L/C Guarantee or with respect to their participation therein or with respect to the Advances made as a result of a L/C Disbursement or in respect of a L/C Guarantee and the obligations of the Borrowers to make payments to the Administrative Agent, for the account of the Revolving Credit Lenders, shall be irrevocable, not subject to any setoff, defense, counterclaim, deduction or qualification or exception whatsoever, including any of the following circumstances:

(1)                                 any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2)                                 the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Revolving Credit Lender, the Administrative Agent, the L/C Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between a Borrower or any other Person and the beneficiary named in any Letter of Credit);

(3)                                 any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)                                 the surrender or impairment of any security for performance or observance of any of the terms of any of the Loan Documents;

(5)                                 the occurrence of any Default; or

(6)                                 the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article III.

(v)                                 Recovery or Avoidance of Payments.  In the event any payment by or on behalf of the Borrowers received by the Administrative Agent with respect to any Letter of Credit or L/C Guarantee and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Revolving Credit Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective pro rata shares (based on the amounts of their respective Revolving Credit Commitments) of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

(vi)                              Indemnification; Nature of Revolving Credit Lenders’ Duties.

(1)                                 In addition to amounts payable as elsewhere provided in this Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the L/C Issuer, the Administrative Agent or the Revolving Credit Lenders may incur or be subject to as a consequence, direct or indirect, of the (A) issuance of, or the honoring of any demand for payment under, any Letter of Credit or any L/C Guarantee or the use of the proceeds thereof, or (B) the failure of the L/C Issuer, the Administrative Agent or any Revolving Credit Lender to honor a demand for payment under any Letter of Credit or any L/C Guarantee as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING CAUSED OR RESULTING FROM THE NEGLIGENCE OF SUCH PERSON, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the L/C Issuer, the Administrative Agent or such Revolving Credit Lender (as finally determined by a court of competent jurisdiction in a non-appealable decision).

(2)                                 As between the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders, on the one hand, and the Borrowers, on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any other Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, however, that, in the case of any payment by the L/C Issuer, the Administrative Agent or the Revolving Credit Lenders under any Letter of Credit or any L/C Guarantee, the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders shall be liable to the extent such payment was made solely as a result of their gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction in a non-appealable decision) in determining that the demand for payment under such Letter of Credit or such L/C Guarantee complies on its face with any applicable requirements, for a demand for payment under such Letter of Credit or such L/C Guarantee; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms other than as a result of the gross negligence or willful misconduct of the L/C Issuer, the Administrative Agent or the Revolving Credit Lenders (as finally determined by a court of competent jurisdiction in a non-appealable decision); (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or any L/C Guarantee thereof or of the proceeds thereof other than as a result of the gross negligence or willful misconduct of the L/C Issuer, the

Administrative Agent or the Revolving Credit Lenders (as finally determined by a court of competent jurisdiction in a non-appealable decision); (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof other than as a result of the gross negligence or willful misconduct of the L/C Issuer, the Administrative Agent or the Revolving Credit Lenders (as finally determined by a court of competent jurisdiction in a non-appealable decision); and (H) any consequences arising from causes beyond the control of the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders.  None of the above shall affect, impair, or prevent the vesting of L/C Issuer’s, the Administrative Agent’s or any Revolving Credit Lender’s rights or powers hereunder.

(3)                                 Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among any Borrowers and such L/C Issuer.

(4)                                 The Revolving Credit Lenders agree to indemnify the L/C Issuer and the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder) ratably in accordance with their respective pro rata shares (based on the amounts of their respective Revolving Credit Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the L/C Issuer and/or the Administrative Agent in any way relating to or arising out of any Letter of Credit, L/C Guarantee or the transactions contemplated thereby or any action taken or omitted by the L/C Issuer and/or the Administrative Agent under any Letter of Credit, L/C Guarantee or any Loan Document in connection therewith, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING CAUSED OR RESULTING FROM THE NEGLIGENCE OF SUCH PERSON; provided, however, that no Revolving Credit Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified (as finally determined by a court of competent jurisdiction in a non-appealable decision).  Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the L/C Issuer and the Administrative Agent promptly upon demand for its pro rata share (based on the amount of its respective Revolving Credit Commitment) of any costs or expenses payable by the Borrowers to the L/C Issuer and the Administrative Agent, to the extent that the L/C Issuer and the Administrative Agent are not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 2.02(f)(vi)(4) shall survive payment in full of all Obligations.

(g)                                  Disbursement Procedures.  The L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each Letter of Credit.  The L/C Issuer shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer, the Administrative Agent and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)                                 Replacement of the L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among the Administrative Agent, and the successor L/C Issuer.  The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to any Letter of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.

(i)                                     Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 2.02(c), any Letter of Credit or L/C Guarantee is outstanding upon the Revolving Credit Commitment Termination Date, then upon such termination, the Borrowers shall deposit with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Revolving Credit Lenders, with respect to each Letter of Credit or L/C Guarantee then outstanding as the Administrative Agent and the Revolving Credit Lenders, in their discretion shall specify, either (A) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent, in an amount equal to the greatest amount for which such Letter of Credit or such L/C Guarantee may be drawn plus any fees and expenses associated with such Letter of Credit or such L/C Guarantee, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent and the Revolving Credit Lenders for payments to be made by the Administrative Agent and the Revolving Credit Lenders under such Letter of Credit or L/C Guarantee and any fees and expenses associated with such Letter of Credit or L/C Guarantee, or (B) cash or cash equivalents acceptable to the Administrative Agent in its sole discretion (“Cash Equivalents”) in an amount equal to 102% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of the Borrowers or any of them.  Each Borrower hereby grants to the Administrative Agent for the benefit of the Administrative Agent and the Revolving Credit Lenders a security interest in all such cash and Cash Equivalents delivered to the Administrative Agent from time to time, and all proceeds thereof, as collateral security for the payment and performance of all amounts and obligations due in respect of the L/C Obligations and other Obligations, whether or not then due.  Such Supporting Letter of Credit or deposit of cash or Cash Equivalents shall be held by the Administrative Agent under its sole dominion and control, including the exclusive right of withdrawal, for the ratable benefit of the Administrative Agent and the Revolving Credit Lenders as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such L/C Guarantee remaining outstanding.  No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the cash collateral or Cash Equivalents held by the Administrative Agent, except upon termination and indefeasible payment and satisfaction in full of all L/C Obligations and the indefeasible payment of all amounts payable by the Borrowers to the Administrative Agent and the Revolving Credit Lenders in respect thereof.

Section 2.03                            Prepayments.

(a)                                 Right of Voluntary Prepayment.  Subject to the provisions hereof, the Borrowers may at any time prepay the principal of the Loans in each case in whole or in part from time to time upon at least 2 but no more than 5 Business Days’ prior written notice to the Administrative Agent; provided that any voluntary prepayment shall be in an amount not less than $1,000,000 or if larger, in an integral multiple of $500,000 or such lesser amount as equals the then outstanding principal amount of the Obligations.  Except as provided in Section 2.10, each prepayment shall be without premium or penalty.  Each such notice shall specify the prepayment date and the principal amount of the Loans to be prepaid.  Except as provided in Section 2.03(b) or 9.04, all prepayments shall be applied first, to accrued but unpaid interest, late charges, expenses and fees (including any fees then due and payable under the Fee Letter), second, to prepayments of the Revolving Credit Loans, and third, to installments of principal under the Term Loans being prepaid, pro rata based on outstanding unpaid principal balances thereof until such Loans are paid in full.  All principal prepayments in respect of the Loans under this Section 2.03 shall be applied by the Lenders first to repay their outstanding Base Rate Loans (if any) until such Base Rate Loans have been repaid in full and then repay outstanding LIBOR Loans.  The Lenders shall have no obligation to relend principal balances repaid or prepaid in respect of the Term Loans.

(b)                                 Mandatory Prepayments.

(i)                                     Asset Dispositions.  If any Credit Party or any of their Subsidiaries sells or disposes of any property or assets (other than any Disposition of property or assets permitted by Section 7.03(i) through 7.03(vi)), the Credit Parties shall immediately prepay to the Administrative Agent on behalf of all of the Lenders for application to the prepayment of the principal amount of the Loans an amount equal to 100% of the Net Sale Proceeds therefrom, and thereafter, as and when additional Net Sale Proceeds are actually received in cash, the Credit Parties shall immediately further prepay the principal of the Loans in an amount equal to 100% of such Net Sale Proceeds; provided, however, that with respect to any Net Sale Proceeds realized under a Disposition described in this Section 2.03(b)(i), (A) at the option of the Borrowers (as elected by the Borrower Representative in writing delivered to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Credit Parties may reinvest all or any portion of such Net Sale Proceeds in the Permitted Business so long as (1) within 270 days following receipt of such Net Sale Proceeds, a definitive agreement for the purchase of property or assets with such Net Sale Proceeds shall have been entered into (as certified by the Borrower Representative in writing to the Administrative Agent), or, if no such agreement shall have been entered into, such purchase shall have been consummated, and (2) if such agreement shall have been entered into within such 270-day period, within 360 days after the receipt of such Net Sale Proceeds (or such longer period to the extent necessary to obtain any applicable Governmental Approvals) such purchase shall have been consummated (as certified by the Borrowers in writing to the Administrative Agent); provided, further, however, that (x) any Net Sale Proceeds not subject to such definitive agreement or so reinvested shall promptly be applied to the prepayment of the Loans as set forth in this Section 2.03(b)(i), (y) any such Net Sale Proceeds not subject to such definitive agreement or so reinvested need not be applied to prepay the Loans until the aggregate amount thereof from all transactions covered by this Section 2.03(b)(i) not theretofore applied equals or exceeds $500,000 in any Fiscal Year, and (z) if the Net Sale Proceeds of any single Disposition (excluding any Disposition related to one or more Dispositions which, in the aggregate, exceed

$25,000) is less than or equal to $25,000, such Net Sale Proceeds shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.03(b)(i), and (B) any amount reinvested pursuant to clause (A) of this sentence shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.03(b)(i).  Prior to being applied to acquire any new property or assets pursuant to clause (A) of the immediately preceding sentence, such Net Sale Proceeds when received by the Credit Parties shall be deposited into the Cash Collateral Account pledged to Administrative Agent for the benefit of the Secured Parties to the extent such unutilized Net Sale Proceeds exceed $2,500,000 in the aggregate at any time.  All new assets purchased or acquired with Net Sales Proceeds shall be subject to the same priority Lien as the assets disposed of by the Credit Parties.  Nothing contained in this Section 2.03(b)(i) is intended to constitute a consent by any Secured Party to any Disposition.

(ii)                                  Excess Cash Flow.  Unless waived in writing by the Administrative Agent and the Required Lenders, within 130 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), or, if earlier, within 10 days after delivery of the financial information required under Section 6.05(a) for such Fiscal Year, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders as a prepayment of the principal of the Loans an amount equal to 50% of Excess Cash Flow for each Fiscal Year; provided, that so long as (1) immediately prior to any such prepayment under this Section 2.03(b)(ii) the Consolidated Leverage Ratio as of the last day of the immediately preceding Fiscal Quarter (after giving pro forma effect to such prepayment) is less than 2.50:1.00 and (2) no Default has occurred and is continuing or would result therefrom, such percentage shall be reduced to 25% of Excess Cash Flow for such Fiscal Year, minus any voluntary cash prepayments of Term Loans made during such Fiscal Year.

(iii)                               Casualty/Condemnation Events.  100% of Casualty/Condemnation Proceeds received by the Credit Parties in excess of (A) $100,000 in the case of any single event or occurrence, or (B) $250,000 in the aggregate in any Fiscal Year, shall be paid to the Administrative Agent on behalf of all of the Lenders and applied to the prepayment of the principal amount of the Loans; provided, however, that at the option of the Borrowers (as elected by the Borrowers in writing delivered to the Administrative Agent on or prior to the date of receipt of such Casualty/Condemnation Proceeds), and so long as no Event of Default under Sections 8.01(b), (c), (j), (k) or (1) or an Event of Default arising by reason of the Credit Parties’ failure to observe or perform any of the covenants set forth in Sections 5.01, 5.02 or 5.03 shall have occurred and be continuing which shall result in the Administrative Agent, at its option and in the reasonable exercise of its judgment, having elected as a result of such Event of Default to apply such Casualty/Condemnation Proceeds to such prepayment, the Credit Parties may apply such Casualty/Condemnation Proceeds to the repair, restoration or replacement of the property which is the subject of the Casualty/Condemnation Event so long as an agreement with respect to completion of such repair, restoration or replacement is in place and in effect within 180 days following receipt of such Casualty/Condemnation Proceeds, and such repair, restoration or replacement is substantially completed within 360 days (or such longer period as shall be necessary to obtain any applicable Governmental Approvals); provided, further, however, that any Casualty/Condemnation Proceeds not so used for such repair, restoration or replacement within such period shall promptly be applied to the prepayment of the Loans as set forth in this Section 2.03(b)(iii).  Prior to being applied to repair, restoration or replacement as contemplated by the immediately preceding sentence, such Casualty/Condemnation Proceeds when received by the Credit Parties shall be promptly deposited into the Cash Collateral Account pledged to Administrative Agent for the benefit of the Secured Parties to the extent that such Casualty/Condemnation Proceeds received and not applied to repair, restoration or replacement exceed $1,000,000 in the aggregate at any time.

(iv)                              Equity or Debt Issuances.  Unless the Required Lenders have otherwise consented thereto in writing, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders as a prepayment of the principal of the Loans (A) 50% of the proceeds (net of reasonable underwriting commissions and legal, investment banking, brokerage and accounting and other customary professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to any Credit Party or any Affiliate of any Credit Party in connection therewith) of the sale or issuance of any Equity Interests by any Credit Party to any Person, and (B) 100% of the proceeds from any incurrence or issuance of Indebtedness by any Credit Party other than Indebtedness permitted by Section 7.01; provided, however, that such proceeds of the sale or issuance of Equity Interests shall not be required to be paid to the Administrative Agent and applied to such prepayment if (1) such proceeds are used by the Credit Parties to fund the cost of (x) a Permitted Acquisition, (y) a Permitted Investment or (z) a Permitted Purchase, (2) no Default has occurred or would occur prior to or after application of such proceeds, and (3) such sale or issuance of Equity Interests is made to InterMedia Partners.

(v)                                 Application of Reductions and Prepayments.  Subject to Section 9.04, all prepayments of the Obligations under this Section 2.03(b) shall be (A) made without set-off, deduction or counterclaim and (B) applied first, to pay interest, LIBOR breakage costs under Section 2.10, late charges, fees and expenses under the Loan Documents, second, to pay principal of the Term Loans (applied in accordance with Section 2.03(f)) until payment in full thereof, third, to the payment of the Revolving Credit Loans, fourth, to Cash Collateralize the L/C Obligations in accordance with Section 2.02(i), and last, to the payment of other Obligations; provided, however, that the Borrowers may direct in writing that all or any portion of prepayments under this Section 2.03(b) shall be applied to the Revolving Credit Loans before application to the Term Loans.  Mandatory prepayments made pursuant to this Section 2.03(b) shall, at the Borrowers’ option exercisable in writing at the time of such prepayment, be held by the Administrative Agent as cash collateral for a period not to exceed (30) days for application to the payment of LIBOR Loans with Interest Periods expiring during such 30-day period so long as (x) after application of all or a portion of such prepayments, there remain no Base Rate Loans then outstanding, (y) there exists no Default, and (z) such cash collateral shall be held by or on behalf of the Administrative Agent without any obligation to the Borrowers to accrue or pay interest thereon.  At the expiration of such 30-day period, all remaining cash collateral so held by or on behalf of the Administrative Agent (after payment of LIBOR Loans with Interest Periods expiring during such 30-day period) shall be applied to the payment of the Obligations.  Each mandatory prepayment under Section 2.03(b)(i), (ii), (iii) or (iv), to the extent applied to the payment of the Revolving Credit Loans, shall effect a contemporaneous dollar-for-dollar permanent reduction in the Aggregate Revolving Credit Commitment Limit.

(c)                                  [Reserved.]

(d)                                 Voluntary Reductions of Revolving Credit Commitments and Related Prepayments.  At any time prior to the Maturity Date, upon at least 3 Business Days’ prior written notice to the Administrative Agent in the form of Exhibit C (each, a “Commitment Reduction Notice”) signed by an authorized officer of the Borrowers (or the Borrower Representative), the Borrowers (or the Borrower Representative on their behalf) may permanently terminate or permanently reduce the Revolving Credit Commitments; provided, however, that:

(i)                                     any such reduction shall be in an integral multiple of $100,000;

(ii)                                  any such reduction shall apply ratably to each Revolving Credit Lender’s unfunded Revolving Credit Commitment; and

(iii)                               simultaneously with each such reduction, the Borrowers (A) shall pay to the Administrative Agent, for the ratable account of each Revolving Credit Lender, any then accrued unpaid Commitment Fees on the terminated or reduced portion of the respective Revolving Credit Commitments, (B) shall pay any indemnification payments due in accordance with Section 2.10 in respect of LIBOR Loans so prepaid, and (C) shall repay such amount of the aggregate principal amount of the Revolving Credit Loans as shall cause the outstanding principal balance thereunder to be less than or equal to the Aggregate Revolving Credit Commitment Limit (as applicable) after giving effect to such reduction, and if such reduction results in the Aggregate Revolving Credit Commitment Limit being less than the L/C Sublimit, the Borrowers shall cash collateralize the L/C Obligations in accordance with Section 2.02(i) hereof.  Any such partial repayment of principal shall be made first to Base Rate Loans and then to LIBOR Loans (and with respect to each LIBOR Loan, first to those with the shortest time remaining under its Interest Period).  Each Commitment Reduction Notice shall specify the date fixed for such termination or reduction, the aggregate principal amount thereof and the aggregate principal amount of the applicable Notes required to be repaid hereunder on such date.

(e)                                  Mandatory Payments When Loans Exceed Commitments.  If at any time the sum of the aggregate principal amount of Revolving Credit Loans outstanding exceeds the Aggregate Revolving Credit Commitment Limit, the Borrowers agree jointly and severally that they shall immediately repay the Revolving Credit Loans and, in the case of outstanding L/C Obligations, cash collateralize such L/C Obligations in accordance with Section 2.02(i), in an aggregate amount not less than the amount of such excess.

(f)                                   Effect of Prepayments of Term Loans.  All prepayments under this Section 2.03 in respect of the Term Loans shall be applied to scheduled amortization payments pro rata (excluding the final installment due on the Maturity Date); provided, however, that if the Consolidated Leverage Ratio as of the most recently completed Fiscal Quarter, after giving pro forma effect to such prepayment, is less than 3.50:1:00, such prepayments shall be applied to scheduled amortization payments either pro rata or in direct order of maturity (as selected by the Borrowers by advance written notice to the Administrative Agent).

Section 2.04                            Applicable Interest Rates; Payment of Interest.

(a)                                 Interest Rates.  Subject to the provisions of Section 2.04(h) and Section 9.02, the outstanding principal balance of each Loan shall bear interest from the date of the first Advance thereof until payment in full, both before and after maturity, at a rate or rates per annum calculated from time to time in accordance with this Section 2.04.

(b)                                 Determination of Interest Rate for Loans.  From and after the Closing Date until the first Interest Adjustment Date, interest shall be calculated at the LIBOR Rate plus the Applicable LIBOR Rate Margin or the Base Rate plus the Applicable Base Rate Margin in accordance with Section 2.04(b)(i) hereof.  Except as hereinafter provided, the interest rate charged by the Lenders from and after the first Interest Adjustment Date in respect of the Loans shall be either (1) the applicable LIBOR Rate for the Interest Period selected in the related Request for Advance or as converted pursuant to a related Notice of Conversion or Continuation effective on the first day of the Interest Period, plus the Applicable LIBOR Rate Margin determined in accordance with this Section 2.04(b) (the “Applicable LIBOR Rate Margin”), or, in all other cases, (2) the Base Rate plus the Applicable Base Rate Margin determined in accordance with this Section 2.04(b) (the “Applicable Base Rate Margin”).  The “Applicable Margins” applicable to the Loans shall be determined as follows:

(i)                                     from the Closing Date until the first Interest Adjustment Date, the Applicable LIBOR Rate Margin shall be 4.00% and the Applicable Base Rate Margin shall be 3.00%;

(ii)                                  from and after the first Interest Adjustment Date, subject to the provisions of Section 2.04(c) below, the Applicable Margins shall be determined from the following table based upon the Consolidated Leverage Ratio for the last day of the most recent Fiscal Quarter reflected in the Credit Parties’ Required Financial Statements and Covenant Compliance Certificate, which are the basis for the determination of the Applicable Margins:

Consolidated Leverage Ratio	Applicable LIBOR Rate Margin	Applicable Base Rate Margin
Greater than or equal to 3.50:1.00	4.00%	3.00%
Less than 3.50:1.00 but greater than or equal to 3.00:1.00	3.75%	2.75%
Less than 3.00:1.00	3.50%	2.50%

Nothing in subparagraphs (i) or (ii) above shall be deemed to constitute a waiver of the requirements of Article V,  default under which will result in an Event of Default and the application of the Default Rate of interest specified in Section 9.02.

(c)                                  Limitations of Interest Adjustment on Loans.  Except as otherwise provided in this Section 2.04(c), the determination and calculation of the Applicable Margins applicable to

Loans as of any Interest Adjustment Date and for the period commencing on such Interest Adjustment Date and continuing until the next succeeding Interest Adjustment Date, shall be based on the financial statements for the 4 Fiscal Quarters ending on the last day of the Fiscal Quarter immediately preceding such Interest Adjustment Date and the Covenant Compliance Certificate delivered to the Administrative Agent and the Lenders pursuant to Section 6.05(b) and (c) hereof as of the last day of such Fiscal Quarter (collectively, the “Required Financial Statements”) for such period.  The applicable interest rate commencing on an Interest Adjustment Date shall be effective as of such Interest Adjustment Date, without regard to the actual date of receipt of the Required Financial Statements; provided, however, that if the Required Financial Statements are not delivered to the Lenders and the Administrative Agent in a timely manner as required by Section 6.05, (x) at the Administrative Agent’s option, the Applicable LIBOR Rate Margin shall be 4.00% and the Applicable Base Rate Margin shall be 3.00% from the Interest Adjustment Date until the 3rd Business Day following the actual date of the Administrative Agent’s receipt of the Required Financial Statements, and (y) at the Administrative Agent’s option, any reduction in the Applicable Margin shall only be effective for the period commencing on the actual date of receipt of the Required Financial Statements.  Any adjustment in the interest rate based upon Required Financial Statements delivered pursuant to Section 6.05(b) hereof shall be subject to verification and adjustment upon receipt of the Borrowers’ audited financial statements pursuant to Section 6.05(a).  Each reduction to the Applicable Margins based upon the Required Financial Statements shall be conditioned upon the accuracy in fact of the calculation of the Credit Parties’ Consolidated Leverage Ratio set forth in such Required Financial Statements, and in the event that any such Consolidated Leverage Ratio calculations shall at any time prove to be false or inaccurate, and the actual Consolidated Leverage Ratio is higher than the ratio set forth in the Required Financial Statements, the Applicable Margins may be retroactively adjusted to reflect any higher rate that would have been applicable had the Consolidated Leverage Ratio been correctly reported in such Required Financial Statements, and the Borrowers shall, within 10 Business Days following demand therefor by the Administrative Agent, remit payment to the Administrative Agent for the benefit of the Lenders (to the extent not previously paid by the Borrowers) of all interest that would have accrued at the correctly calculated and determined Applicable Margins based upon the actual and correct higher Consolidated Leverage Ratio for the affected periods.  Notwithstanding the foregoing, no downward adjustment of the Applicable Margin hereunder shall be permitted if, on the Interest Adjustment Date, there exists any Default, but such downward adjustment shall take effect on the date such Default is cured to the Administrative Agent’s reasonable satisfaction prior to the next succeeding Interest Adjustment Date.

(d)                                 Notification.  The Borrowers shall at the time of delivery of the Required Financial Statements request in writing in the Covenant Compliance Certificate required to be delivered by the Borrowers under Section 6.05(c) the Applicable Margins for the Interest Adjustment Date and shall provide their calculations in support thereof.

(e)                                  [Reserved.]

(f)                                   Choosing Interest Rate Basis and Interest Period.

(i)                                     At least 3 Business Days prior to the last day of each Interest Period for each LIBOR Loan, the Borrowers or Borrower Representative shall deliver to the Administrative

Agent a Notice of Conversion or Continuation specifying whether all or a portion of such LIBOR Loan (x) is to be Continued in whole or in part as or to one or more LIBOR Loans (and such Notice shall set forth the applicable duration of the next Interest Period as 1, 2, 3 or 6 (or 9 if acceptable to all applicable Lenders) month period), (y) is to be Converted in whole or in part into a Base Rate Loan, or (z) is to be repaid. The failure to give such notice shall preclude the Borrowers from continuing such Loan as a LIBOR Loan and shall be considered a request for a Conversion to a Base Rate Loan and if no timely Notice of Conversion or Continuation is given with respect to any LIBOR Loan, it shall automatically Convert to a Base Rate Loan on the last day of the applicable Interest Period.  Upon the last day of such Interest Period, such LIBOR Loan will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable and as set forth in such Notice.  Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and at the request of the Required Lenders shall) notify the Borrowers that Loans may only be converted into or continued as Base Rate Loans and thereafter, until no Event of Default shall continue to exist, Loans may not be converted into or continued as LIBOR Loans.

(ii)                                  With respect to a Base Rate Loan, such Loan shall continue to bear interest at the Base Rate plus the Applicable Base Rate Margin unless and until the Borrowers request that such Loan be Converted into a LIBOR Loan as follows.  So long as no Event of Default has occurred and is continuing, the Borrowers or Borrower Representative may give the Administrative Agent 3 Business Days prior written notice in the form of a Notice of Conversion or Continuation specifying that all or a portion of such Base Rate Loan is to be Converted in whole or in part into a LIBOR Loan pursuant to the terms hereof, and the applicable Interest Period (and such Notice shall set forth the applicable duration of the next Interest Period as 1, 2, 3 or 6 (or 9 if acceptable to all applicable Lenders) month period).  Upon the date set forth in such Notice, such Base Rate Loan will, subject to the provisions hereof, be Converted into a LIBOR Loan with an initial Interest Period as set forth in such Notice.

(g)                                  Interest Payment Dates.  The Borrowers shall pay interest on the Loans in arrears without setoff, deduction, counterclaim or defense on the Interest Payment Dates and at maturity, whether by reason of acceleration, payment, prepayment or otherwise.

(h)                                 Interest Calculations.  Interest on LIBOR Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year counting the actual number of days elapsed.

(i)                                     Default Rate.  The interest rate(s) in effect from time to time are also subject to increase from time to time in accordance with the conditions set forth in Section 9.02.

Section 2.05                            Security for the Obligations.  The Obligations (including, without limitation, all indebtedness to the Secured Parties and to the Administrative Agent under this Agreement, under the Notes and under all other Loan Documents), shall be secured at all times by the following (each in form and substance reasonably satisfactory to the Administrative Agent):

(a)                                 the Guaranties;

(b)                                 a Security Agreement of each of the Borrowers and each Guarantor granting to the Administrative Agent for the benefit of the Secured Parties a continuing first priority perfected security interest and Lien in all presently owned and hereafter acquired tangible and intangible personal property and fixtures of each such Person (except for licenses and permits, including Licenses issued by the FCC, to the extent it is unlawful to grant a security interest to the Administrative Agent for the benefit of the Secured Parties in such licenses and permits), subject only to any Permitted Liens; provided, that at no time shall any Credit Party be required to pledge more than 65% of the voting Equity Interests of any Foreign Subsidiary;

(c)                                  except as may be specifically waived in writing by the Administrative Agent (after prior notice to the Lenders), first Mortgages on all presently owned and hereafter acquired real estate owned by the Borrowers, or any of them, and each Guarantor, subject only to any Permitted Liens, together with mortgagee’s title insurance policies in customary form and reasonably acceptable to the Administrative Agent, with such exceptions to title listed therein as the Administrative Agent shall reasonably approve;

(d)                                 [reserved];

(e)                                  except as may be specifically waived in writing by the Administrative Agent (after prior notice to the Lenders), first priority perfected collateral assignments of such contracts, management agreements, joint sales agreements, local marketing agreements and other material agreements as the Administrative Agent shall reasonably require to protect its interests, subject only to any Permitted Liens, together with such third party consents, Lien waivers and estoppel certificates as the Administrative Agent shall reasonably require; provided, that the absence of such collateral assignments despite the request thereof by the Administrative Agent shall not constitute a breach of this Agreement to the extent the Credit Parties are using or have used commercially reasonable efforts to deliver such collateral assignments;

(f)                                   the subordination in favor of the Secured Parties, pursuant to subordination agreements reasonably satisfactory to the Administrative Agent in form and substance (collectively, the “Affiliate Subordination Agreements”), of all Indebtedness of the Credit Parties, or any of them, to any Affiliates of the Credit Parties, or any of them;

(g)                                  the perfected first priority pledge and collateral assignment to the Administrative Agent for the benefit of the Secured Parties of all Equity Interests issued by the Credit Parties pursuant to the Security Agreement; provided, however, that the Equity Interests issued by Holdings shall not be required to be pledged to the Administrative Agent; and

(h)                                 the Management Fee Subordination Agreement.

All agreements and instruments described or contemplated in this Section 2.05, together with any and all other agreements and instruments heretofore or hereafter securing the Notes and the Obligations or otherwise executed in connection with this Agreement, shall in all respects be reasonably acceptable to the Administrative Agent and its counsel in form and substance, and such agreements and instruments, as the same may be amended, supplemented, extended, restated, renewed or replaced from time to time, are sometimes hereinafter referred to collectively, as the “Security Documents” and individually, as a “Security Document.” The

Borrowers jointly and severally agree to take such action as the Lenders or the Administrative Agent may reasonably request from time to time in order to cause the Secured Parties and the Administrative Agent to be secured at all times as described in this Section 2.05, and the Administrative Agent’s and Secured Parties’ Liens and security interests to be perfected at all times.  Assets may be excluded from the Collateral or from the application of this Section 2.05 in circumstances where the Administrative Agent reasonably determines that the cost of obtaining a perfected security interest in any such asset is excessive in relation to the value offered thereby.

Section 2.06                            Use of Proceeds.  The proceeds of all Loans shall be used exclusively as follows:

(a)                                 Term Loans.  Proceeds of Term Loans shall be used: (i) to refinance indebtedness under the Existing Loan Agreement; (ii) to finance up to (but not in excess of) $20,000,000 of the Specified Dividend; and (iii) to pay fees and expenses of Holdings or any of its Subsidiaries in connection with the Transactions.

(b)                                 Revolving Credit Loans.  Proceeds of Revolving Credit Loans shall be used solely for the working capital and general corporate purposes of the Borrowers and their Subsidiaries; provided, that no proceeds of Revolving Credit Loans may be used, directly or indirectly, to pay dividends (including, without limitation, the Specified Dividend) or other Restricted Payments.

(c)                                  Letters of Credit.  All Letters of Credit shall be used by the Borrowers solely for business purposes of the Borrowers in the ordinary course of their business.

Section 2.07                            Fees.

(a)                                 Administrative Agent’s Fee.  The Borrowers jointly and severally agree to pay to Scotia Capital, for its own account, the fees in the amounts and on the dates set forth in the Fee Letter.

(b)                                 Commitment Fee.  On each Quarterly Due Date commencing on the first Quarterly Due Date following the Closing Date, and on the Maturity Date (or such earlier date as the Obligations are paid in full and the Revolving Credit Commitments are terminated), the Borrowers shall pay in arrears to the Administrative Agent for the benefit of the Revolving Credit Lenders holding unfunded Revolving Credit Commitments under this Agreement, a fee (the “Commitment Fee”) which shall be calculated daily as the amount by which (i) the Aggregate Revolving Credit Commitment Limit exceeds (ii) the aggregate outstanding unpaid principal amount of all Revolving Credit Loans and all L/C Obligations under this Agreement, multiplied by the rate of 0.75% per annum.  Commitment Fees shall be computed on the basis of a 365/366-day year counting the actual number of days elapsed.

Section 2.08                            Increased Costs; Capital Adequacy.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.09 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital and Liquidity Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 6 months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.09                            Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 2.09(a), the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                                  Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and reasonable detail as to the computation thereof and basis therefor delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the U.S. is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form or certification prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the L/C Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.09, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.09 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative

Agent, such Lender or the L/C Issuer, as the case may be, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or L/C Issuer in the event the Administrative Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g)                                  Change in Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.09(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office, if any exists, for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.09(g) shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.09(a).

Section 2.10                            Indemnification for LIBOR Breakage Charges.  The Borrowers, to the fullest extent permitted by Applicable Law, shall pay to the Administrative Agent, for the account of each Lender, promptly upon the request of such Lender delivered to the Administrative Agent and thereafter delivered by the Administrative Agent to the Borrowers, such amount or amounts as shall compensate such Lender for any actual loss, cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of (a) failure by the Borrowers to borrow, Continue or Convert any LIBOR Loan after having given notice of their intention to borrow, Continue or Convert such Loan in accordance with the provisions of this Agreement (whether by reason of the Borrowers’ election not to proceed or the non-fulfillment of any of the conditions to such Advance), or (b) the payment (or failure to pay after giving notice thereof) of any LIBOR Loan in whole or in part for any reason prior to the end of the Interest Period relating thereto.  Losses subject to reimbursement hereunder shall include expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, and will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Obligations but shall exclude any loss of anticipated margin.  Such indemnification may also include an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such repayment (if such date is not the last day of the Interest Period) through the end of such Interest Period at the applicable rate of interest for such Loans provided for herein, excluding the Applicable Margin minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  Any such calculations of losses or damages may be calculated as described above whether or not the Lender actually “match funds” LIBOR Loans in the interbank Eurodollar market.  The provisions of this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  The determination by each such Lender of the amount of any such loss or expense, when set forth in a written notice delivered to the Administrative Agent (and thereafter delivered by the Administrative Agent to the Borrowers), containing such Lender’s calculation thereof in reasonable detail, shall be presumed correct in the absence of manifest error.  For the purpose of calculating amounts payable to a Lender under this Section 2.10, each Lender shall be deemed to have funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the purposes of calculating amounts payable to the Lenders under this Section 2.10.

Section 2.11                            Payments Under the Notes.  All payments and prepayments made by the Borrowers of principal of, and interest on, the Loans and other sums and charges payable under this Agreement and other Loan Documents, shall be made, without setoff, counterclaim, defense, deduction or rescission, in Dollars via wire transfer in immediately available funds to the Administrative Agent, for the benefit of the Lenders, for receipt by the Administrative Agent not later than 2:00 p.m. (New York time), on the date on which such payment shall become due.  The failure by the Borrowers to make any such payment by such hour shall not constitute a default hereunder so long as payment is received by the close of business on that day; provided that any such payment made after 2:00 p.m. (New York time), on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans.  The Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Administrative Agent the Loans or amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that they fail to so specify, such payments shall be applied to the payment of the installment next falling due; provided, however, that prepayments shall be applied in accordance with Section 2.03; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payments in such manner as the Required Lenders may direct or, absent such direction, as it determines to be appropriate, subject to the provisions of Section 2.13 and Section 9.04).  If any payment under this Agreement or any Note or other Loan Document shall be due and payable on a day which is not a Business Day, such payment shall be deemed due on the next following Business Day and interest shall be payable at the applicable rate specified herein through such extension period.  Each payment received by the Administrative Agent under this Agreement or any Note or other Loan Document for the account of a Lender shall be paid promptly (and in any event within 1 Business Day of receipt) to such Lender, in immediately available funds, for the account of such Lender for the Loan in respect of which such payment is made.

Section 2.12                            Set-Off, Etc. The Borrowers each agree that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option exercisable following an acceleration of the Obligations due to the occurrence of an Event of Default but only after obtaining the Administrative Agent’s consent thereto, to offset balances held by it (other than accounts as to which such Borrower is acting solely as a fiduciary or any Cash Collateral Account) for the account of such Borrower at any of its offices, against any principal of or interest on the Loans held by such Lender or other fees or charges owed to such Lender hereunder which are not paid when due (regardless of whether such balances are then due to the Borrowers, or any of them), in which case it shall promptly notify such Borrower and the Administrative Agent thereof;

provided that such Lender’s failure to give such notice shall not affect the validity thereof and (as security for any Indebtedness hereunder) each Borrower hereby grants to the Administrative Agent and the Secured Parties a continuing security interest in any and all balances, credit, deposits, accounts or moneys of such Borrower maintained with the Administrative Agent and any Lender now or hereafter (other than accounts as to which such Borrower is acting solely as a fiduciary). If a Lender shall obtain payment of any principal, interest or other amounts payable under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or otherwise, it shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loan(s) held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal amounts of and interest on the Loan(s) held by each of them within one Business Day of such event. To such end, the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) within 5 Business Days if such payment is rescinded or must otherwise be restored.  The Borrowers agrees that any Participant may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Participant were a direct holder of Loans in the amount of such participation; provided that each Borrower was notified (prior to the exercise of such Participant’s right of setoff) of such purchase.  Nothing contained herein shall be deemed to require any Participant to exercise any such right or shall affect the right of any Participant to exercise, and retain the benefits of exercising, any such right with respect to any indebtedness or obligation of such Borrower, other than the Borrowers’ indebtedness and Obligations under this Agreement.

Section 2.13                            Pro Rata Treatment; Sharing.

(a)                                 Except to the extent otherwise provided herein: (i) LIBOR Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their respective Loans, (ii) each payment and prepayment by the Borrowers of principal of the Loans shall be made to Administrative Agent for the accounts of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the respective Loans held by such Lenders; (iii) each payment of interest on Loans made by the Borrowers to the Administrative Agent for the accounts of the relevant Lenders shall be made to the Administrative Agent for the Lenders pro rata in accordance with the respective unpaid amounts of interest on such Loans then due and payable to the respective Lenders; (iv) each payment under Sections 2.08, 2.09 and 2.10 shall be made by the Borrowers to the Administrative Agent for the benefit of each Lender in the amount required to be paid to such Lender pursuant to such Section for losses suffered or costs incurred by, such Lender; and (v) notwithstanding the foregoing, but subject to the proviso set forth at the end of this clause (v) and Section 9.04, after and during the continuance of an Event of Default, each distribution of cash, property, securities or other value received by Administrative Agent, any Lender, the L/C Issuer or Interest Rate Exchanger, directly or indirectly, in respect of the Borrowers’ Obligations hereunder, whether pursuant to any attachment, garnishment, execution or other proceedings for the collection thereof or pursuant to any bankruptcy, reorganization, liquidation or other similar proceeding, after payment of collection and other expenses as provided herein and in the Security Documents, shall be apportioned among the Lenders, L/C Issuer and Interest Rate Exchangers pro rata in accordance with the respective unpaid Obligations held by each of them; provided, however, that fees payable under the Fee Letter shall be apportioned only among the Administrative Agent and any other Person(s) entitled to such fees under the express terms of the Fee Letter.

(b)                                 Notwithstanding the foregoing, if any Lender, L/C Issuer or Interest Rate Exchanger (a “Recovering Party”) shall receive any such distribution referred to in Section 2.13(a)(v) (a “Recovery”) in respect thereof, such Recovering Party shall pay to the Administrative Agent for distribution to the Lenders, L/C Issuer and Interest Rate Exchangers as set forth herein their respective pro rata shares of such Recovery, as set forth herein, unless the Recovering Party is legally required to return any Recovery, in which case each party receiving a portion of such Recovery shall return to the Recovering Party its pro rata share of the sum required to be returned without interest.  For purposes of this Agreement, calculations of the amount of the pro rata share of each Lender and Interest rate Exchanger shall be rounded to the nearest whole dollar.

(c)                                  The Borrowers acknowledge and agree that, if any Recovering Party shall be obligated to pay to the other Lenders, L/C Issuer and Interest Rate Exchangers a portion of any Recovery pursuant to Section 2.13(b) and shall make such Recovery payment, the Borrowers shall be deemed to have satisfied their obligations in respect of Indebtedness held by such Recovering Party only to the extent of the Recovery actually retained by such Recovering Party after giving effect to the pro rata payments by such Recovering Party to the other Lenders, L/C Issuer and Interest Rate Exchangers.  The obligations of the Borrowers in respect of Indebtedness held by each other Lender, L/C Issuer and Interest Rate Exchanger shall be deemed to have been satisfied to the extent of the amount of the Recovery distributed to each such other Lender, L/C Issuer and Interest Rate Exchanger by the Recovering Party.

Section 2.14                            Replacement of Notes.  Upon receipt of notice to the Borrowers of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrowers, or in the case of any such mutilation, upon the surrender of such Note for cancellation, the Borrowers will execute and deliver, in lieu of such lost, stolen, destroyed, or mutilated Note, a new Note of like tenor.

Section 2.15                            Limitations on LIBOR Loans; Illegality.

(a)                                 Anything herein to the contrary notwithstanding, if a Lender shall reasonably determine (which determination shall be conclusive absent manifest error) that:

(i)                                     by reason of any event affecting United States money markets or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

(ii)                                  the rates of interest referred to in the definition of “LIBOR” in Article I, on the basis of which the rate of interest on any Loans for such period is determined, do not accurately reflect the cost to the Lenders of making or maintaining such Loans for such period;

then the Lender making such determination shall give the Administrative Agent, the other Lenders and the Borrowers prompt notice thereof (and shall thereafter give such Persons prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, such Lender shall be under no obligation to make LIBOR Rate pricing available to the Borrowers, whereupon such Lender may require that all outstanding LIBOR Loans made by it be Converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically Converted to Base Rate Loans, as of the effective date of such notice.

(b)                                 Notwithstanding any other provision herein, if for any reason a Lender shall determine in good faith (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that it shall be unable to make or maintain a LIBOR Rate in effect as contemplated by this Agreement, then (i) such Lender’s commitment hereunder to make LIBOR Rate shall thereupon be suspended (until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist) and (ii) such Lender’s Loans then outstanding shall be converted to Base Rate Loans.

Section 2.16                            Replacement of Lender.  If the Borrowers, as a result of the requirements of either Section 2.08, 2.09, 2.10 or 2.15, shall be required to pay any particular Lender (in the case of Section 2.09 who was not a Lender as of the Closing Date or during the primary syndication of the Loans under this Agreement) (an “Affected Lender”) the additional amounts referred to in such Sections, which costs are not imposed by the other Lenders, and such additional amounts are material, then the Borrowers shall be entitled to find a replacement Lender that is a Qualified Assignee or (subject to Section 12.02(b)) an Eligible Credit Party Assignee and is reasonably acceptable to the Administrative Agent, to replace the Affected Lender. The Affected Lender and the replacement Lender shall execute an Assignment and Assumption with respect to all of the Affected Lender’s Commitments and all Loans owing to the Affected Lender and comply with the requirements of Article XII. Upon the payment by the replacement Lender to the Affected Lender of the then outstanding principal amount of Loans owing to the Affected Lender, together with accrued interest thereon, and the payment by the Borrowers to the Affected Lender of any compensation required by Sections 2.08, 2.09, 2.10 and 2.15, the replacement Lender shall succeed to all of the Affected Lender’s rights and obligations under this Agreement and the other Loan Documents.

Section 2.17                            Limit on Interest. All agreements between or among the Borrowers, or any of them, the Administrative Agent and any Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness of the Borrowers, or any of them, to the Lenders hereunder or otherwise, shall the amount paid or agreed or deemed to be paid for the use or forbearance of the Indebtedness evidenced hereby or incurred pursuant hereto, whether in the form of interest, fees or other payment of cash or property (any such amount being referred to collectively in this Section 2.17 as “Interest”) exceed the maximum permissible amount which such Lender is permitted to receive under Applicable Law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Fee Letter, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Applicable Usury Law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any circumstances, any Lender should ever receive as Interest an amount which would exceed such maximum permissible amount, such amount which would be excessive Interest shall be applied to the reduction of the principal balance owed to such Lender(s) and not to the payment of Interest.  As used herein, the term “Applicable Usury Law” shall mean the law in effect as of the date hereof which is applicable to the Obligations and the payment of interest under this Agreement; provided, however, that in the event there is a change in the Applicable Usury Law or the application of such Applicable Usury Law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date; provided further, however, that in the event there is a change in Applicable Usury Law or the application of such Applicable Usury Law which requires that a lower permissible rate of interest be applicable to the Loans, then this Agreement shall be governed by such new law as of its effective date.  The provisions of this Section 2.17 shall control every other provision of all Loan Documents among the Borrowers (or any of them), the Administrative Agent and the Lenders.

Section 2.18                            Evidence of Indebtedness.

(a)                                 The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Register maintained by the Administrative Agent in the ordinary course of business.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers or other Credit Parties hereunder and under the other Loan Documents to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.18(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.18(a) or (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers or any other Credit Party under this Agreement and the other Loan Documents.

III.                              CONDITIONS PRECEDENT

Section 3.01                            Conditions Precedent to Closing and Term Loans.  The obligation of the Lenders to enter into this Agreement, to consummate the transactions evidenced hereby and to make the Loans hereunder, is subject to the satisfaction of the following conditions on the Closing Date (unless specifically waived by the Administrative Agent):

(a)                                 Representations and Warranties.  The representations and warranties set forth in this Agreement and in the Security Documents shall be true and correct in all material respects on the Closing Date (except to the extent such representations and warranties are made as of some other date(s), in which case such representations and warranties shall be true and correct in all material respects as of such other date(s)), and the Borrowers shall have performed all obligations which were to have been performed by them hereunder prior to the Closing Date.

(b)                                 Loan Documents, Organizational Documents, Etc.  The Borrowers shall have executed and delivered to the Administrative Agent (or shall have caused to be executed and delivered to the Administrative Agent by the appropriate Persons) the following (each of which shall be originals or telecopies or in “pdf” or similar format unless otherwise specified and in form and substance reasonably satisfactory to the Administrative Agent):

(i)                                     Duly executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)                                  A Note or Notes duly executed by the Borrowers in favor of each Lender requesting the same;

(iii)                               The Security Agreement duly executed by each Credit Party, together with:

(A)                               as applicable, certificates representing the pledged Equity Interests accompanied by undated stock powers executed in blank,

(B)                               appropriate financing statements satisfactory to the Administrative Agent to be filed not later than the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement or other arrangements with respect to perfection of such security interests shall have been made in a manner reasonably satisfactory to the Administrative Agent, and

(C)                               copies or notice or provision for, as applicable, of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created thereby (including, without limitation, the receipt of duly executed payoff letters, UCC-3 termination statements, security agreements for filing in respect of the Credit Parties’ patents, trademarks and copyrights) promptly and receipt of funds sufficient to pay all filing and recording taxes and fees (if any) associated therewith;

(iv)                              Such duly executed closing certificates, resolutions, consents, incumbency certificates and/or other duly executed certificates of officers of each Credit Party as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer or agent of each Credit Party in connection with this Agreement and the other Loan Documents to which such Credit Party is a party or is to be a party;

(v)                                 Copies of the Organizational Documents of each Credit Party certified by the Secretary of State of its jurisdiction of formation or incorporation (to the extent such certification is generally available), and otherwise as certified by their respective managers or corporate officers;

(vi)                              To the extent such certificates are generally available from such state or jurisdiction, certificates of existence and good standing issued by the Commonwealth of Puerto Rico and the state or jurisdiction in which the Credit Parties, or any of them, are organized;

(vii)                           True and correct copies of all material consents and Licenses specified in Schedules 4.04 and 4.13;

(viii)                        Certificates of insurance evidencing all insurance coverage and policy provisions required in this Agreement (including pursuant to Section 6.02(b)) and the Security Documents;

(ix)                              A certificate of a duly authorized and incumbent officer of the Borrowers confirming that, as of the date of the initial Advance, all representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects (except to the extent such representations and warranties are made as of some other date(s), in which case such representations and warranties shall be true, accurate and complete in all material respects as of such other date(s)), and no Default then exists or would result from the consummation of the transactions (including the Transactions) contemplated by the Loan Documents to occur on the Closing Date;

(x)                                 (A) Pro forma Consolidated and consolidating balance sheet of the Credit Parties as of the most recently ended month before the Closing Date, after giving pro forma effect to the consummation of the transactions (including the Transactions) contemplated by the Loan Documents to occur on the Closing Date and (B) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2009, which in each case are in conformity in all material respects with financial information and reports previously provided to the Administrative Agent;

(xi)                              Holdings’ and its Subsidiaries 4-year operating projections and business plan, on a consolidated and annual basis, demonstrating to the Administrative Agent’s reasonable satisfaction the Credit Parties’ pro forma compliance with the covenants contained herein;

(xii)                           A properly completed Request for Advance prepared in accordance with the requirements of this Agreement;

(xiii)                        Uniform Commercial Code, lien, tax and judgment search results with respect to each Credit Party, which, other than with respect to any searches conducted in the Commonwealth of Puerto Rico, shall be brought down not less than 3 Business Days prior to the Closing Date; and

(xiv)                       A certificate of a duly authorized and incumbent officer of each Credit Party either (A) attaching a schedule of all material governmental consents, Licenses and approvals required in connection with the (1) execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Loan Documents to which it is a party and (2) the consummation of the transactions (including the Transactions) contemplated by the Loan Documents, and such governmental consents, Licenses and approvals shall be in full force and effect, or (B) stating that no such governmental consents, Licenses or approvals are so required;

(xv)                          Certificates attesting to the solvency of Holdings and its Subsidiaries on a Consolidated basis, after giving effect to the transactions (including the Transactions) contemplated by the Loan Documents to occur on the Closing Date, from the chief financial officer (or other officer with responsibility for financial matters) of such Credit Party, substantially in the form of Exhibit K hereto;

(xvi)                       Evidence that all Indebtedness of each Credit Party (other than Indebtedness expressly permitted by this Agreement) has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished from cash on hand of the Credit Parties and all commitments relating thereto terminated; and

(xvii)                    Such other supporting documents and certificates as the Administrative Agent may reasonably request.

(c)                                  Opinions of Counsel.  The Lenders and the Administrative Agent shall have received the favorable written opinions of counsel for the Credit Parties, FCC counsel for the Borrowers and local counsel in the Commonwealth of Puerto Rico in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date.

(d)                                 No Revolving Credit Loans Outstanding.  After giving effect to the consummation of the transactions (including the Transactions) contemplated by the Loan Documents to occur on or before the Closing, no Revolving Credit Loans shall be outstanding.

(e)                                  No Default.  No Default shall have occurred and be then continuing or would result from the consummation of the transactions (including the Transactions) contemplated by the Loan Documents to occur on the Closing Date.

(f)                                   Fees and Expenses.  The Borrowers shall have paid to the Administrative Agent all fees required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter.

(g)                                  No Material Adverse Change.  There shall not have occurred, in the Administrative Agent’s reasonable opinion, any event, change, circumstance, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the financial condition, operations, assets, business or properties of the Borrowers or any of their Subsidiaries, taken as a whole, since September 30, 2010, or (ii) the ability of the Credit Parties to consummate the transactions contemplated by the Loan Documents.

(h)                                 Termination of Existing Loan Agreement.  The Administrative Agent shall have received written evidence, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, that the Existing Loan Agreement and all related credit and security documentation shall have been (or simultaneously with the Closing Date shall be) irrevocably terminated, all Indebtedness thereunder shall have been indefeasibly paid in full, and all Liens granted in connection therewith shall have been irrevocably released and of no further force and effect, in each case on the Closing Date.

(i)                                     Closing Financial Tests.  The Administrative Agent shall have received written evidence, provided in reasonable detail and certified by the chief financial officer of the Borrowers, demonstrating that:

(i)                                     Consolidated EBITDA on and as of the Closing Date is not less than $15,600,000;

(ii)                                  the ratio of Consolidated Indebtedness to Consolidated EBITDA for the 12 month period ending on February 28, 2011, immediately after the Closing, after giving pro forma effect to the initial Advance and the consummation of the Transactions, is not greater than 4.10:1.00;

(iii)                               the Borrowers will have no less than $1,000,000 of unrestricted cash on hand as of the Closing Date, immediately after giving effect to the Transactions (including the payment of the Specified Dividend).

(j)                                    Closing Date.  The Closing Date shall have occurred on or before March 31, 2011.

Section 3.02                            Conditions to Subsequent Advances.  The obligation of the Lenders to make any subsequent Advances in respect of the Revolving Credit Loans shall be subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  All representations and warranties set forth in this Agreement and in the Security Documents shall be true and correct in all material respects as of the date such Advance is requested to be made (except to the extent such representations and warranties are made as of some other date(s), in which case such representations and warranties shall be true and correct in all material respects as of such other date(s)).

(b)                                 No Default.  After giving effect to such Advance (both as of the proposed date thereof and on a pro forma basis), no Default shall have occurred and be continuing, or shall result from the requested Advance.  Each telephonic or written request for such Advance shall constitute a representation to such effect as of the date of such request and as of the date of such borrowing.

(c)                                  Use of Proceeds.  If requested by the Administrative Agent, the Borrowers shall have advised the Administrative Agent in writing of the proposed use of the Loan proceeds, which shall be in accordance with Section 2.06.

(d)                                 Request for Advance.  The Administrative Agent shall have received in accordance with the requirements of this Agreement a properly completed Request for Advance.  A Request for Advance must be received by 10:00 a.m. (New York time) on a Business Day to be effective as a notice received on such day.

Section 3.03                            Conditions to L/C Obligations.  The obligation of the Revolving Credit Lenders and the Administrative Agent to incur L/C Obligations shall be subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  All representations and warranties set forth in this Agreement and in the Security Documents shall be true and correct in all material respects as of the date such L/C Obligation is requested to be incurred (except to the extent such representations and warranties are made as of some other date(s), in which case such representations and warranties shall be true and correct in all material respects as of such other date(s)).

(b)                                 No Default.  After giving effect to such incurrence of L/C Obligations (both as of the proposed date thereof and on a pro forma basis), no Default shall have occurred and be continuing, or shall result from the requested Advance.  Each telephonic or written request for such Advance shall constitute a representation to such effect as of the date of such request and as of the date of such borrowing.

(c)                                  Use of Proceeds.  If requested by the Administrative Agent or the L/C Issuer, the Borrowers shall have advised the Administrative Agent and L/C Issuer in writing of the proposed use of the Letter of Credit, which shall be in accordance with Section 2.06.

(d)                                 Section 2.02.  The Borrowers shall have satisfied all obligations required to be satisfied as set forth in Section 2.02.

IV.                               REPRESENTATIONS AND WARRANTIES

The Borrowers hereby jointly and severally represent and warrant to the Lenders and the Administrative Agent (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes) that:

Section 4.01                            Financial Statements.

(a)                                 The pro forma balance sheet(s) delivered pursuant to Section 3.01(b) are complete and correct in all material respects and fairly present the financial condition of the Credit Parties in all material respects as at their respective dates.  No Credit Party has any material contingent obligations, liabilities for taxes or unusual commitments except as specifically mentioned in the foregoing financial statements.  All financial projections submitted to the Administrative Agent and the Lenders by the Borrowers are believed by the Borrowers to be reasonable in light of all information presently known by the Borrowers.

(b)                                 The Borrowers have heretofore furnished to the Administrative Agent the audited financial statements of Holdings and its Subsidiaries as at December 31, 2009.  To the best of the Borrowers’ knowledge, such statements are complete and correct in all material respects.  Since September 30, 2010, no Material Adverse Effect has occurred.

Section 4.02                            Organization, Etc. (a) Each Credit Party (i) is a limited liability company or corporation duly organized and validly existing under the laws of the state of its formation or incorporation, and (ii) is duly qualified to transact business in each jurisdiction where the nature of its activities requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (b) each Credit Party has the limited liability company or corporate power and authority to own its properties and to carry on its business as now being conducted and as presently contemplated; and (c) each Credit Party has the corporate or limited liability company power and authority to execute and deliver, and perform its obligations under this Agreement, the Notes, Security Documents and all other Loan Documents to which it is a party or signatory.

Section 4.03                            Authorization; Compliance, Etc.  The execution and delivery of, and the performance by each Credit Party of its obligations under the Loan Documents to which it is a party (i) have been duly authorized by all requisite action required by its Organizational Documents and (ii) except as would not reasonably be expected to result in a Material Adverse Effect, will not violate any applicable provision of Applicable Law, any order, judgment or decree of any court or other agency of government (including, without limitation, the FCC) to which any Credit Party is subject or any material indenture, agreement or other instrument to which any Credit Party is a party, or by which any Credit Party is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be permitted under this Agreement, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Credit Party pursuant to, any such indenture, agreement or instrument.

Section 4.04                            Governmental and Other Consents.  Except as described in Schedule 4.04 hereto and except as would not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties is required to obtain any Governmental Approval from, or to file any declaration or statement with, any Governmental Authority, including, without limitation, the FCC or any other Person, in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents (except that FCC approval may be required prior to the exercise by the Administrative Agent or Secured Parties of certain remedies following an Event of Default).  All consents, approvals and authorizations described in Schedule 4.04 have been duly granted and are in full force and effect on the date hereof and all filings described in such Schedule have been properly and timely made or, if so indicated on Schedule 4.04, will be properly and timely made within the time period set forth in Schedule 4.04.

Section 4.05                            Litigation.  Except as disclosed in Schedule 4.05 hereto and except for proceedings before the FCC affecting the television broadcast industry generally, there is no action, suit or proceeding at law or in equity or by or before any Governmental Authority or other agency, including, without limitation, the FCC or any arbitration board or tribunal, now pending or, to the knowledge of the Borrowers, threatened (nor is any basis therefor known to the Borrowers), (a) which questions or contests the validity of any of the Loan Documents, or any action taken or to be taken pursuant hereto or thereto (including, without limitation, the Transactions), or (b) against or affecting any Credit Party which, if adversely determined, either in any case individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 4.06                            Compliance with Laws and Agreements.  No Credit Party is in violation of any provision of its Organizational Documents and no Credit Party is in violation of any material indenture, agreement or instrument to which it is a party or by which it is bound, the violation of which would reasonably be expected to have a Material Adverse Effect, or, to the best of the Borrowers’ knowledge and belief, of any provision of law, the violation of which would reasonably be expected to have a Material Adverse Effect, or any order, judgment or decree of any court or other Governmental Authority (including, without limitation, the FCC) the violation of which would reasonably be expected to have a Material Adverse Effect.  Without limiting the scope of the foregoing, each Credit Party is in compliance in all material respects with all federal, provincial, state and local laws, regulations, licenses, authorizations and permits including all federal and state securities laws and regulations and all rules, regulations and administrative orders of the FCC, the violation of which would reasonably be expected to have a Material Adverse Effect.

Section 4.07                            Title to Properties.  Except as specified on Schedule 4.07 hereto, each Credit Party has good title to or a valid leasehold interest in all of its properties and assets (including, as of the Closing Date, the assets shown on the financial statements referred to in Section 4.01, except those assets transferred in the ordinary course of business since the date of such financial statements), free and clear of all Liens of any kind (including, without limitation, Liens in respect of unpaid taxes) other than Permitted Liens.  Except as specified on Schedule 4.07 hereto, each Credit Party enjoys quiet possession under all Leases to which it is a party as lessee, and all of such Leases are valid, subsisting and in full force and effect.  Except as specified in Schedule 4.07 hereto, none of such Leases contains any provision restricting the incurrence of indebtedness or transfer or encumbrance of assets by the lessee or change in control of the lessee.

Section 4.08                            Interests in Other Businesses.  Except as set forth in Schedule 4.08 (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule), and other than the outstanding Equity Interests of wholly-owned Subsidiaries of the respective Credit Parties, no Credit Party holds or owns any of the issued and outstanding capital stock, partnership interests or other ownership interests or Equity Interests, or any rights to acquire the same, of any corporation, partnership, firm or entity.

Section 4.09                            No Insolvency.  Neither the borrowings made or assumed by the Borrowers under this Agreement nor the execution, delivery and performance of the Notes and the Security Documents and other Loan Documents render or will render the Credit Parties on a consolidated basis, insolvent or unable to pay their debts as they become due (after giving effect to common law rights of contribution); on the Closing Date, no Credit Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property, and no Credit Party has any knowledge of any person contemplating the filing of any such petition against such Credit Party.

Section 4.10                            Full Disclosure.  No statement of fact made by or on behalf of any Person (other than the Lenders and the Agents) in this Agreement, the Security Documents or other Loan Documents, or any certificate or schedule furnished to the Administrative Agent or Lenders pursuant hereto or thereto, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein, when taken as a whole in light of the circumstances in which such statements were made, not misleading; provided, however, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based on assumption believed to be reasonable at the time made.

Section 4.11                            Tax Returns.  Except as set forth in Schedule 4.11 hereto, each Credit Party has filed all material federal, state, Commonwealth of Puerto Rico and local tax returns required to be filed (after giving effect to any valid extensions in effect), and has paid all taxes shown to be due and payable in such returns or any deficiencies that have been asserted against any Credit Party as a result of any examination by applicable tax authorities, except taxes that are being contested in good faith.

Section 4.12                            Pension Plans, Etc.

(a)                                 Plans.  Except as set forth in Schedule 4.12 hereto (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule) and except for the Newspaper Guild International Pension Plan, neither any Borrower nor any entity with which any Borrower would be aggregated (a “Commonly Controlled Entity”) under Section 414(b), (c), (m), or (o) of the Code, maintains or contributes to any pension, profit sharing or other similar plan providing for a program of deferred compensation to any employee or former employee.

(b)                                 Funding of Employee Benefit Plans.  All contributions and other payments required to be made by the Borrowers, or any of them, or any Commonly Controlled Entity to all employee benefit plans which any Borrower or any Commonly Controlled Entity maintains or to which any of them contributes (the “Employee Benefit Plans”) have been timely made or reserves adequate for such purposes have been set aside and reflected on such Borrower’s financial statements.  With respect to any such Employee Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”), there has been no failure to satisfy the minimum funding standard applicable to such Employee Benefit Plan within the meaning of Section 302 of ERISA and Section 412 of the Code, and (only with respect to any Multiemployer Plan, to the Borrowers’ knowledge) no waiver has been applied for or obtained from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code.  No Lien has arisen under Section 430(k) of the Code with respect to the assets of the Borrowers.  No Borrower has reason to believe that the level of contributions required to be made to each multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which such Borrower or any Commonly Controlled Entity contributed or contributes (a “Multiemployer Plan”) is not sufficient to maintain the level of benefits under such plan now in effect or scheduled to become effective in the future.

(c)                                  Fiduciary Duties, Prohibited Transactions and Administration. No Borrower nor any Commonly Controlled Entity has breached any fiduciary duty imposed on it under Part 4 of Title I of ERISA with respect to any Employee Benefit Plan and has not engaged in any prohibited transaction, as defined in Title I of ERISA and Section 4975 of the Code, involving any Employee Benefit Plan for which no exemption is available, except in each case as is not reasonably likely to have a Material Adverse Effect.  Each Employee Benefit Plan has been and is administered in substantial accordance with its terms and Applicable Law, the noncompliance with which would not be reasonably likely to have a Material Adverse Effect.

(d)                                 Status of Funded Pension Plans.  Each funded Employee Pension Plan (other than any Multiemployer Plan) has been determined by the Internal Revenue Service to be qualified under Section 401(a) or Section 403 (a) of the Code and nothing has occurred which would be reasonably expected to cause the loss of such qualification or the imposition of any material tax liability or penalty under the Code or ERISA on any Borrower.  With respect to each Employee Pension Plan which is subject to Title IV of ERISA, other than Multiemployer Plans, (1) no Borrower or Commonly Controlled Entity has failed to make required contributions or incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”), (2) no reportable event, as defined in Section 4043(b) of ERISA (“Reportable Event”), has occurred, and (3) the actuarial present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA (“Benefit Liabilities”), does not exceed the net assets available to provide the Benefit Liabilities.  No Borrower or any Commonly Controlled Entity knows of any facts or circumstances which might give rise to any liability to the PBGC under Title IV of ERISA (other than for premium payments).  With respect to Multiemployer Plans, no Borrower or Commonly Controlled Entity has withdrawn or partially withdrawn, as described in Subtitle E of Title IV of ERISA, from any such plan and thereby incurred any obligation to discharge a withdrawal liability (including but not limited to any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA to any Multiemployer Plan that has not been satisfied in full, and there exists no condition or set of circumstances which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to the Borrowers or any Commonly Controlled Entity.

(e)                                  Status of Employee Welfare Plans.  No Employee Benefit Plan which is an employee welfare benefit plan, as defined in Section 3(1) of ERISA (an “Employee Welfare Plan”), provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant’s employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and regulations thereunder or by applicable state statutory law.  With respect to any Employee Welfare Plan, each Borrower and each Commonly Controlled Entity has complied with the notice and continuation coverage requirements of COBRA and regulations thereunder such that there would not result in any loss of deduction under Section 162 of the Code or any tax, penalty or liability to the Borrowers; except for any noncompliance that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(f)                                   Claims.  There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted with respect to, and no Borrower or Commonly Controlled Entity has knowledge of any threatened claims or litigation with respect to, any Employee Benefit Plan (other than a Multiemployer Plan) or any fiduciary thereof, except for any noncompliance that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.13                            Licenses, Etc. (a) Schedule 4.13 hereto (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule) accurately and completely lists (i) all material authorizations, licenses, permits and franchises granted or assigned to the respective Credit Parties by the FCC or other Governmental Authority and now held by the respective Credit Parties, including all material authorizations, licenses, permits and franchises for the operation of those full-service broadcast television stations and all associated boosters, repeaters and translators identified on Schedule 4.13 (the “Stations”), (ii) the digital channels for the provision of digital television (“DTV”) service by the Stations following the DTV transition, and (iii) all construction permits, if any, granted or assigned to the Credit Parties, or any of them, by the FCC, and the same includes all material licenses, permits or franchises or other authorizations of any Governmental Authority required in connection with the conduct by each Credit Party of its business as presently conducted or proposed to be conducted (such licenses, permits, franchises and authorizations, together with any extensions or renewals thereof and any additional licenses, permits, franchises or authorizations hereafter issued to the Borrowers, or any of them, being herein sometimes referred to collectively as the “Licenses”).  All existing Licenses are in full force and effect, are duly issued in the name of, or validly assigned to, the Credit Parties as identified on Schedule 4.13, and each Credit Party has full power and authority to operate thereunder and in material compliance therewith.  Such Schedule also specifies the expiration date of each existing License.  Without limiting the generality of the foregoing, since the date the Credit Parties acquired ownership of the Stations, except as set forth on Schedule 4.13:

(i)                                     each of the Credit Parties has filed all material reports and other submissions required to be filed with the FCC by the Credit Parties with respect to the Stations and their operations;

(ii)                                  the operation of the Stations is in compliance in all material respects with ANSI Standards C95.1-1992 to the extent required under applicable rules and regulations;

(iii)                               all of the existing towers used in the operation of the Stations are obstruction-marked and lighted to the extent required by, and in material accordance with, the rules and regulations of the FAA and appropriate notification to the FAA has been filed for each such tower where required by the rules and policies of the FCC;

(iv)                              the Stations are being materially operated in accordance with FCC licensed values and in material compliance with the applicable Licenses and the Communications Act; and

(v)                                 the Stations are broadcasting their DTV signals in material compliance with their DTV authorizations, and the Stations are in compliance in all material respects with the FCC’s currently applicable build-out requirements for DTV.

(b)                                 Except as specified in Schedule 4.13, no FCC proceedings specifically directed against any Credit Party are pending or, to the Borrowers’ knowledge, threatened.

(c)                                  Except as specified in Schedule 4.13, the assets of the Stations are adequate and sufficient for all of the current operations of the Stations as contemplated as of the date hereof.

(d)                                 For all periods from and after the Closing Date, (i) the Credit Parties have placed in each Station’s public inspection file at the appropriate times the documentation required by FCC rules to have been placed in such file by the respective Credit Parties, including Section 73.3526 of the FCC rules, and (ii) the public inspection file for each Station shall contain an Issues/Programs Report as specified by FCC rules.

(e)                                  Each Credit Party and all Persons who are cognizable parties in each Credit Party as provided in the FCC rules and policies are in compliance with the provisions of Section 310(b) of the Communications Act, relating to the interests of aliens and foreign governments with respect to such Persons’ interests and ownership, directly or indirectly, in each Credit Party.

(f)                                   Holdings does not hold, and has no intention of acquiring or holding, any Licenses relating to the operation of the Stations.

Section 4.14                            [Reserved]

Section 4.15                            Ownership of Credit Parties.  Schedule 4.15 (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule and which are not otherwise in violation of the provisions of this Agreement) hereto correctly sets forth a description of each Credit Party’s Equity Interests of each class authorized, the name of each of its Equityholders and a description of its percentage interest in each Credit Party.  Such Schedule also sets forth the name of any Person holding a voting trust certificate in respect of the Equity Interests of each Credit Party.  All of said outstanding Equity Interests are validly issued, fully paid and non-assessable and owned by such Equityholders as specified in such Schedule, free of any assignment, pledge, Lien, security interest, charge, option or other encumbrance, except for Liens and security interests granted pursuant to the Security Documents, transfer restrictions imposed by Applicable Law or noted on the certificate evidencing such interests, transfer restrictions imposed by the Organizational Documents of such Credit Party or by the FCC and other encumbrances specified in Schedule 4.15.  Schedule 4.15 also sets forth a description of all warrants, options and other rights to acquire Equity Interests of each Credit Party of any class and the names of the holders thereof.  No Credit Party is obligated in any manner to issue any additional shares, or options or rights to acquire any such Equity Interests.

Section 4.16                            Intellectual Property, Etc.  Each Credit Party owns or possesses the right to use all the patents, trademarks, service marks, trade names, broadcast call letters, copyrights and licenses, and all other Intellectual Property and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others except as would not reasonably be expected to have a Material Adverse Effect.  Schedule 4.16 hereto (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule) sets forth a description of all such material Intellectual Property owned by the Credit Parties.

Section 4.17                            Brokers, Etc.  No Credit Party has dealt with any broker, finder, commission agent or other similar person in connection with the Loans or the transactions contemplated by this Agreement, and no Credit Party is under any obligation to pay, and each Credit Party covenants and agrees to indemnify and hold harmless the others from and against, any broker’s fee, finder’s fee or commission in connection with any breach of its warranty herein.

Section 4.18                            Enforceability.  Assuming that this Agreement and the Security Documents have been duly authorized, executed and delivered by the Lenders and the Agents, this Agreement, the Notes and the Loan Documents constitute the legal, valid and binding obligations of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws or similar law affecting the enforcement of creditors’ rights generally.

Section 4.19                            Environmental Matters.  Except as may be otherwise specifically stated in Schedule 4.19 hereto:

(a)                                 to the best of the Borrowers’ knowledge and belief, no Borrower or any other Person has ever caused or permitted to exist (except in such volumes as would not reasonably be expected to result in any investigation, remediation or notification requirements under Applicable Law) any oil, friable asbestos, hazardous waste, hazardous substance, or other hazardous or toxic material (as defined under Applicable Law including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Sections 9601(14) and (33), the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6903(5), the Toxic Substances Control Act, or any comparable state statute or regulation (collectively, “Environmental Laws”) all of which material is collectively referred to herein as “Hazardous Material”) to be spilled, released, placed, held, located or disposed of on, nor are any now existing on, any real estate legally or beneficially owned or leased by any Credit Party (collectively, the “Premises”), or into the atmosphere, any body of water or any wetlands on the Premises;

(b)                                 to the best of the Borrowers’ knowledge and belief, no portion of the Premises has ever been used (whether by any Credit Party or any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material, other than those types and quantities contained in normal office products and environments or otherwise permitted by Applicable Law;

(c)                                  to the best of the Borrowers’ knowledge and belief, no notice of violation, Lien or other notice has been issued by any Governmental Authority with respect to the environmental condition of the Premises, the improvements thereon, any other property owned by any Credit

Party or with respect to the release of Hazardous Material at, upon, under or within the Premises or the improvements, or the past or ongoing migration of Hazardous Material from neighboring lands or to the Premises or the improvements;

(d)                                 to the best of the Borrowers’ knowledge and belief, no asbestos-containing materials, PCBs, radon gas, or urea formaldehyde foam insulation are located or present at, upon, under or within the Premises or any improvements thereon;

(e)                                  to the best of the Borrowers’ knowledge and belief, no underground or above ground storage tanks, whether in use or closed, are on or under the Premises; and

(f)                                   to the best of the Borrowers’ knowledge and belief, the Premises and all operations conducted on the Premises are in material compliance with all Environmental Laws.

Section 4.20                            Studio and Tower Sites.  Schedule 4.20 hereto (as such Schedule may be updated from time to time by the Borrowers’ delivery to the Administrative Agent of an updated Schedule reflecting additional disclosures required by reason of events occurring since the date of delivery of the previous version of such Schedule) completely and accurately lists or shall list for each Credit Party (a) each real estate location utilized by each Credit Party as a studio, transmitter or tower site in the operation of any of the Stations, and (b) each other parcel of real estate owned by or leased to or licensed to a Credit Party (each a “Site”).  As to each such Site, Schedule 4.20 sets forth (a) the name(s) of the record owner(s) of such Site, (b) in the case of each leased or licensed Site, the date of the Lease or license (and all amendments thereto), the expiration date thereof and the terms of any applicable renewal or extension options exercisable unilaterally by the tenant or licensee thereunder, (c) the street address of such Site (if any), and (d) the legal description for such Site (if available).  Expect as specified in Schedule 4.20, to the best of each Borrowers’ knowledge and belief, none of the improved real property owned or leased by or licensed to the Credit Parties that is required to be mortgaged under Section 2.05 is situated in a flood zone designated as type “A,” “B” or “V” by the U.S. Department of Housing and Urban Development.

Section 4.21                            Margin Stock.  No Borrower owns or has any present intention of acquiring any “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”).

Section 4.22                            Investment Company Act.  No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.23                            Labor Matters.  No Credit Party is experiencing any strike, labor dispute, slow down or work stoppage due to labor disagreements which could reasonably be expected to have a Material Adverse Effect; there is no such strike, dispute, slow down or work stoppage threatened against any Credit Party; and no Credit Party is subject to any collective bargaining or similar arrangements.

Section 4.24                            Events of Default.  No Default exists on the date hereof or would exist after taking into account the Loans to be funded, and the transactions (including the Transactions) to be consummated, on the Closing Date.

Section 4.25                            [Reserved].

Section 4.26                            OFAC.  No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.27                            Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

V.                                    FINANCIAL COVENANTS

The Borrowers jointly and severally covenant and agree that, so long as the Lenders, or any of them, have any obligation to extend credit to the Borrowers hereunder, or there remains outstanding any portion of the principal of, or interest on, the Loans, or there remains outstanding any other Obligation of the Credit Parties, or any of them, to the Secured Parties or the Administrative Agent, or any of them, now existing or arising hereafter under this Agreement, the Notes, the Security Documents or any other Loan Document (except for L/C Obligations which are fully cash collateralized as set forth herein):

Section 5.01                            Interest Coverage Ratio.  As of the last day of each Fiscal Quarter set forth below, the Consolidated Interest Coverage Ratio shall not be less than the ratio set forth opposite such day:

On Each of the Following Fiscal Quarter Ending Dates:	The Credit Parties’ Interest Coverage Ratio to be not less than:
June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012	3.00:1.00

December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015

3.50:1.00

Section 5.02                            Consolidated Leverage Ratio.  As of the last day of each Fiscal Quarter set forth below, the Consolidated Leverage Ratio shall not be more than the ratio set forth opposite such day:

On Each of the Following Fiscal Quarter Ending Dates:	The Credit Parties’ Consolidated Leverage Ratio to be not more than:
June 30, 2011, September 30, 2011 and December 31, 2011	4.75:1.00
March 31, 2012 and June 30, 2012	4.25:1.00
September 30, 2012	4.00:1.00
December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013	3.50:1.00
December 31, 2013 and March 31, 2014	3.25:1.00
June 30, 2014 and September 30, 2014	3.00:1.00
December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015	2.50:1.00

Section 5.03                            Consolidated Fixed Charge Coverage Ratio.  As of the last day of each Fiscal Quarter, the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.05:1.00.

Section 5.04                            Restricted Payments.

(a)                                 Except as otherwise provided in clauses (b), (c), (d), (e) or (f) of this Section 5.04 or as contemplated and permitted by Section 2.06(a), the Credit Parties will not directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefor without the Administrative Agent’s prior written consent.

(b)                                 Unless an Event of Default shall have occurred and be continuing or would result from such proposed Restricted Payment, a Credit Party may in the ordinary course of business make Restricted Payments consisting of Tax Distributions to its Equityholders.

(c)                                  So long as no Default shall have occurred and be continuing or would result therefrom, any Credit Party may purchase Equity Interests, warrants, rights or options to acquire such Equity Interests from employees of such Credit Party and its Subsidiaries in connection with the termination of their employment in an aggregate amount not to exceed $250,000 in the aggregate during any Fiscal Year.

(d)                                 Commencing in Fiscal Year 2012, after the prepayment required pursuant to Section 2.03(b)(ii) for the preceding Fiscal Year, the Credit Parties may pay cash dividends and distributions (other than management or similar fees) to its Equityholder(s), so long as (i) no Default shall have occurred and be continuing or would result therefrom, (ii) the Consolidated Leverage Ratio (on a pro forma basis after giving effect to all such dividends or distributions) is less than 3.25 to 1.00, (iii) the Administrative Agent shall have received all financial statements and other information then required to be delivered pursuant to Section 6.05(a), (b), (c) and (f) for the most recently ended Fiscal Year and Fiscal Quarter, and (iv) the aggregate amount of such cash dividends and distributions shall not exceed an amount equal to (x) Excess Cash Flow for the preceding Fiscal Year minus (y) the amount of the prepayment required to be made pursuant to Section 2.03(b)(ii) in respect of such Excess Cash Flow; provided, that to the extent such dividends or distributions are not permitted to be paid under this Section 5.04(d) due to the occurrence and continuance of a Default, such dividends or distributions shall accrue until such dividends or distributions are permitted to be paid under this Section 5.04(d), and such maximum amount for such Fiscal Year referred to above shall be increased dollar-for-dollar by the amount of such unpaid dividends or distributions.

(e)                                  So long as no Default shall have occurred and be continuing or would result therefrom, the Credit Parties may pay (i) the Specified Dividend on the Closing Date and (ii) Permitted Management Fees in each Fiscal Year to the extent permitted by the Management Fee Subordination Agreement after first paying the mandatory prepayment, if any, required by Section 2.03(b)(ii) which is payable in such Fiscal Year.

(f)                                   In addition to any other Restricted Payments permitted under Section 5.04(d), the Credit Parties may make distributions (other than management or similar fees) to their Equityholder(s), so long as (i) no Default shall have occurred and be continuing or would result therefrom, (ii) the Consolidated Leverage Ratio (on a pro forma basis after giving effect to all such dividends or distributions) is less than 3.25 to 1.00, (iii) the aggregate amount of such cash dividends and distributions shall not exceed $5,000,000 in the aggregate, and (iv) immediately before and immediately after giving pro forma effect to any such dividend or distribution, the amount then available to be drawn under the Revolving Credit Loans, together with free cash on hand of the Credit Parties, shall be at least equal to $5,000,000.

VI.                              AFFIRMATIVE COVENANTS

The Borrowers jointly and severally covenant and agree that, so long as any Lender has any obligation to extend credit to the Borrowers, or any of them, hereunder, or there remains outstanding any portion of the principal of, or interest on, the Loans, or there remains outstanding any other Obligation of the Credit Parties, or any of them, to the Secured Parties, or any of them, now existing or arising hereafter under this Agreement, the Notes, the Security Documents or other Loan Documents (other than L/C Obligations which are fully cash collateralized as set forth herein), each Borrower will, and will cause each Subsidiary and other Credit Party to:

Section 6.01                            Preservation of Assets; Compliance with Laws, Etc.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a corporation or limited liability company (as applicable), and all material rights, licenses, permits and franchises (including all Licenses, consistent with FCC rules and policies) and comply in every material respect with all laws and regulations applicable to it and all material agreements to which it is a party, the violation of which could have a Material Adverse Effect; at all times reasonably maintain, preserve and protect all material trade names (including the call letters of the Stations, except to the extent that any Borrower, with notice to the Administrative Agent, reasonably and in the exercise of its business judgment elects to change the call letters of its respective Station) and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear and damage by fire or other casualty excepted), and from time to time, make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section 6.02                            Insurance and Casualty/Condemnation Events.

(a)                                 Insurance Coverages.  Maintain at its own expense, with insurers reasonably acceptable to the Administrative Agent and Lenders and comply with all terms and conditions of, the following insurance coverages:

(i)                                     All Risk Property and Boiler and Machinery Insurance. “All risk” or “special form” primary and contingent property insurance against direct physical loss or damage on an all risks basis, including flood and hurricane and comprehensive boiler and machinery coverage, subject to a maximum deductible of $50,000.  The property shall be insured for the full replacement cost and such policy shall contain an agreed amount endorsement waiving any coinsurance penalty;

(ii)                                  Business Income.  As an extension of the coverage required under Section 6.02(a)(i), business income insurance including extra expense in an agreed amount equal to 4 months projected loss of net profits, continuing expenses and debt service payments, subject to a maximum deductible of $25,000 and shall contain an agreed amount endorsement waiving any coinsurance penalty;

(iii)                               Commercial General Liability Insurance.  Primary and contingent commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 per each occurrence and $2,000,000 in the aggregate per location.  Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire, legal liability and employee benefits liability.  Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;

(iv)                              Workers’ Compensation/Employer’s Liability.  Workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Credit Parties, or any of them, while at work or in the scope of his or her employment with the Credit Parties, and employer’s liability insurance with a policy limit of not less than $500,000.  Such coverage shall not contain any occupational disease exclusions;

(v)                                 Automobile Liability.  Automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage.  Such coverage shall have a limit of not less than $1,000,000;

(vi)                              Excess/Umbrella Liability.  Excess or umbrella liability insurance in an amount not less than $5,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under Section 6.02(a)(iii), (a)(iv) (employer’s liability only), and (a)(v).  Such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.  Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;

(vii)                           Media Liability.  Media liability coverage written on an occurrence basis with a limit of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate.  Such coverage shall include but not be limited to defamation including libel, slander or trade libel, disparagement or harm to character, reputation or feelings, any product disparagement, invasion or infringement of or interference with right of privacy or publicity outrage, outrageous conduct or infliction of emotional distress, plagiarism or misappropriation of information or ideas, piracy, infringement of copyright, title, slogan, trademark, trade name, service mark or service name and unfair competition; and

(viii)                        Flood Insurance.  If any Site owned or leased by or licensed to the Credit Parties that is required to be mortgaged under Section 2.05 or 6.08 is situated in a flood zone designated as type “A,” “B” or “V” by the U.S. Department of Housing and Urban Development, then flood insurance in amounts and coverages which would be satisfactory to meet the requirements imposed by Applicable Laws with respect to national banks.

(b)                                 Certain Provisions Relating to Insurance Coverage.  The Borrowers shall cause each insurance policy (other than any policy referred to in clause (a)(iv) above related to workers’ compensation) pertaining to the insurable properties to (i) name the Administrative Agent and each Secured Party, as an “additional insured” if such policy is a liability policy, (ii) name the Administrative Agent for itself and on behalf of the Secured Parties as “first loss payee as their interest may appear” if such policy is a property and/or boiler & machinery policy, (iii) provide that the Administrative Agent shall be notified in writing of any proposed cancellation or material change in risk of such policy, initiated by the Borrowers’ insurer at least 30 days in advance prior to any proposed cancellation or material change in risk, (iv) contain a waiver of subrogation in favor of the Administrative Agent for itself and on behalf of the Secured Parties; (v) contain a breach of warranty in favor of the Loss Payee, (vi) contain a cross liability clause, (vii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Administrative Agent and Secured Parties, and (viii)

provide that the Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters.

(c)                                  Evidence of Insurance Coverage.  On the Closing Date and at least 30 days prior to expiry of the policies, the Borrowers shall deliver or cause to be delivered to the Administrative Agent satisfactory evidence from the Borrowers’ independent insurance agent confirming that the insurance premiums with respect to the policies of insurance required to be maintained pursuant to this Section 6.02 have been paid, that such policies are in force, and that such policies meet the insurance requirements set forth in this Section 6.02.  The Borrowers shall also furnish or cause to be furnished a certificate of insurance evidencing that all the coverages listed in this Section 6.02 have been renewed and continue to be in full force and effect for such period as shall be then stipulated, (ii) specify the insurers with whom the insurances are carried, and (iii) contain such other certifications and undertakings as are customarily provided to Lenders, as reasonably requested by the Administrative Agent.

(d)                                 Administrative Agent May Obtain Insurance.  In the event that the Borrowers, or any of them, shall default in the performance of its obligations under this Section 6.02, the Administrative Agent may, at its option, with prior notice to the Borrowers, effect such insurance coverage with an insurer acceptable to the Administrative Agent and add the premium(s) paid therefor to the principal amount of the Obligations incurred pursuant hereto, and the amount of such premium shall be payable by the Borrowers on demand with interest thereon at the highest rate payable hereunder.

(e)                                  Application of Casualty/Condemnation Proceeds.  In the event of a Casualty/Condemnation Event, the Casualty/Condemnation Proceeds related thereto shall be paid over and applied in accordance with and to the extent required by Section 2.03(b)(iii).

Section 6.03                            Taxes, Etc.  Pay and discharge or cause to be paid and discharged as the same shall become due and payable or within 45 days thereafter all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would become a Lien (other than a Permitted Lien) or charge upon such properties or any part thereof; provided, however, that no Credit Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested; and provided, further that, in any event, payment of any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized or sold in satisfaction thereof.

Section 6.04                            Notice of Proceedings, Defaults, Adverse Change, Etc.  Promptly (and in any event within 5 Business Days of any Credit Party’s discovery thereof) give written notice to the Administrative Agent of (a) any investigations or proceedings instituted or threatened by or in any federal, state or local court or before any commission or other regulatory body or arbitrator, whether federal, state or local (including, without limitation, any proceeding or investigation by or in front of the FCC, other than proceedings of general applicability to television broadcast stations such as the Stations) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (b) any notices of default received by any Credit Party (together with copies thereof, if requested by the Administrative Agent) with respect to alleged defaults under or violations of any of its material licenses, permits or franchises (including any material Licenses), material Leases (including, without limitation, any Lease of real estate used as a studio, transmitter or tower location) or any agreements listed on Schedule 6.04 hereto (as such Schedule may be updated from time to time at the reasonable request of the Administrative Agent); (c) the occurrence of any Default; and (d)(i) the occurrence of any Reportable Event or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan of the Credit Parties or any of their Subsidiaries, (ii) the institution or threatened institution by PBGC of proceedings under ERISA to terminate or to partially terminate any such Employee Benefit Plan of the Credit Parties or any of their Subsidiaries, (iii) the commencement or threatened commencement of any litigation regarding any such Employee Benefit Plan of the Credit Parties or any of their Subsidiaries or the appointment of a trustee by the PBGC to administer any such Employee Benefit Plan or (iv) any action taken by the Credit Parties, any Subsidiary of the Credit Parties or any Commonly Controlled Entity to withdraw or partially withdraw from any Employee Benefit Plan or to terminate any Employee Benefit Plan.  Without limiting the generality of the foregoing, the Borrowers shall promptly upon a Credit Party’s receipt of notice of (A) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material License held by any Credit Party, or any notice of default or forfeiture with respect to any such License, (B) any refusal by any governmental agency or authority (including, without limitation, the FCC) to renew or extend any such License, or (C) any challenge, dispute or other proceeding with respect to a material License or any permit related to construction of broadcast facilities, tower sites or other related matters, give written notice thereof to the Administrative Agent specifying the nature of such event, the period of existence thereof, and what action the Borrowers or other Credit Party is taking or proposes to take with respect thereto, and, at the request of Administrative Agent or any Lender, provide such additional information as Administrative Agent or any Lender shall reasonably request.

Section 6.05                            Financial Statements and Reports.  Furnish to the Administrative Agent or cause to be furnished to the Administrative Agent (with copies to each Lender up to a maximum of 4 Lenders):

(a)                                 Within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), (i) Holdings’ audited Consolidated balance sheets and changes in members’ equity and sources and uses of funds of Holdings and its Subsidiaries, and their statements of income, together with supporting schedules, prepared and certified by independent certified public accountants selected by the Credit Parties and reasonably acceptable to the Administrative Agent (the “Accountants”) (provided that the accountants engaged by the Credit Parties as of the Closing Date are acceptable to the Administrative Agent as of the Closing Date, and shall be deemed acceptable until further notice from the Administrative Agent) and accompanied by their opinion which shall not be subject to any “going concern” or like qualification or like exception, and (ii) Holdings’ consolidating balance sheets and statements of income, together with supporting schedules, prepared and reviewed by the Accountants, showing the financial condition of the Credit Parties and their respective Subsidiaries at the close of such Fiscal Year and the results of operations during such year, containing supplemental schedules

(including detailed revenue sources, income and retained earnings statements and statements of cash flows);

(b)                                 Within 45 days after the end of each Fiscal Quarter (or within 120 days after the end of the Fiscal Quarter ending on December 31 of each Fiscal Year), the Consolidated and consolidating balance sheets of Holdings and its Subsidiaries, and Consolidated and consolidating statements of income, prepared by Holdings in accordance with Generally Accepted Accounting Principles, consistently applied, subject to normal year-end adjustments and certified by its president, chief financial officer or vice president finance, and setting forth comparisons with the budget provided pursuant to Section 6.05(f) and with the prior year’s results, such balance sheet to be as of the end of such Fiscal Quarter and such statements of income to be for the Fiscal Quarter then ended and the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (in each case subject to normal audit and year-end adjustments);

(c)                                  Concurrently with the delivery of any annual financial statements required by Section 6.05(a) and any quarterly financial statements required by Section 6.05(b), (i) a Covenant Compliance Certificate signed by the president, chief financial officer or vice president finance of the Borrowers setting forth the calculations contemplated in Article V of this Agreement, and certifying as to the fact that such Person has examined the provisions of this Agreement and that, to such Person’s knowledge, no Default has occurred (or, if such an event has occurred, a statement explaining its nature and extent and setting forth the steps the Credit Parties propose to take to cure such Default or prevent any Event of Default from occurring), and (ii) in the case of the December 31, 2010 financial statements and each second and fourth Fiscal Quarter financial statements thereafter, management’s discussion of such year-to-date financial statements by setting forth comparisons with the budget to be provided to the Administrative Agent pursuant to Section 6.05(f) and with the prior year’s results and explaining such variances;

(d)                                 If requested by the Administrative Agent, within 10 Business Days following such request, to the extent available to the Credit Parties to be provided, (i) all reports issued by The Nielsen Company for the ratings periods applicable to the Borrowers with respect to the television broadcast markets in which the Stations are located, and (ii) copies of all material contracts identified in such request relating to the Stations;

(e)                                  Promptly upon their becoming available, and in any event within 10 Business Days after the receipt or filing thereof by a Credit Party, copies of any periodic or special reports filed by a Credit Party with the FCC or any Governmental Authority, if such reports indicate any material change in the business, operations, affairs or condition of a Credit Party or if copies thereof are requested by the Administrative Agent, and copies of any material notices and other material communications from the FCC or any Governmental Authority which specifically relate to a Credit Party, the Stations, or any License if such material notices or material communications indicate any material change in the business, operations, affairs or condition of a Credit Party or Station;

(f)                                   Within 60 days after the beginning of each Fiscal Year, a budget for such Fiscal Year containing consolidated and consolidating projections of income and expenses for the Credit Parties in form reasonably acceptable to the Administrative Agent;

(g)                                  Promptly upon receipt thereof, and in any event within 10 Business Days after such receipt, copies of all correspondence and notices received by any Credit Party from the Internal Revenue Service relating to any material adverse action or determination by the Internal Revenue Service in respect of such Credit Party’s tax status under the Code;

(h)                                 Written notice within 15 days after any Credit Party obtaining any material License which would require FCC, FAA or other governmental authority or approval or consent with respect to the Obligations or any Lien under the Security Documents or before the Administrative Agent or the Lenders may exercise their remedies under the Loan Documents, except as contemplated by the Loan Documents; and

(i)                                     As soon as reasonably possible after request therefor, such other information regarding the operations, assets, business, affairs and financial condition of each Credit Party, as any Lender or the Administrative Agent may reasonably request from time to time.

Section 6.06                            Inspection.  Permit employees, agents and representatives of the Lenders and the Administrative Agent to inspect, during normal business hours, upon reasonable advance notice, the Premises and each Credit Party’s books and records and to make abstracts or reproductions thereof, and to discuss the Credit Parties’ affairs, finances and accounts with the Credit Parties’ directors, officers and independent public accountants (at which an authorized officer of the Borrowers shall be entitled to be present), all at the expense of the Credit Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable notice to the Borrowers; provided, however, that (a) unless an Event of Default has occurred and is continuing, the Credit Parties shall not be required to permit, and shall not be responsible for the expense of any such inspections other than 2 inspections per year by the Administrative Agent, (b) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice so long as they do so in a coordinated manner through the Administrative Agent and the Administrative Agent uses commercially reasonable efforts to minimize the resulting cost and burden to the Credit Parties, and (c) the Credit Parties shall not be responsible for the fees of any consultants, advisors or other independent contractors.

Section 6.07                            Accounting System.  Maintain a standard system of accounting in accordance with Generally Accepted Accounting Principles consistently applied and maintain the Fiscal Year as its fiscal year.

Section 6.08                            Notice of Purchase of Real Estate and Leases.  Promptly notify the Administrative Agent in the event that any Credit Party shall purchase any real estate or enter into any Lease of real estate used as a transmitter or studio site, supply the Administrative Agent with a copy of the related purchase agreement or of such Lease, as the case may be, and comply with the provisions of Section 2.05 within 30 days of request thereof by the Administrative Agent.

Section 6.09                            Additional Assurances.  From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Administrative Agent shall reasonably request for the purpose of implementing or effectuating the provisions of this Agreement, the Notes or the Loan Documents, and upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, exercise and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may be so required to obtain.

Section 6.10                            Environmental Indemnification.  In respect of all environmental matters:

(a)                                 comply in all material respects with the requirements of all federal, state, and local Environmental Laws which are applicable to the Credit Parties or their properties; notify the Administrative Agent promptly in the event a Credit Party acquires any knowledge of any spill, release or disposal of Hazardous Material on the Premises in material violation of Environmental Laws; forward to the Administrative Agent promptly any notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Premises; provided, however, that the Borrowers shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books adequate reserves with respect to any such fine or assessment so contested; and provided, further, that, in any event, payment of any such fine or assessment shall be made before any of their property shall be seized or sold in satisfaction thereof;

(b)                                 promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would reasonably be expected to cause any of the representations and warranties contained in Section 4.19 hereof to cease to be true in all material respects for any time before all Obligations is paid in full;

(c)                                  not become involved, and will not knowingly permit any tenant of the Premises to become involved, in any operations at the Premises generating, storing, disposing, or handling Hazardous Material (other than those types and quantities in normal office products and environments or as otherwise permitted by Applicable Law) that would reasonably be expected to lead to the imposition on any Lender or the Administrative Agent, or any Borrower or the Premises of any liability or Lien under any Environmental Laws;

(d)                                 immediately contain and remove any Hazardous Material on the Premises which are in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Borrowers’ expense; and the Borrowers agree that, if the Credit Parties should breach their obligations under this Section 6.10(d), the Administrative Agent shall have the right, at its sole option but at the Borrowers’ expense, to have an environmental engineer or other representative review the work being done;

(e)                                  promptly upon the request of the Administrative Agent, based upon the Administrative Agent’s reasonable belief that (i) Hazardous Materials are present at the Premises in other violation of Environmental Laws, or (ii) a material violation of Environmental Laws exists with respect to the Premises, provide the Administrative Agent with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Administrative Agent; and

(f)                                   indemnify, protect, defend, and hold harmless each of the Lenders and each of the Agents, and each of their respective Affiliates, and the officers, directors, employees, attorneys, advisors, consultants and agents of each Lender, each Agent and the Affiliates of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including, without limitation, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Credit Party or any Subsidiary of the Borrowers, or any of them, any Lender, any Agent or the Premises.  Notwithstanding the foregoing, no Borrower or any other Credit Party shall be obligated to indemnify any Indemnitee against damages, costs and liabilities which are caused by such Indemnitee’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction in a non-appealable decision).  The provisions of this Section 6.10(f) shall continue in effect and shall survive (among other things) any termination of this Agreement, payment and satisfaction of the Notes and Obligations, and the release of any Collateral.

Section 6.11                            Appraisals.  If an Event of Default shall have occurred and be continuing, to obtain, at the Administrative Agent’s request, from an independent appraiser approved by the Administrative Agent, appraisals as to the market value of any Collateral, all at the sole cost and expense of the Borrowers.

Section 6.12                            Renewal of Licenses.  File any necessary applications with the FCC to renew the Licenses (except other auxiliary Licenses no longer used or useful in the operation of the Stations) in a timely manner and in accordance with all applicable provisions thereof and of Applicable Law.

Section 6.13                            Compliance with Terms of Leaseholds.  (a)  Make all payments and otherwise perform all obligations in respect of all Leases of real property to which any of the Credit Parties is a party, and notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default and keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and cause each Credit Party to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b)                                 Cause each Lease of real estate used or to be used by any Credit Party as a tower or transmitter site to be renewed by a Credit Party or the landlord thereunder at least 90 days prior to its scheduled expiration or termination date, unless either (i) the failure to renew such Lease is not reasonably expected to result in the loss of the Credit Party’s ability to operate the affected transmitter on such Leased site, or (ii) the Credit Parties provide the Administrative Agent with reasonably acceptable evidence that such Credit Party has identified a replacement leased or owned location which will allow such Credit Party to transmit there from without a Material Adverse Effect in signal coverage provided by such affected transmitter, and the Credit Party will be able to relocate its transmitter to such replacement premises prior to the expiration of such 90-day period.

Section 6.14                            Interest Rate Hedge Agreements.  (a)  Within 60 days after the Closing Date, enter into, and for a period of not less than 2 years after the Closing Date maintain in effect, one or more Approved Interest Rate Hedge Agreements reasonably acceptable to the Administrative Agent in form, scope and substance, the effect of which is that not less than 50% of the aggregate principal amount of the Term Loans outstanding on the Closing Date will bear interest at a fixed or capped rate or the interest cost of which will be fixed or capped.

(b)                                 To the extent requested by the Administrative Agent (in its sole and absolute discretion) on or prior to the second anniversary of the Closing Date, enter into, and for a period of not less than 1 year after such second anniversary of the Closing Date maintain in effect, one or more Approved Interest Rate Hedge Agreements reasonably acceptable to the Administrative Agent in form, scope and substance, the effect of which is that not less than 50% of the aggregate principal amount of the Term Loans outstanding on such second anniversary of the Closing Date will bear interest at a fixed or capped rate or the interest cost of which will be fixed or capped.

Section 6.15                            Future Guarantors, Security, Etc.  (a)  Promptly, and in any event within 10 Business Days, following the request of the Administrative Agent, the Borrowers shall, and shall cause each direct and indirect U.S. Subsidiary of Holdings to, execute and/or deliver any documents, agreements, instruments and Uniform Commercial Code financing statements or similar filings, and take all further action (including filing Mortgages) that may be required under applicable law, and do all things reasonably requested by the Administrative Agent, in order to effectuate the transactions contemplated by the Loan Documents in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents.  Promptly, and in any event within 30 days, following the acquisition or creation of a direct or indirect U.S. Subsidiary by Holdings, the Borrowers shall cause such U.S. Subsidiary to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the relevant Guaranty, the Security Agreement and each other applicable Loan Document in favor of the Secured Parties.  In addition, from time to time, the Borrowers shall, and shall cause each direct or indirect U.S. Subsidiary of Holdings to, at the Borrowers or such U.S. Subsidiary’s cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its and their assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, subject to Section 2.05, substantially all the assets of Holdings and its direct and indirect U.S. Subsidiaries (including real and personal property acquired subsequent to the Closing Date); provided, that at no time shall any Credit Party be required to pledge more than 65% of the voting Equity Interests of any Foreign Subsidiary.  Such Liens shall be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall, and shall cause each U.S. Subsidiary of Holdings to, deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 6.15.

(b)                                 Within 90 days after the Closing Date (subject to extension by the Administrative Agent, in its reasonable discretion), the Borrowers shall, and shall cause each direct and indirect U.S. Subsidiary of Holdings to, have executed and/or delivered a Mortgage with respect to the Guaynabo Real Property, together with (i) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, intangible, mortgage and recording taxes and fees have been paid, (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or counter-signed markups or pro formas of the same) in respect of the owned real property subject to such Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in an amount equal to the face amount of the Mortgage (or such lesser amount as shall be approved by the Administrative Agent), issued coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgage to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary; and (iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, in form and substance reasonably acceptable to the Administrative Agent.

VII.                          NEGATIVE COVENANTS

The Borrowers jointly and severally covenant and agree that, so long as any Lender has any obligation to extend credit to the Borrowers, or any of them, hereunder, or there remains outstanding any portion of the principal of, or interest on, any Loan, or there remains outstanding any other Obligation of the Credit Parties, or any of them, to the Secured Parties or the Administrative Agent, or any of them, whether now existing or arising hereafter and whether under this Agreement, the Notes, the Security Documents or other Loan Documents (other than L/C Obligations which are fully cash collateralized as set forth herein), unless the Administrative Agent shall otherwise consent in writing, each Borrower will not, directly or indirectly, and will not permit any Subsidiary or Credit Party to, directly or indirectly:

Section 7.01                            Indebtedness.  Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, whether direct, indirect or contingent, except, in the case of the Credit Parties and their respective Subsidiaries:

(a)                                 Indebtedness and other Obligations of the Credit Parties and their Subsidiaries to the Administrative Agent, the Lenders and their Affiliates under this Agreement, the Notes, the other Loan Documents, and related agreements, including, without limitation, any Approved Interest Rate Hedge Agreements;

(b)                                 Liabilities in respect of Trades, Programming liabilities, deferred reserves and other normal accruals and payables in the ordinary course of business (including such obligations assumed in connection with a Permitted Acquisition);

(c)                                  Indebtedness under Capitalized Leases and Purchase Money Security Agreements relating to the purchase price of office and other equipment (other than transmitters and other essential broadcasting equipment) to be used in the business of the Credit Parties to the extent the Borrowers and their Subsidiaries would be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 5.02 as at the last day of the most recently concluded Fiscal Quarter; provided, however, that the aggregate unpaid principal balance of all such Indebtedness of the Credit Parties plus Indebtedness permitted under Section 7.01(g) does not in the aggregate exceed $3,000,000 outstanding at any time;

(d)                                 Indebtedness of a Credit Party owed to another Credit Party; provided that such Indebtedness (i) is subject to an Affiliate Subordination Agreement and (ii) has been pledged to (and is otherwise subject to a first-priority perfected Lien in favor of) the Secured Parties under the Loan Documents;

(e)                                  Indebtedness existing on the date hereof and described in Schedule 7.01 attached hereto;

(f)                                   Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;

(g)                                  Other Indebtedness in an amount outstanding at any time not to exceed in the aggregate $3,000,000 minus Indebtedness then outstanding and permitted by Section 7.01(c), to the extent the Borrowers and their Subsidiaries would be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 5.02 as at the last day of the most recently concluded Fiscal Quarter;

(h)                                 (i) Indebtedness of a Credit Party assumed in connection with Permitted Acquisitions (so long as such Indebtedness was not incurred in anticipation or furtherance of such Acquisition), (ii) Indebtedness of newly-acquired Subsidiaries of a Credit Party acquired pursuant to a Permitted Acquisition (so long as such Indebtedness was not incurred in anticipation or furtherance of such Acquisition), and (iii) Indebtedness of a Credit Party owed to the seller or a third-party in connection with any Permitted Acquisition constituting part of the purchase price therefor, all of which Indebtedness under this Section 7.01(h) shall not exceed $2,000,000 in the aggregate outstanding at any time and to the extent the Borrowers and their Subsidiaries would be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 5.02 as at the last day of the most recently concluded Fiscal Quarter; and

(i)                                     Indebtedness of a Credit Party in respect of the Permitted Sale and Leaseback Transactions.

Section 7.02                            Liens.  Create, incur, assume, suffer or permit to exist any Lien or other encumbrance of any nature whatsoever on any of the assets or capital stock of the Credit Parties or any Subsidiary of a Credit Party, now or hereafter owned, other than the following (“Permitted Liens”):

(a)                                 Liens securing the payment of taxes or utility charges and which arise by operation of law, which Liens are either not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves;

(b)                                 deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or Leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business;

(c)                                  Liens imposed by law, such as banker’s, carriers’, warehousemen’s, landlord’s, laborers’ or mechanics’ liens, incurred by it in good faith in the ordinary course of business, and Liens with respect to judgments but only to the extent that (i) any such judgment does not otherwise constitute an Event of Default pursuant to Section 8.01(m), and (ii) either (A) such Lien is not prior or senior to any of the Liens granted to the Secured Parties and/or the Administrative Agent pursuant to the Security Documents unless bonded in full to the Administrative Agent’s reasonable satisfaction, or (B) such Lien attaches solely to property of the Credit Parties, if any, with respect to which the Secured Parties and the Administrative Agent do not assert a Lien;

(d)                                 security interests and Liens in favor of the Administrative Agent under the Security Documents;

(e)                                  Capitalized Leases described in Section 7.01(c) and security interests granted by Purchase Money Security Agreements to the extent permitted by Section 7.01(c); provided that each such Lien shall at all times be limited solely to the item or items of property so acquired and identifiable proceeds thereof;

(f)                                   restrictions, covenants, easements, rights of way and minor irregularities in title which do not and will not materially interfere with the occupation, use and enjoyment by any Credit Party or their Subsidiaries of such properties and assets in the normal course of its business as presently conducted (or with respect to after-acquired property, as intended to be conducted) or materially impair the value or transferability of such properties and assets for the purpose of such business;

(g)                                  Liens securing the Indebtedness permitted by Section 7.01(e) to the extent set forth in said Schedule 7.01;

(h)                                 any other Liens existing on the date hereof and described in Schedule 7.02 attached hereto;

(i)                                     Liens assumed in connection with Indebtedness permitted by clause (i) or (ii) of Section 7.01(h);

(j)                                    licenses, leases or subleases of real estate granted to other Persons in the ordinary course of business which do not materially interfere with the Credit Parties’ conduct of their business or materially detract from the value of a Credit Party’s assets;

(k)                                  Liens disclosed on the title reports delivered to the Administrative Agent on the date hereof and consented to by the Administrative Agent or the title policies delivered to the Administrative Agent on the Closing Date, provided that such Liens do not extend to assets or secure Indebtedness in addition to those existing on the Closing Date;

(l)                                     transfer restrictions imposed by Applicable Law or noted on the certificate evidencing Equity Interests, and consented to by the Administrative Agent;

(m)                               present and future zoning laws, ordinances, resolutions, orders and regulations of all municipal, county, state or federal governments having jurisdiction over the property and the use of improvements thereon;

(n)                                 any state of facts disclosed on the surveys delivered to the Administrative Agent on the Closing Date and, with respect to real property hereafter acquired, such state of facts as a current, accurate survey of the property would disclose, provided the same do not render title unmarketable or materially adversely affect the use of the property for its intended purposes;

(o)                                 rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conducts and distribution boxes and equipment in, over, under, and/or upon the property or any portion thereof, provided the same do not render title unmarketable;

(p)                                 variations between record line and retaining walls; encroachments of adjoining premises upon the property, provided the same do not render title unmarketable;

(q)                                 the printed exclusions from coverage listed in any title commitment or title insurance policy;

(r)                                    with respect to any real property as to which a Credit Party or Subsidiary holds leasehold interest, the terms and conditions of the lease giving rise to such leasehold interest, and any Liens on the underlying fee interest of the lessor in such property; and

(s)                                  such other title and survey exceptions as Administrative Agent has approved or may approve in writing in its reasonable discretion.

Section 7.03                            Disposition of Assets.  Except as hereinafter provided in this Section 7.03, enter into or suffer to occur any Disposition of any of their properties, assets, rights, Licenses or franchises of or used by a Credit Party or any of their Subsidiaries to any Person, except: (i) in connection with the replacement of equipment with other equipment of at least equal utility and value (provided that the Administrative Agent’s Lien upon such newly-acquired equipment has the same priority as the Administrative Agent’s Lien upon the replaced equipment); (ii) the Disposition without replacement of obsolete assets not material, individually or in the aggregate, to the operation of such Credit Party or Subsidiary’s business and having an aggregate Fair Market Value of not more than $1,000,000 in each Fiscal Year; (iii) the Disposition of inventory, or the license or sale of Programming, or the lease or sublease of real property or tower space on customary terms in the ordinary course of business; (iv) the Disposition of property by any Subsidiary to a Credit Party or by a Credit Party to another Credit Party; (v) the Disposition of up to $3,000,000 in aggregate (during the term of this Agreement) of the Credit Parties’ motor vehicles in connection with the Permitted Sale and Leaseback

Transactions; (vi) Dispositions for Fair Market Value of Permitted Investments described in clauses (b), (c), (d) and (e) of the definition of Permitted Investments; (vii) a sale of the Guaynabo Real Property in cash for a purchase price equal to its then Fair Market Value; or (viii) other Dispositions for Fair Market Value and which are not otherwise permitted by this Section 7.03 in an aggregate amount of up to $2,500,000 (during the term of this Agreement); provided, however, that, in no event shall any Credit Party sell, lease, transfer or dispose of any material License or of all or substantially all of the assets of any Station without the prior written consent of the Required Lenders.

Section 7.04                            Fundamental Changes; Acquisitions.

(a)                                  (i) Form any Subsidiary (except, that, in connection herewith, will immediately become a Guarantor) or otherwise change the legal structure or organization of a Credit Party or any Subsidiary of a Credit Party in a manner materially adverse to the interests of any Secured Party; (ii) permit or suffer any amendment of its Organizational Documents (except for amendments of the schedule of ownership of any Credit Party in connection with any Permitted Acquisition or Disposition permitted by this Agreement) and other amendments that are not adverse to the interests of any Secured Party; (iii) dissolve, liquidate, consolidate with or merge with any other entity except for a merger of a Subsidiary of a Credit Party into a Credit Party (or an entity that will become a Credit Party immediately upon consummation of such merger); (iv) acquire all or substantially all of the ownership interests, assets or properties of any corporation, partnership or other Person or television broadcast station (an “Acquisition”), other than a Permitted Acquisition; or (v) change its state of incorporation, formation or organization.

(b)                                 For purposes of this Agreement, “Permitted Acquisition” means an Acquisition by the Borrower or one of its Subsidiaries of all or substantially all of the ownership interests or assets or properties of any Person engaged in a Permitted Business or of any commercial broadcast television station (each, a “Target Entity”), or the entry into Local Marketing Agreements for commercial broadcast television stations located in the United States of America, subject to satisfaction of each of the following conditions:

(i)                                     the Borrowers and their Subsidiaries would be in compliance on a pro forma basis with the financial covenants set forth in Sections 5.01, 5.02 and 5.03 as at the last day of the most recently concluded Fiscal Quarter (the “Test Period”) preceding the date (the “Transaction Date”) of such Permitted Acquisition or the effective date of the Local Marketing Agreement, as the case may be, treating the first day of such Test Period as the Transaction Date for purposes of making such pro forma calculations, all of the foregoing to be certified pursuant to a certificate of the Borrowers’ chief financial officer setting forth such pro forma calculations, in reasonable detail and in form reasonably satisfactory to the Administrative Agent;

(ii)                                  the Borrowers shall have delivered to the Administrative Agent and Lenders, in form substantially similar to the form of financial information delivered to the Administrative Agent prior to the Closing Date, such historical financial statements of the applicable Target Entities as the Administrative Agent shall request;

(iii)                               the Borrowers and any other applicable Credit Party shall have updated each of the Schedules to this Agreement and the other Loan Documents to the extent necessary to reflect changes resulting from the consummation of such Permitted Acquisition or the effectiveness of the Local Marketing Agreement, as the case may be, in each case in form reasonably satisfactory to the Administrative Agent, and the Borrowers shall have delivered to the Administrative Agent a certificate of the Borrowers’ chief financial officer to which such updated Schedules shall be attached certifying that such Schedules are true, correct and complete as of the date of the consummation of such Permitted Acquisition or the effectiveness of the Local Marketing Agreement, as the case may be;

(iv)                              no Default shall have occurred and be continuing, or would result from the consummation of such Permitted Acquisition or the incurrence of the obligations under the Local Marketing Agreement, as the case may be, and the Borrowers shall have delivered to the Administrative Agent a certificate of the Borrowers’ chief financial officer to such effect, in form and substance reasonably acceptable to the Administrative Agent;

(v)                                 (1) with respect to all FCC Licenses and all other material Governmental Approvals subject to such Acquisition, such Licenses and Governmental Approvals shall constitute all necessary FCC Licenses and all other material Governmental Approvals for the operation of the television stations included within the Target Entities and shall have been transferred to the applicable Borrower or Subsidiary in accordance, in all material respects, with all Applicable Law, rules and regulations and pursuant to an appropriate FCC consent which shall be a Final Order, and the Administrative Agent shall have received an appropriate opinion of counsel to such effect, addressed to the Administrative Agent and Lenders and in form and substance satisfactory to the Administrative Agent, (2) each Subsidiary formed or acquired in connection with such Permitted Acquisition shall be a wholly-owned Subsidiary of a Borrower and shall be a Guarantor and otherwise comply with the requirements of this Agreement and the other Loan Documents, (3) the Borrowers and each Subsidiary formed or acquired in connection with such Permitted Acquisition shall have executed and delivered all items required pursuant to Section 2.05 at the time of closing on such Permitted Acquisition (unless a longer time is mutually agreed to by the Administrative Agent and the Credit Parties), and (4) the Administrative Agent, on behalf of Lenders, receives a first priority perfected Lien (subject only to Permitted Liens) on all real and personal property acquired by the Borrowers or any Subsidiary in such Acquisition;

(vi)                              a minimum of $5,000,000 of availability shall remain under the Revolving Credit Loan Commitments after giving effect to any proposed Permitted Acquisition;

(vii)                           the amount expended in connection with such Acquisition, when aggregated with all amounts previously expended under this Section 7.04(b) or under Section 7.07, does not exceed $5,000,000 over the term of this Agreement; provided, that such limit may be increased dollar-for-dollar (up to an additional maximum aggregate amount of $10,000,000) with cash common equity contributed by the Sponsor Group specifically to fund such Permitted Acquisition; and

(viii)                        in the case of any such Local Marketing Agreement, (1) there shall be no obligation on the part of any Credit Party or any of their Subsidiaries to acquire any assets other than in accordance with this Agreement and, without limiting the foregoing, the terms and conditions of such Local Marketing Agreement shall be in form and substance satisfactory to the Administrative Agent, (2) such Local Marketing Agreement shall only be entered into in by a Borrower or its Subsidiaries as a lessee with respect to broadcast television stations that a Borrower or its Subsidiaries would otherwise be permitted to acquire in accordance with this Section 7.04(b), (3) the Borrowers’ and their Subsidiaries’ rights, title and interest in and to such Local Marketing Agreement shall be subject to a first priority perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties, and (4) such Local Marketing Agreement shall comply in all material respects with the Communications Act.

(c)                                  Notwithstanding any provision contained herein to the contrary, Holdings shall not directly acquire or hold any Licenses at any time or engage in any business other than its ownership of Credit Parties.

Section 7.05                            Management.  Turn over the management of the properties, assets, rights, licenses and franchises of any Credit Party to any Person other than the Equityholders (or, in the case of Holdings, InterMedia Partners) and their respective officers, managers and Equityholders, or, to the extent permitted by applicable FCC rules and regulations, a full-time employee of the Borrowers.

Section 7.06                            Sale and Leaseback.  Except for the Permitted Sale and Leaseback Transactions, enter into any arrangements, directly or indirectly, with any Person whereby any Credit Party or any Station shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

Section 7.07                            Investments.  Purchase, invest in or otherwise acquire or hold any Investment (exclusive, however, of reasonable and customary advances to cover travel and other business expenses incurred by Borrowers’ employees in the ordinary course of business) other than (a) Permitted Investments and (b) so long as no Default then exists or would result therefrom, other Investments in an aggregate amount not to exceed (together with all amounts expended under Section 7.04(b)) $5,000,000 outstanding at any time; provided, that such limit may be increased dollar-for-dollar (up to an additional maximum aggregate amount of $5,000,000) with cash common equity contributed by the Sponsor Group specifically to fund such Investments.

Section 7.08                            Change in Business.  Engage, directly or indirectly, in any business other than the Permitted Business.

Section 7.09                            Accounts Receivable.  Sell, assign, discount or dispose in any way of any of any Credit Party’s accounts receivable, promissory notes or trade acceptances held by such Credit Party, with or without recourse, except for collection (including endorsements) and reasonable discounts and bad debt write-offs in the ordinary course of business.

Section 7.10                            Transactions with Affiliates.  Except as provided in Section 2.06(a), Section 7.01(a) or as set forth in Schedule 7.10 hereto, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any Affiliate of any Credit Party (other than another Credit Party or wholly-owned Subsidiary thereof) except in the ordinary course of business and pursuant to the reasonable requirements of the Credit Parties’ business and upon terms not less favorable to the Credit Parties than they could obtain in a comparable arm’s-length transaction with a third party other than such Affiliate.

Section 7.11                            Modification of Certain Agreements.  The Borrowers will not, and will not permit any of their Subsidiaries or any other Credit Party to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) the Organizational Documents of Holdings or any of its Subsidiaries, (b) the Management Fee Subordination Agreement, (c) the Management Agreement, or (d) any Affiliate Subordination Agreement, in each case if the result would have an adverse effect on the rights or remedies of any Secured Party.

Section 7.12                            ERISA.

(a)                                  Fail, or permit any Commonly Controlled Entity to fail, to comply with the requirements of ERISA with respect to any Employee Pension Plan; (b) permit any funded Employee Pension Plan (other than any Multiemployer Plan) to lose its qualified status under Section 401(a) or 403(a) of the Code; (c) except as set forth on Schedule 7.12 hereto, adopt, contribute to or permit any Commonly Controlled Entity to adopt or contribute to any new Employee Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code without the prior written consent of the Administrative Agent; and (d) modify, or permit any Commonly Controlled Entity to modify, any existing Employee Pension Plan so as to increase its obligations thereunder, except in the ordinary course of business and consistent with past practice, as necessary to comply with clause (b) hereof, or with the prior written consent of the Administrative Agent or engage, or permit any Commonly Controlled Entity to engage, in any transaction which would reasonably result in the assessment of a direct or indirect liability to a Borrower or any Commonly Controlled Entity under Section 409 or 502 of ERISA or Section 4975 of the Code.

Section 7.13                            Local Marketing Agreements.  Except as permitted by Section 7.04(b) or except as set forth in Schedule 7.13 hereto, enter into any Local Marketing Agreement with respect to the full power Stations’ primary program stream (excluding multicast streams) without the Administrative Agent’s prior written consent; provided, however, that a Credit Party shall not be deemed to have violated the provisions of this Section 7.13 by accepting or contracting for block Programming which in the aggregate affects less than 10% of a Station’s total weekly broadcast time.

Section 7.14                            Speculative Transactions.  Engage in any transaction involving commodities, options, futures contracts or similar transactions, except for Approved Interest Rate Hedge Agreements entered into in the ordinary course of business or as permitted pursuant to this Agreement.

Section 7.15                            Margin Stock.  Use or permit the use of any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any Margin Stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or cause any Loan, the application of proceeds thereof or this Agreement to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.

Section 7.16                            Burdensome Agreements.  Enter into or permit to exist any contract (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Credit Party, to make intercompany loans or advances to any Credit Party or to repay such loans or advances, or to otherwise transfer property to or invest in any Credit Party, except for any agreement in effect (A) on the Closing Date or (B) at the time any Person becomes a Subsidiary of a Borrower, so long as such agreement was not entered into primarily in contemplation or furtherance of such Person becoming a Subsidiary of a Borrower, (ii) of any Guarantor to guarantee the Obligations, or (iii) of any Credit Party to create, incur, assume or suffer to exist Liens on any property of such Person to secure all or any part of the Obligations; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and constitutes a Permitted Lien nor (B) customary anti-assignment provisions in contracts restricting the assignment thereof; or (b) requires the grant by a Credit Party of a Lien (other than a Permitted Lien) to secure an obligation of such Credit Party if a Lien is granted to secure another obligation of such Credit Party.

Section 7.17                            [Reserved].

VIII.                        DEFAULTS

Section 8.01                            Events of Default.  Each of the following events (each of which is herein sometimes referred to as an “Event of Default”) shall constitute an Event of Default under this Agreement:

(a)                                  any representation or warranty now or hereafter made in this Agreement, a Security Document, or any other Loan Document, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or deemed to be made; or

(b)                                 default in the payment of principal of a Loan or an L/C Obligation when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise; or

(c)                                  (i) default in the payment of any interest of any Loan or L/C Obligation, or default in the payment of any other fee due hereunder when the same shall become due and payable, and continuation of such default for 3 Business Days following the date such payment is due and payable; or (ii) default in the payment of any other fee, rental, expense, or other obligation payable by the Credit Parties, or any of them, to the Secured Parties or the Administrative Agent, or any of them, in respect of any of the other Obligations or on or in respect of any other Indebtedness of the Borrowers, or any of them, to the Secured Parties or the Administrative Agent, whether now existing or hereafter arising, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, and continuation of such default for 5 Business Days following the date such payment is due and payable; or

(d)                                 default in the due observance or performance by any Person other than the Lenders or the Administrative Agent of any covenant, condition or agreement contained in any of Sections 2.06, 6.01 (with respect to preservation of corporate or limited liability company existence), 6.02(a) or 6.02(b), clause (c) of Section 6.04 or in Article V or Article VII of this Agreement; or

(e)                                  default in the due observance or performance of any other covenant, condition or agreement (not specified in Section 8.01(a), (b), (c) or (d) above), on the part of any Person other than the Lenders or the Administrative Agent to be observed or performed pursuant to the terms of this Agreement or any other Loan Document, which default shall continue unremedied for 30 days after the earlier to occur of (i) a Borrower becoming aware of such default and (ii) written notice thereof from the Administrative Agent to the Borrowers, or any of them; provided, however, that if such default occurs solely as a result of a breach of a covenant contained in a Mortgage and such breach can be remedied but cannot reasonably be remedied within such 30-day period and provided, further, that the Borrowers shall have commenced to remedy such default within such 30-day period and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for the Borrowers in the exercise of due diligence to remedy such default, such cure period not to exceed 90 day in the aggregate in any event; provided, further, however, that if any such default described in this paragraph (e) cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof; or

(f)                                    for any reason any Security Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms (in either case other than by reason of the Administrative Agent’s conduct or failure to act), or any material security interest or material Lien granted pursuant thereto shall fail to be perfected (other than due to the Administrative Agent’s failure to properly and timely file any financing statement or continuation statement), or any party thereto other than the Lenders or the Administrative Agent shall contest the validity of any material Lien granted under, or shall seek to terminate, disaffirm or reduce its or his obligations under, any Security Document; or

(g)                                 any “Event of Default” under (and as defined in) any Security Document and the continuance of such “Event of Default” unremedied for more than the applicable grace period, if any, specified in such Security Document; or

(h)                                 (i) any Credit Party or any of their Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Interest Rate Hedge Agreements) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (which shall include, if applicable, the giving of notice, the lapse of time or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, deceased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Interest Rate Hedge Agreement an Early Termination Date (as defined in such Interest Rate Hedge Agreement) resulting from (A) any event of default under such Interest Rate Hedge Agreement as to which a Borrower or any Subsidiary is the Defaulting Party (as defined in such Interest Rate Hedge Agreement) or (B) any Termination Event (as so defined) under such Interest Rate Hedge Agreement as to which a Borrower or any Subsidiary is an Affected Party (as defined in such Interest Rate Hedge Agreement) and, in either event, the Swap Termination Value (as defined in such Interest Rate Hedge Agreement) or similar value owed by the Credit Party or such Subsidiary as a result thereof is greater than $1,500,000; or

(i)                                     any full service Station for any reason shall suspend or discontinue its programming operations for more than 168 consecutive hours (or, in the event of  force majeure, 336 consecutive hours); or

(j)                                     any Credit Party (i) shall lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate or forfeit any material License, or suffer an amendment to any License at anytime held by it, which would have a Material Adverse Effect, (ii) the FCC shall initiate or conduct a formal hearing or other formal proceeding on the renewal or revocation of any material License held by a Credit Party based upon the acts or omissions of the Credit Party or any Affiliate of the Credit Party and it is more likely than not that the result thereof shall be the termination, revocation, suspension, or material adverse amendment of such License which would have a Material Adverse Effect, or (iii) any Governmental Authority shall commence an action or proceeding seeking the termination, suspension, revocation or material adverse amendment of any material License held by any Credit Party and it is more likely than not that the result thereof shall be the termination, revocation, suspension or material adverse amendment of such License; or

(k)                                  any Credit Party shall (i) discontinue its business or operation of any Station, other than a Disposition permitted by this Agreement or as consented to in writing by the Administrative Agent and the Required Lenders, (ii) apply for or consent to the appointment of a receiver, trustee, manager, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) be adjudicated a bankrupt or insolvent, or (vi) file a voluntary petition under any

Debtor Relief Law or commences any Insolvency Proceeding with respect to itself, or an answer admitting the material allegations of a petition filed against it in any proceeding under any Debtor Relief Law, or corporate action shall be taken for the purpose of effecting any of the foregoing; or

(l)                                     there shall be filed against any Credit Party an involuntary petition seeking the appointment of a receiver, trustee, custodian or liquidator of such Credit Party or any material part of its assets, or an involuntary petition under any Debtor Relief Law, whether now or hereafter in effect (any of the foregoing petitions being herein referred to as an “Involuntary Petition”) and such proceeding remains undismissed or unstayed and in effect for a period of 60 days; or

(m)                               final, non-appealable judgments for the payment of money in excess of $1,500,000 in the aggregate (to the extent not covered in full by independent third party insurance, which insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against a Credit Party, if the same shall remain undischarged (unless suspended by court order or fully bonded upon terms reasonably satisfactory to the Administrative Agent) for a period of 30 consecutive days; or an execution shall have issued in respect of any judgment against a Credit Party; or

(n)                                 the occurrence of any attachment of any deposits or other property of a Credit Party, in the hands or possession of a Lender or the Administrative Agent, or the occurrence of any attachment of any other property of a Credit Party, in an amount exceeding $1,500,000 in the aggregate which shall not be discharged or fully bonded on terms reasonably satisfactory to the Administrative Agent within 30 days of the date of such attachment, or if an execution in respect of such judgment shall have issued; or

(o)                                 any Change of Control shall occur; or

(p)                                 a Credit Party or any material part of its business or assets shall be the subject of any seizure or forfeiture proceeding or action instituted or conducted by any Governmental Authority.

With respect to any Event of Default other than an Event of Default under Section 8.01(k) or (l), upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the Administrative Agent or the Required Lenders, the Commitments shall terminate and the Loans and all other Obligations shall immediately become due and payable, both as to principal and interest, fees and charges, without presentment, demand, or protest, and all L/C Obligations shall be cash collateralized by the Borrowers in accordance with Section 2.02(i) hereof, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  In the case of an Event of Default under Section 8.01(k) or (l), the Commitments shall automatically terminate and all Obligations shall automatically become due and payable, and all L/C Obligations shall be cash collateralized by the Borrowers in accordance with Section 2.02(i) hereof, without the need for any action on the part of the Administrative Agent or Lenders.

IX.                                REMEDIES ON DEFAULT, ETC.

Section 9.01                            Remedies.  In case any one or more Events of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may proceed to protect and enforce the Secured Parties’ and the Administrative Agent’s rights and remedies by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement, any Security Document, any Loan Document or the Notes or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by any Applicable Law or in equity.  No right conferred upon the Administrative Agent hereby or by any Security Document, Loan Document or the Notes shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 9.02                            Default Rate.  Without regard to whether the Administrative Agent has exercised any other rights or remedies hereunder, the interest rate applicable to each Loan shall at the election of the Required Lenders, and the interest rate applicable to Letters of Credit under Section 2.02(d), but only to the extent permitted by law, be increased to a rate per annum (the “Default Rate”) equal to the interest rate (including the Applicable Margin) then in effect pursuant to Section 2.02 or 2.04, as applicable, plus 2.0% upon the occurrence of any Event of Default.

Section 9.03                            Consent to Receiver.  Without limiting the generality of the foregoing or limiting in any way the rights of the Lenders and the Administrative Agent under the Security Documents or otherwise under Applicable Law, and to the extent permitted by the FCC, at any time after the occurrence, and during the continuance, of an Event of Default, and acceleration of the Notes, the Administrative Agent, at the direction of the Required Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state (including Puerto Rico) or federal law or by a court of competent jurisdiction in any action taken by the Administrative Agent or the Secured Parties to enforce their rights and remedies hereunder and under the Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, or any of them, and their Subsidiaries, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other Obligations until a sale or other disposition of such Collateral shall be finally made and consummated.  EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT (AFTER THE EXPIRATION OF ANY APPLICABLE GRACE PERIOD) AND ACCELERATION OF THE LOANS AND OBLIGATIONS, AS PROVIDED ABOVE.  EACH BORROWER GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE REQUIRED LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS AND OTHER LOAN DOCUMENTS, AND THE AVAILABILITY OF, SUCH APPOINTMENT

AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE SECURED PARTIES TO PROVIDE FINANCIAL ACCOMMODATIONS TO THE BORROWERS, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE BORROWERS AND THEIR SUBSIDIARIES.  NO RIGHT CONFERRED UPON THE SECURED PARTIES OR THE ADMINISTRATIVE AGENT HEREBY OR BY ANY LOAN DOCUMENT SHALL BE EXCLUSIVE OF ANY OTHER RIGHT REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.

Section 9.04                            Payment Priority After Event of Default.

All proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document, and all payments received by the Administrative Agent under any Loan Document after the occurrence of an Event of Default, may, in the discretion of the Administrative Agent, be held by the Administrative Agent as Collateral for, and/or (then or at any time thereafter) be applied in full or in part by the Administrative Agent against, the applicable Obligations in the following order of priority:

(a)                                  To the payment of all costs and expenses of any collection or other realization under any Loan Document and all costs and expenses of any sale of, or collection or other realization upon, any Collateral, and all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification under the Loan Documents and all advances made by the Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy under any Loan Document, all in accordance with the terms of this Agreement and the Loan Documents;

(b)                                 thereafter, ratably, to the payment of all fees, costs and expenses of the Administrative Agent, the Secured Parties and the L/C Issuer due and owing under this Agreement and the other Loan Documents, and all amounts for indemnification of the Indemnitees;

(c)                                  thereafter, to the extent of any excess of such proceeds, to the payment of all other Obligations in the following order of priority:

(1)                                  First, to the payment of that portion of the Obligations constituting any accrued and unpaid interest and fees on Loans, L/C Obligations, any payments in the normal course pursuant to any Interest Rate Hedge Obligations ratably among the Lenders, the L/C Issuer, and the Interest Rate Exchanger (other than Interest Rate Exchangers that are not Lenders, the Administrative Agent or an Affiliate of any Lender or the Administrative Agent) in proportion to the respective amounts described in this clause (1) payable to them;

(2)                                  Second, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Obligations and to the payment of breakage, termination or other amounts owing in respect of any Approved Interest Rate Hedge Agreement (other than scheduled payments corresponding to interest), ratably among the Lenders, the L/C Issuer and the Interest Rate Exchanger (other than Interest Rate Exchangers that are not Lenders, the Administrative Agent or an Affiliate of any Lender or the Administrative Agent) in proportion to the respective amounts described in this clause (2) payable to them;

(3)                                  Third, to cash collateralize that portion of the L/C Obligations comprised of undrawn Letters of Credit in accordance with Section 2.02(i)(B) hereof;

(4)                                  Fourth, to the payment of all other Obligations, ratably based upon the respective aggregate amounts of all such Obligations owing to the holders thereof; and

(d)                                 thereafter, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrowers or to whosoever may be lawfully entitled to receive the same under Applicable Law or as a court of competent jurisdiction may direct.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (3) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, in accordance with clause (d) above.

X.                                    THE ADMINISTRATIVE AGENT

Section 10.01                                 Appointment, Powers and Immunities.

(a)                                  Each Lender hereby irrevocably (subject to Section 10.08) designates and appoints Scotia Capital, which designation and appointment is coupled with an interest, as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Scotia Capital, as the agent of such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

(b)                                 The duties and responsibilities of the Administrative Agent shall be ministerial and administrative in nature.  The Administrative Agent (which term as used in this sentence and in Section 10.05 and such first sentence of Section 10.06 hereof shall include reference to its Affiliates and its own and such Affiliates’ officers, directors, employees and agents) shall not: (i) have any duties or responsibilities to be a trustee for any Lender; (ii) be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this

Agreement, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement, any Note, any Security Document or any other document referred to or provided for herein or for any failure by the Credit Parties, or any of them, or any other Person to perform any of its obligations hereunder or thereunder; (iii) be required to initiate or conduct any litigation or collection proceedings hereunder, except to the extent requested by the Required Lenders and permitted under the Loan Documents and Applicable Law; and (iv) be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction in a non-appealable decision).

(c)                                  The Administrative Agent may employ and consult with agents, attorneys-in-fact, public accountants and other experts selected by it and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact, public accountants or other experts it selects with reasonable care.

(d)                                 Subject to the foregoing, to Article X and to the provisions of any intercreditor agreement among the Lenders in effect from time to time, the Administrative Agent shall, on behalf of the Lenders, (i) hold and apply any and all Collateral, and the proceeds thereof, at any time received by it, in accordance with the provisions of the Security Documents and this Agreement; (ii) exercise any and all rights, powers and remedies of the Lenders under this Agreement or any of the Security Documents, including the giving of any consent or waiver or the entering into of any amendment; (iii) execute, deliver and file UCC financing statements, Mortgages, Lease assignments and other such agreements, and possess instruments on behalf of any or all of the Lenders; and (iv) in the event of acceleration of the Obligations hereunder, sell or otherwise liquidate or dispose of any portion of the Collateral held by it and otherwise exercise the rights of the Lenders hereunder and under the Security Documents.

(e)                                  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien or security interest granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all of the Obligations, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Loan Document or to which the Required Lenders have consented, or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Loan Document.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release Collateral pursuant to this Section.

Section 10.02                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any communication by telephone, telex, facsimile transmission, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by such payee and including the agreement of the assignee or transferee to be bound hereby as it would have been if it had been an original Lender hereunder.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on the Lenders.

Section 10.03                                 Events of Default.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of an Event of Default (other than the non-payment of principal of or interest on the Notes which it holds as a Lender hereunder) unless the Administrative Agent has received written notice from a Lender or the Borrowers specifying such Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of an Event of Default, the Administrative Agent shall give reasonably prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 10.07) take such action with respect to such Event of Default as shall be directed by the Required Lenders, as provided under Article XI; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action on behalf of the Lenders, or refrain from taking such action, with respect to such Event of Default, as it shall deem advisable in the best interest of the Lenders and the Administrative Agent.

Section 10.04                                 Rights as a Lender.  With respect to its Commitments and the Loans made by Scotia Capital hereunder, and the Notes issued to it, Scotia Capital shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not acting as the Administrative Agent; and the terms “Lender,” “Lenders” and “Required Lenders” shall, unless otherwise expressly indicated, include Scotia Capital in its individual capacity.  The Administrative Agent and its Affiliates may, without having to account therefor to the Lenders and without giving rise to any fiduciary or other similar duty to any Lender, accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers, or any of them, and any of their Affiliates as if it were not acting as an Administrative Agent and as if Scotia Capital were not a Lender, and the Administrative Agent may accept fees and other consideration from or on behalf of the Borrowers, or any of them, for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 10.05                                 Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 13.02, but without limiting the obligations of the Borrowers under such Section 13.02), ratably in accordance with the respective aggregate principal amounts of the Loans held by such Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any Security Document or Loan Document or any other document contemplated by or referred to herein or the transactions contemplated by or referred to herein or therein (including, without limitation, the costs and expenses which a Borrower is obligated to pay under Section 13.02) or the enforcement of any of the terms of this Agreement or of any Security Document or of any such other documents, or in any way relating to any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified (as finally determined by a court of competent jurisdiction in a non-appealable decision).  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees, but exclusive of any costs and expenses of syndication) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.  This provision shall survive the termination of this Agreement.

Section 10.06                                 Non-Reliance on Administrative Agent and other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lenders, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  The Administrative Agent does not make any warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement.  The Administrative Agent shall not be required to inquire or keep itself informed as to the performance or observance by the Credit Parties, or any of them, of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Credit Parties, or any of them.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or businesses of the Borrowers, or any of them, or any Affiliates of the Credit Parties, or any of them, which may come into the possession of the Administrative Agent or any of its Affiliates.

Section 10.07                                 Failure to Act.  Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 10.08                                 Resignation or Removal of Administrative Agent.  Scotia Capital (or any other Administrative Agent hereunder), may resign as the Administrative Agent at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers.  Any such resignation or removal shall take effect at the end of such 30-day period or upon the earlier appointment of a successor Administrative Agent by the Required Lenders as provided below.  Upon any resignation, the Required Lenders shall appoint a successor Administrative Agent from among the Lenders or, if such appointment is deemed inadvisable or impractical by the Required Lenders, another financial institution with an office in New York, New York.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or any State thereof.  If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Administrative Agent or the Required Lenders (as applicable) appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by the Required Lenders hereunder shall be subject to the approval of the Borrowers, such approval not to be unreasonably withheld or delayed; provided, however, that such approval shall not be required if a Default shall have occurred and be continuing.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  After the effective date of the resignation of an Administrative Agent hereunder, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided that the provisions of this Article X shall continue in effect for its benefit.  In the event that there shall not be a duly appointed and acting Administrative Agent, the Borrowers jointly and severally agree to make each payment due to the Administrative Agent hereunder and under the Notes, if any, directly to each Lender entitled thereto, pursuant to written instructions provided by the retiring Administrative Agent, and to provide copies of each certificate or other document required to be furnished to the Administrative Agent hereunder, if any, directly to each Lender.

Section 10.09                                 Cooperation of Lenders.  Each Lender shall (a) promptly notify the other Lenders and the Administrative Agent of any Default known to such Lender under this Agreement and not reasonably believed to have been previously disclosed to the other Lenders; (b) provide the other Lenders and the Administrative Agent with such information and documentation as such other Lenders or the Administrative Agent shall reasonably request in the performance of their respective duties hereunder, including, without limitation, all information relative to the outstanding balance of principal, interest and other sums owed to such Lender by the Borrowers but excluding internally generated reports and analyses and other customarily confidential materials; and (c) cooperate with the Administrative Agent with respect to any and all collections and/or foreclosure procedures at any time commenced against the Borrowers or otherwise in respect of the Collateral by the Administrative Agent in the name and on behalf of the Lenders.

Section 10.10                                 One Lender Sufficient.  This Agreement shall remain in full force and effect, and all agency provisions shall be and remain effective, notwithstanding the fact that there may from time to time be only one Lender hereunder which Lender may be the same Person who is then serving as Administrative Agent hereunder.

Section 10.11                                 Borrower Representative.  Each Borrower hereby irrevocably appoints and designates InterMedia Espanol as its representative (the “Borrower Representative”) under this Agreement and the other Loan Documents, to take such action and execute such agreements and certificates, and to receive notices, on its behalf under the provisions of this Agreement and the other Loan Documents as the Borrower Representative deems appropriate.  Notwithstanding any other provision of this Agreement, any notice served on or delivered to, or consent obtained from, the Borrower Representative shall be deemed to apply equally to, affect and be binding on, to the extent relevant, each other Borrower hereunder.

Section 10.12                                 Joint Lead Arrangers and Syndication Agent Have No Liability.  It is understood and agreed that neither the Joint Lead Arrangers nor the Syndication Agent have any duties, responsibilities or liabilities under this Agreement whatsoever in such respective capacity.

XI.                                ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; ACTIONS BY THE LENDERS

Section 11.01                                 Entire Agreement.  This Agreement (including the Schedules hereto) and the other Loan Documents constitute the entire agreement of the parties herein and supersede any and all prior agreements, written or oral, as to the matters contained herein.

Section 11.02                                 Amendments, Modifications and Waivers.

(a)                                  No modification or waiver of any provision hereof or of the Notes or any other Loan Document, nor consent to the departure by the Credit Parties, or any of them, or any other Person therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as hereinafter provided or in cases where the consent of all Lenders is required by the terms of this Agreement or other Loan Document, the consent of the Required Lenders shall be required and sufficient (i) to amend or modify, with the consent of the Credit Parties, any term of this Agreement, the Notes or any other Loan Document, (ii) to waive the observance of any term of this Agreement, the Notes or any other Loan Document (either generally or in a particular instance or either retroactively or prospectively), (iii) to take or refrain from taking any action under this Agreement, the Notes, any other Loan Document or Applicable Law, including, without limitation, (A) the acceleration of the payment of the Loans, (B) the termination of the Commitments, (C) the exercise of the Administrative Agent’s and the Lenders’ remedies hereunder and under the Security Documents,  and (D) the giving of any approvals, consents, directions or instructions required under this Agreement or the Security Documents; provided, however, that no such amendment, waiver or consent shall, without the prior written consent of all of the Lenders (other than any Defaulting Lender or any Eligible Credit Party Assignee and, with respect to matters addressed in clauses (1) and (2) below, only such Lenders holding Obligations directly affected thereby),

(1)                                  extend the fixed maturity or reduce (except for reductions in the amortization schedule based upon and reflecting the failure by the Borrowers to borrow the full amount of a Term Loan Commitment) the principal amount of, or reduce the amount or extend the time of payment of any principal of, or interest on, any Note,

(2)                                  increase or extend any Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, or Events of Default shall not constitute any such increase or extension),

(3)                                  release any Guaranty or release or subordinate the Administrative Agent’s Lien on all or substantially all of the Collateral, unless (x) such release of Collateral is in connection with a Disposition permitted under Section 7.03 or to which any required consent of the Required Lenders has been given and (y) substantially all of the Net Sale Proceeds of such sale are used to repay the Borrowers’ Obligations to the Lenders hereunder or otherwise used in a manner permitted hereunder,

(4)                                  change the fraction or percentage referred to in the definition of “Required Lenders” contained in Article I,

(5)                                  change any other provisions requiring the consent of all of the Lenders,

(6)                                  amend the provisions of this Section 11.02 of Article XI, or

(7)                                  consent to the assignment or transfer by the Borrowers, or any of them, of any of its rights or obligations under the Loan Documents;

and provided, further, that no such amendment, waiver, consent or other action shall (x) extend the expiration date of, or increase the dollar amount of, any Commitment of any Lender over the amount thereof then in effect, without the consent of such affected Lender, and (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Article X as it applies to the Administrative Agent, or any other provision of any Loan Document as it relates to the rights or obligations of the Administrative Agent; and provided, further, that neither notice to, nor consent of, the Borrowers, or any of them, shall be required for any modification, amendment or waiver of the provisions of the Loan Documents, occurring after the occurrence and during the continuance of an Event of Default, which specifies or governs the number or percentage of Lenders required to consent to any act or omission under the Loan Documents or defining “Required Lenders.”

Notwithstanding the foregoing, no Eligible Credit Party Assignee shall (i) have the right to vote with any Lender or Lenders for the purpose of any amendment, consent or other modification of, to or under any Loan Document or (ii) direct or require, nor shall it have the right to vote with any Lender or Lenders for the purpose of directing or requiring, the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Collateral or Obligations in each case except to the extent any such amendment, consent, modification or action would result in such Eligible Credit Party Assignee being treated less favorably than Lenders that would constitute Required Lenders.  All Term Loans held by any Eligible Credit Party Assignee shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions with respect to the Collateral.  Each Eligible Credit Party Assignee, solely in its capacity as a Lender, hereby agrees that if any Credit Party shall be subject to any Insolvency Proceeding, (i) such Eligible Credit Party Assignee (in its capacity as such) shall not take any step or action in such Insolvency Proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by any other Person that is supported by the Administrative Agent) in relation to such Eligible Credit Party Assignee’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor-in- possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Eligible Credit Party Assignee is treated in connection with such exercise or action on the same or better terms as Lenders then constituting Required Lenders, (ii) with respect to any matter requiring the vote of Lenders during the pendency of an Insolvency Proceeding (including, without limitation, voting on any plan of reorganization pursuant to 11 U.S.C. §1126), the Loans held by such Eligible Credit Party Assignee (and any Claim with respect thereto) shall be deemed assigned to the Administrative Agent and the Administrative Agent shall vote such Loans in the same proportion as those cast by the other Lenders, and (iii) shall otherwise give or refrain from giving any consent in any such Insolvency Proceeding as directed by the Administrative Agent.  In addition, the Administrative Agent may (i) withhold from an Eligible Credit Party Assignee any and all information that may otherwise be distributed or provided to any other Lenders and (ii) exclude any Eligible Credit Party Assignee from any meeting (live, telephonically or by an electronic means) of the Lenders, in each case to the extent relating to actions or decisions described above.

(b)                                 Any amendment or waiver effected in accordance with this Article XI shall be binding upon each holder of any Obligations at the time outstanding, each future holder of any Loan and the Borrowers and their successors and assigns.  The Lenders’ failure to insist (directly or through the Administrative Agent) upon the strict performance of any term, condition or other provision of this Agreement, any Note, or any of the Loan Documents, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by the Lenders of any such term, condition or other provision, or default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term or condition or other provision or of any such default or Event of Default shall not affect or alter this Agreement, any Note or any of the Loan Documents, and each and every term, condition and other provision of this Agreement, the Notes and the Loan Documents shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent default or Event of Default in connection therewith.  An Event of Default hereunder and a default under any Note or under any of the Loan Documents shall be deemed to be continuing unless and until waived in writing by the Required Lenders or all of the Lenders, as provided in paragraph (a) above, or cured by the Borrowers.

(c)                                  In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Required Lenders, then the Borrowers shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment, the Loans owing to it and the Note(s), if any, held by it) to another Lender(s), if consented to by any such Lender(s) in its sole and absolute discretion (a “Replacement Lender”); provided, that (i) as of such Consent Request Date, no Default shall have occurred and be continuing, and (ii) as of the date of the Borrowers’ written demand to replace such Non-Consenting Lender, no Default shall have occurred and be continuing other than a Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent. The Replacement Lender shall purchase such interests of the Non-

Consenting Lender for an amount equal to the then outstanding principal amount of Loans owing to such Non-Consenting Lender, together with any accrued interest thereon and any unpaid fees, if any, and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Assumption delivered pursuant to Section 12.02(a)(iii). Any Lender that becomes a Non-Consenting Lender agrees that (i) upon receipt of notice from the Borrowers given in accordance with this Section 11.02(c) it shall promptly execute and deliver an Assignment and Assumption with a Replacement Lender as contemplated by this Section 11.02(c) and (ii) it shall be deemed to have consented to the applicable waiver or amendment.

(d)                                 Notwithstanding anything in this Section 11.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (x) all Term Loans held by any Eligible Credit Party Assignee shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and (y) each Eligible Credit Party Assignee shall be deemed to have voted in favor of any matter approved or consented to by Lenders constituting the Required Lenders (determined without taking into account any Term Loans held by the Eligible Credit Party Assignee), except to the extent any such matter would result in the Eligible Credit Party Assignees being treated less favorably than the Required Lenders.  The provisions of this paragraph are intended solely for the purpose of defining the relative rights of the Lenders.

XII.                            BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

Section 12.01                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns, and all subsequent holders of any of the Loans or any portion hereof; provided, however, that neither the Borrowers nor any other Credit Party may assign any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.02(a), (ii) by way of participation in accordance with the provisions of Section 12.02(d) and (e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions Section 12.02(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.02(d) and (e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 12.02                                 Assignments.

(a)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Qualified Assignees or, subject to Section 12.02(b), Eligible Credit Party Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender Party, no minimum amount need be assigned; and

(B)                               in any case not described in Section 12.02(a)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment of Revolving Credit Loans, or $1,000,000, in the case of any assignment of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers (or the Borrower Representative on their behalf) otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.02(a)(i)(B) and, in addition:

(A)                               In the case of an assignment of Revolving Credit Loans or Revolving Credit Commitments, the consent of the Administrative Agent, the Borrowers (or the Borrower Representative on their behalf) and the L/C Issuer (such consents not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender Party; provided, that no such consent of the Borrowers (or the Borrower Representative) shall be required for any such assignment during the primary syndication of the Loans under this Agreement to Persons (other than competitors of the Borrowers) identified by the Administrative Agent to the Borrowers (or the Borrower Representative on their behalf) on or prior to the Closing Date; provided, further that the Borrowers (and the Borrower Representative) shall be deemed to have consented to any such assignment unless they (or the Borrower Representative on their behalf) shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(B)                               In the case of an assignment of Term Loans or Term Loan Commitments, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required, together with written notice to (but not the consent of) the Borrowers (or the Borrower Representative on their behalf); provided, however, that (a) an assignment of any Term Loan to a competitor of either Borrower shall require the prior consent of the Borrowers (or the Borrower Representative on their behalf); and (b) an assignment of any

Term Loan to a non-commercial bank (other than any Approved Fund), or a commercial bank or any other Person that is purchasing for the benefit of a non-commercial bank (other than any Approved Fund), at a purchase price less than 75% of par value of such Term Loan shall require that a right of first refusal be offered (by way of notice to the Administrative Agent and the Borrower Representative only) to the Eligible Credit Party Assignees, such right of first refusal to be outstanding for no less than 5 Business Days and to be on terms no less favorable to the assigning Lender and any such Eligible Credit Party Assignee as those terms being offered to such non-commercial bank; provided, further, however, that no such consent shall be required, nor any such right of first refusal be required to be offered, if, in any case described in the foregoing proviso, (1) an Event of Default has occurred and is continuing, (2) such assignment is to a Lender Party, or (3) such assignment is being made during the primary syndication of the Loans under this Agreement to Persons (other than competitors of the Borrowers) identified by the Administrative Agent to the Borrower Representative on or prior to the Closing Date.  For all purposes of this clause (B), the Borrowers (and the Borrower Representative) shall be deemed to have consented to any such assignment (and the Eligible Credit Party Assignees shall be deemed to have declined any such right of first refusal) unless the Borrowers (or the Borrower Representative on their behalf) shall have, by written notice to the Administrative Agent, objected to such assignment or accepted such right of first refusal, as the case may be, within 5 Business Days after having received notice thereof.  For the avoidance of doubt, if any right of first refusal is declined or deemed to be declined hereunder, the assignment giving rise to such right of first refusal may be consummated on the same (or substantially the same) terms as presented to the Borrower Representative as provided above, whether or not the Borrowers or the Borrower Representative shall have consented to such assignment.

(C)                               The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment (other than to a Lender Party) that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).  Notwithstanding the foregoing, neither the consent of the Administrative Agent nor the execution of an Assignment and Assumption shall be required for an assignment to a Lender Party; provided, that any assignment to an Affiliate of a Lender or an Approved Fund without the consent of Administrative Agent and an executed Assignment and Assumption shall not release the assigning Lender from its obligations under this Agreement.

(iii)                               Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in form reasonably required by the Administrative Agent.

(iv)                              No Assignment to Natural Persons.  No assignment of any Loan shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 13.02 and 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.  Notwithstanding the foregoing, no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 2.08 or Section 2.09 than that to which the assignor would have been entitled to receive had no such assignment occurred.

(b)                                 Eligible Credit Party Assignees.

(i)                                     Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Eligible Credit Party Assignee in accordance with Section 12.02(a) (which assignment will not constitute a prepayment of Loans for any purposes of this Agreement or any other Loan Document); provided that:

(A)                               no Event of Default has occurred or is continuing or would result therefrom;

(B)                               the assigning Lender and Eligible Credit Party Assignee purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Assumption;

(C)                               for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Loan Commitments or Revolving Credit Loans to any Eligible Credit Party Assignee;

(D)                               to the extent permitted by applicable law and not giving rise to adverse tax consequence, any Term Loans assigned to any Eligible Credit Party Assignee may, at the election of such Eligible Credit Party Assignee, upon reasonably detailed prior (not to be less than 5 Business Days) written notice to the Administrative Agent, be permanently converted into common Equity Interests in the Borrowers and will thereafter no longer be outstanding for any purpose hereunder; provided, that such Eligible Credit Party Assignee and the Borrowers provide written notice (which shall include the aggregate principal amount of the Term Loans so converted) to the Administrative Agent of such conversion on the effective date thereof;

(E)                                no Eligible Credit Party Assignee may use any proceeds of any Revolving Credit Loans to purchase any Term Loans; and

(F)                                 no Term Loan may be assigned to a Eligible Credit Party Assignee (to the extent such Term Loans assigned to a Eligible Credit Party Assignee are not cancelled pursuant to the above), if after giving effect to such assignment, Eligible Credit Party Assignees in the aggregate would own, directly or indirectly, in excess of 20% of all Term Loans then outstanding; provided, that if such Term Loans in any amount are assigned to a Eligible Credit Party Assignee who is a Borrower, such Term Loans shall be immediately cancelled pursuant to the above.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Eligible Credit Party Assignee shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, and (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to the Loan Documents), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents.

(c)                                  Register.

(i)                                     Each Loan and any Note shall be issued in registered form and shall be transferable only upon a register (the “Register”) maintained by the Administrative Agent as Registrar (the “Registrar”), acting solely for this purpose as an agent of the Borrowers.  The Registrar shall maintain the Register at one of its offices in the United States for the recordation of the names and addresses of the owners of the Notes and/or Loans from time to time.  The Registrar shall record on the Register the names and addresses of Lenders, and the Commitments of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  In addition, the Registrar shall record each transfer of a Note and/or Loan to a transferee on the Registrar upon written notification by the registered owner of such transfer (with the Registrar being allowed to rely conclusively on any such notification).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and Lenders may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Note and Loan for the purpose of receiving payment of, or on account of, the principal and interest due on the Note and Loan and for all other purposes, notwithstanding notice to the contrary; provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any Loan.  The Register shall be available for inspection by the Borrowers and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.  The Borrowers hereby designates the entity serving as Administrative Agent to serve as the Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section, and the Borrowers hereby agree that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its Affiliates, and its Affiliates’ officers, directors, employees and agents shall constitute “Indemnitees” under Section 13.11.

(ii)                                  At the request of the registered owner of the Note or Loan, the Registrar shall note a collateral assignment of the Note or Loan on the Register and, provided that the Registrar has been given the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Note or Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Note or Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers (or the Borrower Representative on their behalf) or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings or any of Holdings’ Affiliates or Subsidiaries (including, for the avoidance of doubt, the Eligible Credit Party Assignees)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.02(a) which requires the consent of all Lenders that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.12 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.08 and 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Borrowers (or the Borrower Representative on their behalf) are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.09(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender Party may at anytime (without the consent of the Administrative Agent or the Borrowers (or the Borrower Representative on their behalf) and without the execution of an Assignment and Assumption) pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender Party, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or to financing sources of a Lender Party; provided, that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledge or assignee for such Lender Party as a party hereto.

(g)                                  Assistance by Credit Parties.  The Borrowers shall cause each Credit Party to assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested; provided, that no such agreement, note, document or instrument imposes any obligations on the Borrowers in addition to those set forth for the benefit of the Lenders under this Agreement or the other Loan Documents) and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by the Borrowers shall only be certified by the Borrowers as having been prepared by the Borrowers in compliance with the representations contained in the last sentence of Section 4.01(a).

(h)                                 A Lender may furnish any information concerning the Credit Parties in the possession of such Lender from time to time to assignees, participants and pledges (including prospective assignees, participants and pledges); provided, that such Lender shall obtain from assignees, participants and pledges confidentiality covenants substantially equivalent to those contained in Section 13.15.

(i)                                     Nothing contained in this Section 12.02 shall require the consent of any party for any Lender under an Approved Interest Hedge Agreement to assign any of its rights in respect of any Hedge Agreement Obligation.

Section 12.03                                 Securitization.  In addition to any other assignment permitted pursuant to this Article XII Credit Parties hereby acknowledge that (x) any Lender Party may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to any other Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Securitization may be rated by a Rating Agency.  Any Securitization shall be at the relevant Lender Parties’ sole cost and expense.  The Credit Parties shall reasonably cooperate with the Lender Parties to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose additional costs on the Borrowers and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of any of the Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Securitization, including any investors in a securitization entity (collectively, the “Securitization Parties”) for any damages or liabilities to which the Lender Parties or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Credit Party to the Lender Parties in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (the “Securitization Liabilities”), and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in defending the Securitization Liabilities (but not for expenses incurred in connection with the Securitization), except to the extent a Securitization Liabilities result solely from such Securitization Party’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

XIII.                    MISCELLANEOUS

Section 13.01                                 Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lenders of the Loans and shall continue in full force and effect so long as the Notes or any other Obligation of the Borrowers, or any of them, to the Lenders or the Administrative Agent is outstanding and unpaid or any Lender has any obligation to make credit extensions hereunder.  In addition, notwithstanding anything herein or under Applicable Law to the contrary, the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of fees, taxes, costs and expenses, shall survive the payment in full of the Loans and any termination of this Agreement or of any other Loan Document.

Section 13.02                                 Expenses.  The Borrowers jointly and severally agree to reimburse the Administrative Agent immediately upon demand for all reasonable out-of-pocket costs, charges, liabilities, documentary stamp taxes, intangible taxes, any other taxes due under any applicable law (exclusive of taxes measured or imposed in terms of any Lender’s or the Administrative Agent’s net income or gross receipts) and any other reasonable expenses of the Administrative Agent and, to the extent arising after the occurrence and during the continuance of an Event of Default, the Lenders, relating to this Agreement and the other Loan Documents and the transactions contemplated thereby (including reasonable fees and disbursements of (i) one counsel to the Administrative Agent and such Lenders in the United States and one in Puerto Rico, if necessary, (ii) the appraisers and engineers referred to in Section 6.10(d) hereof, and (iii) agents of the Administrative Agent and such Lenders not regularly in their employ) in connection with (a) the preparation, negotiation, interpretation, execution and delivery of this Agreement, the Notes, any Security Documents and any other agreements or documents relating thereto, (b) the making and administration of the Loans (exclusive, however, of general overhead expenses), (c) any amendments, modifications, consents or waivers in respect thereof, (d) any enforcement of any of the Loan Documents, including, without limitation, any litigation and related collection expenses at trial and on appeal, (e) any proceedings with respect to the bankruptcy, reorganization, insolvency readjustment of debt, dissolution or liquidation of a Borrower or any party to any Security Document, and (f) any appraisal, studies or reports required by this Agreement.  The Lenders or Administrative Agent, as applicable, shall provide the Borrowers with reasonable backup supporting any demand for payment.  Notwithstanding anything to the contrary in this Agreement, no out-of-pocket expenses may be paid, including legal and advisory fees and expenses, for or on behalf of any Person other than the Administrative Agent without the prior written approval of the Administrative Agent.

Section 13.03                                 Several Nature of Lenders’ Obligations.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, all obligations of the Lenders hereunder shall be several; and not joint and several or solidary, in nature, and in the event any Lender fails to perform any of its obligations hereunder or thereunder, the Borrowers shall have no recourse against the Administrative Agent or any other Lender who has performed its obligations hereunder.

Section 13.04                                 Governing Law.  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SAID STATE.

Section 13.05                                 Amendment; Modification.  No modification or waiver of any provision of this Agreement, or of the Notes or any other Loan Document, nor consent to any departure by the Borrowers, or any of them, therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given all in accordance with Section 11.02.  No notice to, or demand on, the Borrowers (or the Borrower Representative on their behalf), in any case, shall entitle the Borrowers to any other or future notice or demand in the same, similar or other circumstances.

Section 13.06                                 Waiver.  The failure by any party hereto to insist upon the strict performance of any term, condition or other provision of this Agreement, the Notes or any of the Security Documents or other Loan Documents, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by the Administrative Agent or the Lenders or the Borrowers, as the case may be, of any such term, condition or other provision or Default in connection therewith; and any waiver of any such term, condition or other provision or of any such Default shall not affect or alter this Agreement, the Notes or any of the Security Documents or other Loan Documents, and each and every term, condition and other provision of this Agreement, the Notes, the Security Documents and other Loan Documents shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default in connection therewith.  A Default hereunder or under any of the Security Documents shall be deemed to be continuing unless and until either cured by the Borrowers or waived in writing by the Required Lenders pursuant to the provisions of Article XI hereof.

Section 13.07                                 Notices.  (a) Generally.  All notices, requests, demands and other communications provided for hereunder shall be in writing and either sent by nationally recognized overnight courier service, sent by facsimile transmission or other form of electronic transmission followed within one Business Day by a writing sent via another approved method of notice hereunder, hand-delivered to the applicable party, or, unless such notice is the original notice of default being provided by the Administrative Agent to the Borrowers, sent by U.S. mail, at the addresses indicated below.  Any term or provision herein to the contrary notwithstanding, all obligations to notify or otherwise communicate with the Borrowers hereunder may be satisfied by providing notice to (or otherwise communicating with) the Borrower Representative on behalf of the Borrowers.

If to the Administrative Agent:

The Bank of Nova Scotia

c/o GWS Loan Operations

720 King Street West, 2nd Floor

Toronto, Ontario

Canada M5V 2T3

Attention: U.S. Agency Loan Operations

Telecopy: 212-225-5708

and (except for routine correspondence) with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Mark Wojciechowski, Esq.

Telecopy: 212-610-6399

If to any Lender, to it at the address set forth on the appropriate signature page hereto or, with respect to any assignee under Article XII, at the address designated by such assignee in a written notice to the other parties hereto.

If to the Borrowers (or the Borrower Representative on their behalf):

InterMedia Espanol, Inc. and/or Televicentro of Puerto Rico, LLC
Televicentro De Puerto Rico

San Juan, Puerto Rico 00936-2050

Attention: Maria A. Rodriguez

Telecopy: 787-793-8060

with a copy (which shall not constitute notice) to:

InterMedia Partners VII, L.P.

405 Lexington Avenue, 48th Floor

New York, New York 10174

Attention: Craig Fischer

Telecopy: 212-503-2879

and (except for routine correspondence) with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: T. Robert Zochowski, Jr., Esq.

Telecopy: 212-492-0762

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section 13.07.  All such notices, requests, demands and other communication shall be deemed given upon the earliest to occur of (a) the third day following deposit thereof in the mail, (b) 12:00 noon (local time) on the first Business Day following timely deposit thereof with a nationally recognized overnight courier service with effective instructions to such courier to make delivery on the next Business Day, or (c) receipt by the party to whom such notice is directed (including receipt by facsimile transmission or other form of electronic transmission, provided it is followed in writing in accordance with this Section 13.07).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers (or the Borrower Representative on their behalf) may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the ‘return receipt requested’ function; as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 13.08                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign any of their rights hereunder or delegate any of their obligations hereunder without the prior written consent of the Lenders.  Any such impermissible assignment or delegation shall be void and of no effect.

Section 13.09                                 Consent to Jurisdiction, Service of Process.  ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN,

CITY OF NEW YORK, STATE OF NEW YORK, OR, AT THE ADMINISTRATIVE AGENT’S SOLE OPTION, IN SUCH OTHER COURT IN WHICH THE ADMINISTRATIVE AGENT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS (INCLUDING, WITHOUT LIMITATION, ANY LITIGATION COMMENCED AGAINST A BORROWER OR ANY GUARANTOR IN THE COMMONWEALTH OF PUERTO RICO OR IN ANY STATE IN WHICH IT OPERATES A STATION OR A BUSINESS) AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  EACH BORROWER, TO THE EXTENT THAT IT MAY LAWFULLY DO SO, HEREBY CONSENTS TO THE JURISDICTION OF ALL SUCH COURTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF ITS OBLIGATIONS ARISING HEREUNDER OR UNDER THE NOTES OR THE LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.  IN ADDITION, TO THE EXTENT THAT IT MAY LAWFULLY DO SO, EACH BORROWER CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE, OVERNIGHT COURIER OR US CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS PROVIDED HEREIN OR ANY SUBSEQUENT ADDRESS PROVIDED TO THE ADMINISTRATIVE AGENT IN WRITING IN ACCORDANCE WITH SECTION 13.07 HEREOF.  TO THE EXTENT THAT A BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 13.10           Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH.  NO BORROWER, LENDER OR ANY ASSIGNEE OF OR SUCCESSOR TO SUCH PARTY, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES HERETO, OR ANY OF THEM.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION 13.10 HAVE BEEN FULLY

DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 13.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 13.10A          Judicial Reference.  The parties to this Agreement prefer that any dispute between or among them be resolved in litigation subject to a jury trial waiver as set forth in Section 13.10.  If, however, under then applicable law, a pre-dispute jury trial waiver of the type provided for in Section 13.10 is unenforceable in litigation to resolve any dispute, claim, cause of action or controversy under this Agreement or any other Loan Document (each, a “Claim”), then, upon the written request of any party to such litigation, such Claim, including any and all questions of law or fact relating thereto, shall be determined exclusively by a judicial reference proceeding.  Except as otherwise provided in Section 13.10, venue for any such reference proceeding shall be in the state or federal court in the County or District where venue is appropriate under applicable law (the “Court”).  The parties shall select a single neutral referee, who shall be a retired state or federal judge.  If the parties cannot agree upon a referee, the Court shall appoint the referee.  The referee shall report a statement of decision to the Court.  Nothing in this Section 13.10A, however, shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies (including, without limitation, replevin, injunctive relief, attachment or the appointment of a receiver).  The parties shall bear the fees and expenses of the referee equally unless the referee orders otherwise.  The referee also shall determine all issues relating to the applicability, interpretation, and enforceability of this Section 13.10A.  The parties acknowledge that any Claim determined by reference pursuant to this Section 13.10A shall not be adjudicated by a jury.

Section 13.11           Indemnification; Limitation of Liability.

(a)           The Borrowers jointly and severally agree to protect, indemnify and hold harmless the Indemnitees from and against any and all liabilities, obligations, losses, damages (including, without limitation, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable and documented fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of (i) any act or omission of the Borrowers, any Affiliate of the Borrowers, or any other Person with respect to (x) the transactions evidenced by or relating to this Agreement, the Notes or any of the Security Documents or other Loan Documents, or any act, event or transaction related or attendant thereto, (y) the agreements of Lenders contained herein, the making of the Loans, or the management of the Loans or the Collateral, or (z) the use or the intended use of the proceeds of the Loans hereunder; or (ii) any claim, cause of action, event or circumstances relating to the business, assets, properties, licenses or operations of the Borrowers, or any of their Affiliates, including, without limitation, all claims relating to or arising out of the condition, quality, maintenance or use of any asset which constitutes Collateral, the manner in which the Borrowers operates the Stations and their business, and the compliance by Borrowers and its Affiliates with the rules and regulations of the FCC and other Applicable Law; provided, however, that the Borrowers shall have no obligation to any Indemnitee under this Section 13.11 with respect to matters indemnified hereby to the extent (a) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or (b) resulting from a breach of such Indemnitee of its obligations (if any) to fund its Commitment (if any) on the Closing Date following satisfaction of all conditions precedent to such funding (including pursuant to Section 2.01(c) and Article III of this Agreement).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all indemnified matters incurred by the Indemnitees.

(b)           To the extent permitted by Applicable Law, no claim may be made by the Borrowers or any other Person against the Indemnitees for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Notes, or any of the Security Documents or any act, omission or event occurring in connection therewith; and each Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           The provisions of this Section 13.11 shall continue in effect and shall survive (among other things) any termination of this Agreement, payment and satisfaction of the Notes and the Obligations, and release of any Collateral.

Section 13.12           Severability.  Any provision of this Agreement, the Notes or any of the Security Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.13           Section Headings.  Any Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 13.14           Amendment of Other Agreements.  All references in this Agreement to other documents and agreements to which the Lenders are not a party shall be deemed to refer to such documents and agreements as presently constituted and not as hereafter amended or modified to the extent such amendments or modifications are prohibited by this Agreement.

Section 13.15           Confidentiality.  Each Lender and the Administrative Agent shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by the Borrowers in accordance with such Lender’s or Administrative Agent’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Borrowers that in any event a Lender or the

Administrative Agent may make disclosures (i) to Affiliates of such Lender, the Administrative Agent or Approved Funds (so long as such Persons agree to hold such information in confidence in accordance with their customary procedures), (ii) to any potential or actual assignee, transferee, pledgee or participant in connection with the contemplated assignment or transfer by such Lender of any Commitment or Loans or any participations therein (so long as such potential or actual assignees, transferees, or participants agree to hold such information in confidence in accordance with their customary procedures), (iii) to Rating Agencies or league tables, (iv) to the advisors, representatives, auditors, employees, agents, directors, officers, shareholders, financing sources or investors (or potential financing sources or investors) of the Administrative Agent, Lenders or any other Person or party described in clauses (i) or (ii) above permitted to receive such information, in each case on a need-to-know basis, and (v) to any Person or entity for the purpose of enforcing rights against any Credit Party or disclosures pursuant to interrogatories, requests for information or documents, subpoena, civil investigation demand, request by any Governmental Authority or representative thereof, or any order or judgment, administrative or congressional proceeding or similar process, or where such disclosure is otherwise required by law or regulation or internal document retention policies, including by applicable federal or state securities law or in connection with audits and investigations of the files of a Lender or the Administrative Agent or its Affiliates; provided that, where reasonably feasible and unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall notify the Borrowers of any request which it receives from any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender or the Administrative Agent by such Governmental Authority) for disclosure of any such nonpublic information prior to disclosure of such information; and provided, further that in no event shall any Lender or the Administrative Agent (or other party permitted to receive confidential information above) be obligated or required to return any materials furnished by, or on behalf of, any Credit Party or any of its Affiliates.  Any Person who receives information pursuant to this Section 13.15 shall also keep such information confidential.  Notwithstanding anything herein to the contrary, the provisions of this Section 13.15 shall not apply to any information already in Administrative Agent’s or such Lender’s possession or to information obtained from a Person unrelated to the Credit Parties.  No Lender may use the name of Borrowers in a press release or public announcement without the written consent of such party.  This provision supersedes any prior agreements of the parties with respect to the subject matter hereof.

Section 13.16           Knowledge and Discovery.  All references in this Agreement to “knowledge” of, or “discovery” by, the Borrowers, or any of them, shall be deemed to include any such knowledge of, or discovery by, any Subsidiary of the Borrowers, or any of them, any Guarantor or any manager or executive officer of any of the Borrowers.

Section 13.17           FCC.  Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, the Administrative Agent and the Lenders will not take any action pursuant to this Agreement or any of the Loan Documents that would constitute or result in any assignment of a FCC license or any change of control of the Stations if such assignment of license or change of control would require under then existing law (including the Communications Act and the published rules, regulations, orders and policies promulgated by the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.  Each Lender and the Administrative Agent specifically agree that (a) voting rights in the capital stock,

Equity Interests or voting trust certificate of the Borrowers (the “Pledged Interests”) will remain with the holders of such voting rights upon and following the occurrence of an Event of Default, unless and until any required prior approvals of the FCC to the transfer of such voting rights shall have been obtained; (b) upon and following the occurrence of any Event of Default and foreclosure upon the Pledged Interests by the Lenders or the Administrative Agent, there will be either a public or private arm’s-length sale of the Pledged Interests; and (c) prior to the exercise of voting rights by the purchaser at any such sale, all prior consents of the FCC required by Applicable Law will be obtained.  The Borrowers agree to take any action which the Lenders or the Administrative Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lender by this Agreement, including specifically, at the Borrowers’ own cost and expense, the use of the commercially reasonable efforts of the Borrowers to assist in obtaining approval of the FCC or any Governmental Authority, if applicable, for any action or transaction contemplated by this Agreement or the Loan Documents which is then required by law, and specifically, without limitation, upon request following the occurrence of an Event of Default, to prepare, sign and file (or cause to be prepared, signed or filed) with the FCC and any Governmental Authority any portion of any application or applications for consent to the assignment of license or transfer of control required to be signed by the Borrowers, or any of them, and necessary or appropriate under the FCC’s rules and regulations for approval of any sale or transfer of any of the capital stock or assets of the Borrowers, or any of them, or any Subsidiary or Affiliate or any transfer of control of any FCC license.

Section 13.18           Disclaimer of Reliance.  No Borrower has relied on any oral representations concerning any of the terms or conditions of the Loans, the Notes, this Agreement or any of the Loan Documents in entering into the same.  The Borrowers acknowledge and agree that none of the officers of the Administrative Agent or the Lenders has made any representations that are inconsistent with the terms and provisions of this Agreement, the Notes and the other Loan Documents, and neither the Borrowers nor any of the Borrowers’ Affiliates has relied on any oral promises or representations in connection therewith.

Section 13.19           Maximum Enforceability.  Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, it is the intention and agreement of each Borrower and the Lenders and Administrative Agent that the obligations of each Borrower under this Agreement and each other Loan Document to which it is a party shall be valid and enforceable against such Borrower to the maximum extent permitted by Applicable Law.  Accordingly, if any provision of this Agreement or any other Loan Document creating any obligation of a Borrower in favor of the Administrative Agent or Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Borrowers, the Lenders and the Administrative Agent that any balance of the obligation created by such provision and all other obligations of such Borrower to the Administrative Agent and the Lenders created by other provisions of this Agreement and Loan Documents shall remain valid and enforceable.  Likewise, if any sums which the Administrative Agent or any Lender may be otherwise entitled to collect from a Borrower under this Agreement or other Loan Document shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to such Borrower’s obligations under this Agreement or other Loan Document, it is the stated intention and agreement of such Borrower, the Lenders and the Administrative Agent that all sums not in excess of those permitted under such Applicable Law shall remain fully collectible by the

Administrative Agent and Lenders from such Borrower, and such excess sums shall nevertheless survive as a subordinate obligation of such Borrower, junior in right to the claims of general unsecured creditors.  This provision shall control every other provision of the Loan Documents.

Section 13.20           Joint and Several Obligations; No Marshaling; Reinstatement; Waivers.

(a)           Each covenant, agreement, obligation, representation and warranty of the Borrowers contained herein constitutes the joint and several undertaking of each Borrower.

(b)           Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of the other Borrower and, in full recognition of that fact, each Borrower consents and agrees that the Administrative Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower: (i) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Security Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lenders in their sole and absolute discretion may determine; (v) release any person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to the Required Lenders or by operation of Applicable Law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.

(c)           The Administrative Agent on behalf of the Lenders may enforce this Agreement independently as to each Borrower and independently of any other remedy or security the Administrative Agent or the Lenders at any time may have or hold in connection with the obligations evidenced hereby, and it shall not be necessary for the Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement.  Each Borrower expressly waives any right to require the Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that the Administrative Agent may proceed against the Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d)           The Lenders’ rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Borrowers’ obligations to the Lenders which thereafter shall be required to be restored or returned by the Lenders, all as though such amount had not been paid.

(e)           To the maximum extent permitted by Applicable Law, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Credit Parties with respect to the obligations evidenced by the Loan Documents, (ii) the unenforceability or invalidity of any security or guaranty for the obligations evidenced by the Loan Documents or the lack of perfection or continuing perfection or failure of priority of any security for the obligations evidenced by the Loan Documents, (iii) the cessation for any cause whatsoever of the liability of the other Credit Parties (other than by reason of the full payment and performance of all Obligations), (iv) any act or omission of the Lenders or Administrative Agent or others that directly or indirectly results in or aids the discharge or release of any Credit Party or the Obligations or any security or guaranty therefor by operation of law or otherwise, (v) the avoidance of any Lien in favor of the Lenders or Administrative Agent for any reason, or (vi) any action taken by the Lenders or Administrative Agent that is authorized by this Section or any other provision hereof or of any Security Document.  Until such time (if any) as all of the Obligations has been paid and performed in full and no portion of any Commitments under any agreement remains in effect, no Borrower shall have any right of subrogation, contribution, reimbursement or indemnity, and each Borrower expressly waives any right to enforce any remedy that the Lenders or Administrative Agent now have or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by the Lenders or the Administrative Agent.

Section 13.21           Integration.  This Agreement supersedes the Borrowers’ application for the Loans, the Lenders’ commitments and proposal letters in respect of the Loans, and all other prior written or oral agreements (other than the Fee Letter) and representations between the parties hereto and their respective agents, employees or officers with respect to the credit facilities extended hereby, and this Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

Section 13.22           USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.  No Lender may rely on the Administrative Agent with respect to any requirements under the Patriot Act.

Section 13.23           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, agents or representatives all as of the day and year first above written.

BORROWERS:

TELEVICENTRO OF PUERTO RICO,
LLC

By:	/s/ Craig D. Fischer
	Name:	Craig D. Fischer
Title:

INTERMEDIA ESPANOL, INC.

By:	/s/ Craig D. Fischer
	Name:	Craig D. Fischer
Title:

*Signatures continued on next page*

ADMINISTRATIVE AGENT:

THE BANK OF NOVA SCOTIA, as
Administrative Agent

By:	/s/ Mark Vigil
	Name:	Mark Vigil
	Title:	Managing Director

*Signatures continued on next page *

LENDER:

SCOTIABANK DE PUERTO RICO,

as Lender
By:	/s/ Ricardo Fishman
	Name:	Ricardo
	Title:	Vice President
Lending Office for all Loans:

Lending Office for all Loans:

Scotiabank Tower
290 Jesús T. Pinero Ave., 8th Floor
Hato Rey, PR 00918

With a copy (which shall not constitute notice)
to:

N/A

LENDER:

ROYAL BANK OF CANADA,

as Lender
By:	/s/ Kenneth Klassen
	Name:	Kenneth Klassen
	Title:	Authorized Signatory
Lending Office for all Loans:

Address for Notices:

With a copy (which shall not constitute notice)
to:

LENDER:

BANCO POPULAR DE PUERTO RICO,

as Lender
By:	/s/ Aury I. Trinidad
	Name:	Aury I. Trinidad
	Title:	Commercial Relationship Officer
Lending Office for all Loans:

Address for Notices:

With a copy (which shall not constitute notice)
to:

LENDER:

SUN LIFE ASSURANCE COMPANY OF
CANADA,

as Lender
By:	/s/ Steve Theofanis
	Name:	Steve Theofanis
	Title:	Managing Director — Private Fixed Income

By:	/s/ Thomas J. Robinson
	Name:	Thomas J. Robinson
	Title:	Senior Managing Directors — Head of North American Private Fixed Income

Lending Office for all Loans:

150 King Street West, 3rd Floor
Attention: Private Fixed Income
Toronto, Ontario — M5H 1J9
Canada

Address for Notices:

227 King Street West South, 2rd Floor
Attention: Private Fixed Income
Waterloo, Ontario — N2J 4C5
Canada

With a copy (which shall not constitute notice)
to:

(See Lending Office above)

LENDER:

as Lender
By:
Name:
Title:
Lending Office for all Loans:

Address for Notices:

With a copy (which shall not constitute notice)
to: